UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Accuride Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7140 Office Circle
Evansville, IN 47715

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

October 17, 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Accuride Corporation, a Delaware corporation (“Accuride,” the “Company,” “we” or “us”), to be held on November 15, 2016 at the Sheraton New York Times Square Hotel, 811 7th Avenue 53rd Street, New York, NY 10019, at 10:00 a.m. Eastern Time.

At the special meeting, you will be asked to consider and vote on three matters:

(i)	a proposal to adopt the Agreement and Plan of Merger, dated September 2, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Accuride, Armor Parent Corp., a Delaware corporation (“Parent”), and Armor Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are subsidiaries of investment funds advised by Crestview Advisors, L.L.C., a New York-based private equity firm (“Crestview”). Pursuant to the terms of the Merger Agreement, and upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Accuride (the “Merger”), with Accuride surviving the Merger as a wholly owned subsidiary of Parent;
(ii)	a proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and
(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $2.58 in cash, without interest and subject to all applicable withholding taxes, for each share of Accuride common stock you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), which represents a premium of approximately 55% over the closing price of Accuride common stock on September 1, 2016, the last trading day before the Merger Agreement was announced, and a premium of approximately 66% over the 30 day volume-weighted average on the same date.

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, our board of directors unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement.

Our board of directors unanimously recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to adjourn the special meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about Accuride, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

Your vote is very important, regardless of the number of shares of Accuride common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding Accuride common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement or, if your shares are held in “street name” through a broker, bank or nominee, please instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

On behalf of the board of directors and management of Accuride, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

John W. Risner
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 17, 2016, and was first mailed to stockholders of Accuride on or about October 17, 2016.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 15, 2016

Notice is hereby given that a special meeting of stockholders of Accuride Corporation, a Delaware corporation (“Accuride,” the “Company,” “we” or “us”), will be held on November 15, 2016 at the Sheraton New York Times Square Hotel, 811 7th Avenue 53rd Street, New York, NY 10019, at 10:00 a.m. Eastern Time, for the following purposes:

1.	The Merger Proposal. To adopt the Agreement and Plan of Merger, dated September 2, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Accuride, Armor Parent Corp., a Delaware corporation (“Parent”), and Armor Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are subsidiaries of investment funds advised by Crestview Advisors, L.L.C., a New York-based private equity firm (“Crestview”). Pursuant to the terms of the Merger Agreement and upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Accuride (the “Merger”), with Accuride surviving the Merger as a wholly owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein;
2.	The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and
3.	The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Only stockholders of record as of the close of business on October 10, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of Accuride common stock outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon is required to approve the Compensation Proposal.

Your vote is very important, regardless of the number of shares of Accuride common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding Accuride common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Accuride common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder wishing to exercise its appraisal rights must deliver a written demand for appraisal to Accuride before the vote on the Merger Proposal and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors,

John W. Risner
Chairman of the Board

Evansville, Indiana
October 17, 2016

YOUR VOTE IS IMPORTANT

Ensure that your shares of Accuride common stock are voted at the special meeting by submitting your proxy card or, if your shares of Accuride common stock are held in “street name” through a broker, bank or nominee, by instructing your broker, bank or nominee on how to vote your shares using the voting instructions form furnished by your broker, bank nominee, as promptly as possible. If you fail to submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of Accuride common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of Accuride common stock by mail. Please follow the instructions on the enclosed form of proxy.

If your shares of Accuride common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of Accuride common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Accuride common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of Accuride common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of Accuride common stock through a broker, bank or nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it at any time before 11:59 p.m., Eastern Time the day before the special meeting if such revocation is exercised by providing written notice of revocation to our Corporate Secretary, by voting in person at the special meeting or by providing a proxy of a later date, pursuant to the instructions set forth in “Revocability of Proxies” on page 24 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Accuride common stock, please contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: (800) 676-0281

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN A PROXY CARD, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

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SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a holder of Accuride common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 112 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 28)

Accuride Corporation
7140 Office Circle
Evansville, IN 47715
(812) 962-5000
www.accuridecorp.com

Accuride Corporation, a Delaware corporation (“Accuride,” the “Company,” “we” or “our”), is one of the largest manufacturers and suppliers of commercial vehicle components in North America and has recently expanded its operations into Europe. Our products include commercial vehicle wheels and wheel-end components and assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Gianetti, and Gunite. We serve the leading original equipment manufacturers and their related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses and specialty and military vehicles.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ACW.”

Our principal executive offices are located at 7140 Office Circle, Evansville, IN 47715, and our telephone number is (812) 962-5000. For more information about Accuride, please visit our website, www.accuridecorp.com. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” on page 112 of this proxy statement.

Armor Parent Corp.
c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
(212) 906-0700

Armor Parent Corp. (“Parent”) is a Delaware corporation that was formed by affiliates of Crestview solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Founded in 2004, Crestview is a value-oriented private equity firm focused on the middle market. The firm is based in New York and manages funds with over $7.0 billion of aggregate capital commitments.

Armor Merger Sub Corp.
c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
(212) 906-0700

Armor Merger Sub Corp. (“Merger Sub”) is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and Accuride will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent.

The Special Meeting (page 22)

Date, Time and Place

A special meeting of our stockholders will be held on November 15, 2016, at the Sheraton New York Times Square Hotel, 811 7th Avenue 53rd Street, New York, NY 10019, at 10:00 a.m. Eastern Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Accuride common stock at the close of business on October 10, 2016 (the “Record Date”). You will have one vote at the special meeting for each share of Accuride common stock you owned at the close of business on the Record Date.

Purpose

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i)	to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”);
(ii)	to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and
(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were 48,323,007 shares of Accuride common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of outstanding Accuride common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 24,161,504 shares of Accuride common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Stock Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 1,251,112 shares of Accuride common stock (excluding any shares that would be delivered upon exercise or conversion of stock options), representing approximately 2.6% of the outstanding shares of Accuride common stock.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of Accuride common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting of Proxies

Any Accuride stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of Accuride common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Accuride common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions; failure of beneficial stockholders to provide voting instructions to their brokers, banks and nominees results in what we refer to as a broker non-vote. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Accuride common stock or that you obtain from such broker, bank or nominee a valid proxy issued in your name and vote in person at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time the day before the special meeting, by providing written notice of revocation to our Corporate Secretary before your proxy is exercised or by attending the special meeting and voting in person pursuant to the instructions set forth in “The Special Meeting—Revocability of Proxies” on page 24 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of Accuride common stock in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares on any of the proposals (a broker non-vote) will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. If you provide your broker, bank or nominee with instructions on how to vote on one or more but less than all proposals, then your shares of Accuride common stock will result in a broker non-vote with respect to any proposal for which no instructions are provided. Broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 24)

Our board of directors (the “Board”) is soliciting your proxy, and Accuride will bear the cost of soliciting proxies. We have engaged the services of Georgeson LLC (“Georgeson”) to solicit proxies for the special meeting. In connection with its retention, Georgeson has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Georgeson a fee of approximately $6,500, plus reasonable out-of-pocket expenses for its services, and we will indemnify Georgeson for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Georgeson, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares of Accuride common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Certain Effects of the Merger on Accuride (page 28)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Accuride, with Accuride continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, Accuride will cease to be a publicly traded company and will cease to be listed on the NYSE. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 29 of this proxy statement (unless you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in which case you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 68 of this proxy statement and Appendix B to this proxy statement).

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Accuride if the Merger is Not Completed (page 29)

If the Merger Proposal is not approved by the stockholders of Accuride or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Accuride common stock. Instead, we will remain a public company, Accuride common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 102 of this proxy statement.

Merger Consideration (page 29)

At the effective time of the Merger, each outstanding share of Accuride common stock (other than (i) shares held by Accuride as treasury stock or held by Parent or Merger Sub or any wholly owned subsidiary of Accuride, Parent or Merger Sub and (ii) shares of common stock held by stockholders who have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL and have not failed to perfect or successfully withdrawn such demand or otherwise lost appraisal rights under Delaware law with respect to such shares (“Dissenting Shares”)) will be converted automatically into the right to receive $2.58 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of Accuride common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the effective time of the Merger, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 82 of this proxy statement, at or prior to the effective time of the Merger, Parent will deposit or cause to be deposited with the paying agent cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and other items specified by the paying agent, including a letter of transmittal, the paying agent will promptly pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of Accuride common stock in book-entry form (other than shares held through the Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of Accuride common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Accuride stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 68 of this proxy statement and Appendix B to this proxy statement).

Treatment of Equity and Equity-Based Awards (page 63)

The Merger Agreement provides for the following treatment of equity and equity-based awards relating to Accuride common stock:

Stock Options

At the effective time of the Merger, each option to purchase shares of Accuride common stock that is outstanding immediately prior to the effective time of the Merger (each, a “Company Option”) will,

automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Accuride common stock subject to such Company Option and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of Accuride common stock underlying such Company Option (less any applicable withholding taxes). If the exercise price of a Company Option is equal to or exceeds the Merger Consideration, then such Company Option will be cancelled in exchange for no consideration. All outstanding Company Options have an exercise price that exceeds the Merger Consideration. Therefore, no payment will be made for any Company Options in connection with the Merger.

Restricted Stock Units

At the effective time of the Merger, each Accuride restricted stock unit (i) that is vested as of the date of the Merger Agreement (but not issuable until a later date) or (ii) that is subject solely to time-based vesting conditions and is outstanding immediately prior to the effective time (each, a “Company RSU”), will, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of Accuride common stock subject to such Company RSU (less any applicable withholding taxes). Each Accuride restricted stock unit that is subject to performance-based vesting conditions that is outstanding immediately prior to the effective time (a “Performance RSU”) will vest in accordance with the terms of the agreement granting such Performance RSU (a “Vested Performance RSU”) and, without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive the Merger Consideration with respect to each share of Accuride common stock subject to such Vested Performance RSU (less any applicable withholding taxes). Any Performance RSU that is not a Vested Performance RSU will, at the effective time of the Merger, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for no consideration. As soon as practicable, but not more than fifteen business days following the closing of the Merger, the Surviving Corporation will make the payments, if any, due to each holder of such Company RSUs and Vested Performance RSUs.

Recommendation of Our Board of Directors and Reasons for the Merger (page 50)

The Board, after consulting with its financial advisors and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 50 of this proxy statement, unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger, are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting, and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Opinion of Deutsche Bank Securities Inc. (page 53)

At the September 1, 2016 meeting of the Board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Accuride, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated September 2, 2016, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the Merger Consideration of $2.58 in cash per share of Accuride common stock was fair, from a financial point of view, to the holders of Accuride common stock (other than Parent and its affiliates). In rendering its opinion, Deutsche Bank understood that, prior to execution of the Merger Agreement, Accuride completed a divestiture (the “Brillion transaction”) of its Brillion Iron Works division for anticipated net proceeds of approximately $11.7 million, as to which transaction Deutsche Bank expressed no opinion.

The full text of Deutsche Bank’s written opinion, dated September 2, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Accuride common stock should vote with respect to the Merger or any related matter. Deutsche Bank’s opinion was limited solely to the fairness of the Merger Consideration, from a financial point of view, to the holders of outstanding Accuride common stock (other than Parent and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by Accuride to engage in the Merger or the Brillion transaction or the relative merits of the Merger or the Brillion transaction as compared to any alternative transactions or business strategies.

Interests of the Directors and Executive Officers of Accuride in the Merger (page 62)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Accuride. These interests include the following:

°	Severance and Retention Arrangements. Our executive officers are entitled to receive certain severance payments and other separation benefits upon a qualifying termination of employment, if such a termination occurs, under their respective severance and retention agreements;
°	Accelerated Equity Award Vesting. Certain of our directors and executive officers hold equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Treatment of Equity and Equity-Based Awards” on page 63 of this proxy statement;
°	Payment of Performance Bonus Awards and Cash Bonus Awards. Our executive officers are parties to certain Performance Bonus Agreements that provide for payment upon closing of the Merger, as well as certain Cash Bonus Agreements that provide for payment of bonuses upon a termination of employment without cause, if such a termination occurs following the Merger. Our directors are parties to cash award agreements that provide for payment in full upon closing of the Merger; and
°	Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance to be maintained by the Surviving Corporation.

If the Merger Proposal is approved by our stockholders and the Merger is completed, any vested shares of Accuride common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Accuride common stock held by all other stockholders entitled to receive the Merger Consideration.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger” on page 62 of this proxy statement.

Financing of the Merger (page 68)

Parent has entered into an equity commitment letter with certain funds affiliated with Crestview (the “Crestview Funds”), dated September 2, 2016, pursuant to which the Crestview Funds have severally and not jointly committed to provide equity financing up to an aggregate amount of approximately $222.0 million (the “Equity Commitment Letter”). The funding of the financing contemplated by the Equity Commitment Letter is subject to certain conditions, including the satisfaction or waiver by Parent and Merger Sub of each of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms or nature are to be satisfied at the closing of the Merger, but subject to such conditions being satisfied assuming a closing would occur), Parent’s substantially concurrent receipt of the proceeds of the debt financing described below and the substantially concurrent closing of the Merger. The obligation of the Crestview Funds to fund their respective equity commitments will expire upon certain events, including the closing of the Merger, the termination of the Merger Agreement in accordance with its terms (and, if applicable, payment of the reverse termination fee to Accuride in accordance with the terms and subject to the conditions and limitations set forth in the Merger Agreement) and, subject to certain exceptions, the commencement by Accuride or its Subsidiaries of certain legal actions against Crestview or its affiliates.

In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, Parent and Merger Sub entered into a debt commitment letter, dated September 2, 2016 with Royal Bank of Canada. The debt commitment letter provides up to $300.0 million in debt financing in the aggregate to Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $235.0 million and (ii) an asset based revolving credit facility with a maximum availability of $65.0 million (which may be drawn at the closing of the Merger). The debt commitment letter terminates automatically upon the earliest to occur of (i) the consummation of the Merger, (ii) 11:59 p.m., New York City time, on February 2, 2017 (provided such date may be extended in certain circumstances in accordance with the Merger Agreement, but in no event will be later than March 2, 2017) and (iii) the termination of the Merger Agreement in accordance with its terms.

The availability of the facilities contemplated by the debt commitment letter is subject to certain customary closing conditions for transactions of this type. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter (other than due to the failure of a condition to the consummation of the debt financing resulting from a breach by Accuride of the Merger Agreement) Parent will, as promptly as practicable, notify Accuride of such event and use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the Merger with terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub than the terms and conditions in the existing debt commitment letter. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The Merger Agreement does not include any financing-related closing condition.

Limited Guarantee (page 68)

The Crestview Funds have entered into a limited guarantee in favor of Accuride in an aggregate amount of $12.5 million. Under the limited guarantee, the Crestview Funds each guarantee, severally and not jointly, and subject to the terms and conditions set forth therein and up to the specified portion of the maximum amount set forth therein, the payment of any reverse termination fee that may become payable by Parent under the Merger Agreement, along with certain other specified obligations of Parent under the Merger Agreement.

Appraisal Rights (page 68)

If the Merger is approved by our stockholders and becomes effective, holders of Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO ACCURIDE BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD YOUR SHARES OF ACCURIDE COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE

ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF ACCURIDE COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF ACCURIDE COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

U.S. Federal Income Tax Consequences of the Merger (page 73)

The receipt of cash in exchange for shares of Accuride common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement) in exchange for such U.S. holder’s shares of Accuride common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Accuride common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of Accuride common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or Accuride is, or was during the relevant period, a U.S. real property holding corporation. Stockholders should refer to “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 77)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. Accuride and Parent filed their respective pre-Merger HSR Act notifications on September 14, 2016 with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act. On September 27, 2016, the FTC granted early termination of the waiting period under the HSR Act.

Go Shop Period (page 88)

During the 35 calendar day period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York time) on October 7, 2016 (the “Solicitation Period End Date”), we and our subsidiaries, directors, officers, employees and other representatives had the right to, directly or indirectly:

°	solicit, initiate, facilitate and encourage any acquisition proposals or the making thereof, including by way of furnishing non-public information to any third party pursuant to (but only pursuant to) one or more acceptable confidentiality agreements, provided that any such non-public information concerning us or our subsidiaries provided or made available to third parties will be provided or made available to Parent or Merger Sub (to the extent it has not been provided already), as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party; and

°	enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

No later than one business day following the Solicitation Period End Date, we were required to notify Parent in writing of the identity of each exempted person (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement), together with an unredacted copy of the acquisition proposal made by such exempted person, if in writing, or a reasonably detailed written summary of the material terms of such acquisition proposal, if not in writing. However, we did not receive any alternative acquisition proposals prior to the Solicitation Period End Date, and therefore there are no exempted persons.

No Solicitation of Other Offers; Change of Recommendation (page 88)

Except as expressly permitted by the Merger Agreement or with respect to any exempted person (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement), we have agreed that after the Solicitation Period End Date we will, and will cause our subsidiaries and representatives to, immediately cease and cause to be terminated any discussion or negotiation with any third party that may be ongoing with respect to any acquisition proposal and deliver a written notice to each such third party to the effect that we are terminating all such discussions and negotiations and request that such third party promptly return or destroy all confidential information concerning us and our subsidiaries.

Under the Merger Agreement, subject to certain exceptions and except as to any exempted person, from and after the Solicitation Period End Date, we have agreed that we will not, and will cause our subsidiaries and our directors, officers and employees not to, and will use our reasonable best efforts to cause our other representatives not to, among other things:

°	initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof;
°	engage in, continue or otherwise participate any discussions or negotiations with a third party regarding any acquisition proposal (other than to inform any third party of the existence of the provisions contained in the Merger Agreement); or
°	furnish or provide any non-public information in connection with any acquisition proposal.

Notwithstanding the foregoing restrictions (collectively, the “No Shop Restrictions”), if at any time following the Solicitation Period End Date and prior to receiving the stockholder approval, we receive a bona fide written acquisition proposal from a third party, we have not breached the No Shop Restrictions (excluding immaterial, unintentional violations) with respect to such acquisition proposal, and the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to undertake such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, we may (i) furnish information with respect to Accuride and its subsidiaries to the third party making such acquisition proposal, its representatives and potential sources of financing pursuant to an acceptable confidentiality agreement (provided that any such non-public information concerning Accuride or its subsidiaries provided or made available to any third party will be provided or made available to Parent or Merger Sub (to the extent it has not been provided already), as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party), and (ii) participate in discussions or negotiations with such third party (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement).

Except as expressly permitted by the Merger Agreement, neither the Board nor any duly authorized committee thereof will:

°	adopt, approve, recommend or publicly propose to adopt, approve or recommend any acquisition proposal;

°	withdraw, change, qualify, withhold or modify, or publicly propose to do any of the foregoing, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (the “Board recommendation”);
°	fail to include the Board recommendation in the proxy statement;
°	in the event a tender offer that constitutes an acquisition proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such acquisition proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days;
°	approve, authorize or cause or permit Accuride or any of its subsidiaries to enter into any Merger Agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any acquisition proposal; or
°	resolve or agree to do any of the foregoing.

If we receive a bona fide written acquisition proposal (other than as a result of a breach of the No Shop Restrictions (excluding any immaterial, unintentional violations)) from a third party (including an exempted person) that the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal, the Board may, at any time prior to the receipt of the stockholder approval, if the Board determined in good faith, after consultation with its outside legal counsel, that the failure to make such a change of recommendation in response to the receipt of such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, effect a change of recommendation with respect to such superior proposal and terminate the Merger Agreement, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement). In addition, the Board (or any duly authorized committee thereof) shall not be permitted to terminate the Merger Agreement for a superior proposal unless Accuride pays the termination fee described in “The Merger Agreement—Termination Fees” on page 102 of this proxy statement.

At any time prior to the receipt of the stockholder approval, the Board may effect a change of recommendation if the Board (or a duly authorized committee thereof) determines in good faith that an intervening event has occurred and is continuing, and the Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make a change of recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement.

Conditions to the Closing of the Merger (page 99)

The parties expect to complete the Merger in the fourth quarter of 2016. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

°	The approval of the Merger Proposal by holders of a majority of the shares of Accuride common stock outstanding as of the Record Date and entitled to vote thereon;
°	The expiration or termination of any applicable waiting period under the HSR Act, which occured on September 27, 2016;
°	The consummation of the Merger not being restrained, enjoined, or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity and there shall not be in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the consummation of the Merger;

°	The accuracy of the representations and warranties of Accuride, Parent and Merger Sub in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger (except for representations and warranties that expressly relate to a specific date or time);
°	The performance or compliance in all material respects by Accuride, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the closing date of the Merger;
°	The delivery of a certificate by Parent, signed by a duly authorized officer of Parent, certifying to the effect that the conditions with respect to the accuracy of the representations and warranties of Parent and Merger Sub and the performance of the obligations of Parent and Merger Sub have been satisfied.
°	Since the date of the Merger Agreement, there not having occurred any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” on page 83 of this proxy statement);
°	The delivery of a certificate by Accuride, signed by an executive officer of Accuride, certifying to the effect that the conditions with respect to the accuracy of the representations and warranties of Accuride and the performance of the obligations of Accuride; and
°	The delivery of a statement in accordance with Treasury Regulations Sections 1.897-2(h) by Accuride for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

Parent is not required to move forward with the Merger until the Marketing Period for Parent’s debt financing has been completed. The “Marketing Period” refers to the first period of 20 consecutive business days after the date of the Merger Agreement throughout which Parent and its debt financing sources have certain financial information and throughout which certain conditions are satisfied. If the financing information has been provided and certain conditions have been satisfied, the Marketing Period shall begin prior to the special meeting, but in no event shall such period commence prior to the mailing of this Proxy Statement to our stockholders. In addition, the Marketing Period is subject to certain other timing restrictions and conditions described in “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” on page 80 of this proxy statement.

Termination of the Merger Agreement (page 100)

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger in the following ways (subject to certain limitations and exceptions):

°	By mutual written consent of Parent and Accuride.
°	By either Parent or Accuride:
•	If the effective time of the Merger has not occurred on or before January 26, 2017 (the “Initial Outside Date”);
•	If any governmental entity has issued an order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and the order or has become final and non-appealable or any law enacted or promulgated by any governmental entity is in effect that prevents or makes illegal the consummation of the Merger; or
•	If Accuride’s stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken.
°	By Accuride:
•	If, prior to receiving the stockholder approval, the Board has effected, or determined to effect substantially concurrently with a termination pursuant to the Merger Agreement, a change of recommendation with respect to a superior proposal and approved, and substantially concurrently with the termination pursuant to the Merger Agreement Accuride shall have entered into, a definitive agreement with respect to a superior proposal and, pursuant to the Merger Agreement, prior to or concurrently with such termination Accuride pays the termination fee described in “The Merger Agreement—Termination Fees” on page 102 of this proxy statement;

•	If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or agreements in the Merger Agreement which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, in a manner sufficient to allow satisfaction of the related closing condition prior to the applicable outside date or at least 30 days have elapsed since the date of delivery of notice of such breach to Parent by Accuride and such breach shall not have been cured; or
•	If (i) the Marketing Period has ended and all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger are satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the closing of the Merger, but subject to such conditions being satisfied assuming a closing would occur), (ii) Accuride has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the financing contemplated by the commitment letters is funded, the closing will occur, and (iii) Parent fails to consummate the closing of the Merger within three business days following delivery of such written confirmation.
°	By Parent:
•	If, prior to Accuride receiving the stockholder approval, the Board makes a change of recommendation, (as described in “The Merger Agreement— No Solicitation of Other Offers; Change of Recommendation” on page 88 of this proxy statement); or
•	If Accuride has breached any of its representations, warranties, covenants or agreements in the Merger Agreement which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, in a manner sufficient to allow satisfaction of the related closing condition prior to the applicable outside date or at least 30 days have elapsed since the date of delivery of notice of such breach to Accuride by Parent and such breach shall not have been cured.

Termination Fees (page 102)

Under the Merger Agreement, Accuride may be required to pay to Parent a termination fee of $8.0 million if the Merger Agreement is terminated under specified circumstances. However, if the Merger Agreement is terminated in order to enter into a definitive agreement with respect to a superior proposal prior to the Solicitation Period End Date, or with respect to an exempted person, Accuride may only be required to pay to Parent a termination fee of $4.0 million.

Under the Merger Agreement, Parent may be required to pay to Accuride a reverse termination fee of $12.0 million if the Merger Agreement is terminated under specified circumstances.

In no event will either Accuride or Parent be required to pay a termination fee or reverse termination fee, as applicable, more than once. See “The Merger Agreement—Termination Fees” on page 102 of this proxy statement for a discussion of the circumstances under which either party will be required to pay a termination fee or reverse termination fee, as applicable.

Expense Reimbursement (page 103)

Under the Merger Agreement, Accuride may be required to reimburse Parent for certain reasonable costs, fees and expenses incurred by Parent, its affiliates and their representatives, in an amount not to exceed $1.3 million in the aggregate if the Merger Agreement is terminated in certain circumstances. In the event the foregoing payment is paid to Parent and the termination fee thereafter becomes payable by Accuride pursuant to the Merger Agreement, the termination fee otherwise payable shall be reduced by the amount of such payment previously paid to Parent as described in the preceding sentence. See “The Merger Agreement—Expense Reimbursement” on page 103 of this proxy statement for a discussion of the circumstances under which such payments may be required.

Specific Performance (page 103)

The parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief) and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Accuride’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach.

Notwithstanding the foregoing, Accuride shall be entitled to specific performance of Parent’s obligation to enforce the terms of the Equity Commitment Letter delivered to Parent by the Crestview Funds, and to cause the equity financing to be funded in order to fund and consummate the transactions contemplated by the Merger Agreement, solely if, following the Marketing Period, (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions to closing that by their terms or their nature are to be satisfied at the closing, but subject to such conditions being satisfied assuming a closing would occur), (ii) Parent fails to complete the closing by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing and (iv) Accuride has delivered an irrevocable written notice to Parent stating that, if specific performance is granted and the equity financing and debt financing are funded, then Accuride will take all actions that are within its control to cause the closing to occur.

Fees and Expenses (page 104)

Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Voting Agreement (page 77)

As a condition to Parent entering into the Merger Agreement, on September 2, 2016, Cetus Capital, LLC and certain of its affiliates, including Robert E. Davis, a member of the Board (collectively, the “Cetus Holders”), entered into a voting agreement with Parent (the “Voting Agreement”), pursuant to which the Cetus Holders agreed, among other things: (i) to vote or cause to be voted their shares of Accuride common stock in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or otherwise necessary for the consummation of the transactions contemplated thereby; and (ii) not to, directly or indirectly (a) initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof; (b) engage in or participate in discussions with third parties regarding an acquisition proposal; (c) furnish or provide any non-public information in connection with any acquisition proposal; (d) solicit proxies or participate in a solicitation in opposition to the consummation of the Merger; or (e) encourage, initiate or cooperate in an action by Accuride stockholders in opposition to the consummation of the Merger. The Voting Agreement will terminate upon the earlier of (i) the effective time of the Merger; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) the date on which the Board makes a change of recommendation with respect to the Merger Proposal; (iv) the date of any change to the terms of the Merger Agreement that is adverse in any material respect to the Cetus Holders, without the Cetus Holders’ prior written consent; and (v) February 23, 2017. As of the Record Date, the Cetus Holders held approximately 17.2% of the shares of outstanding Accuride common stock. The Voting Agreement is attached as Appendix D to this proxy statement and is incorporated by reference herein.

Litigation Relating to the Merger (page 98)

Since the announcement of the Merger, two putative class action complaints have been filed by and purportedly on behalf of alleged Accuride stockholders in the State of Indiana, County of Vanderburgh, captioned Alexander v. Accuride Corp., et al., Case No. 82D01-1609-PL-004579, filed September 14, 2016 in Vanderburgh Superior Court; and Raul v. Adams, et al., Case No. 82C01-1609-PL-004737, filed September 20, 2016 in Vanderburgh Circuit Court (together, the “Actions”). The Actions name as defendants Accuride, its board of directors, an affiliate of Crestview, Armor Parent Corp., and Armor Merger Sub Corp. The Actions allege, among other things, that Accuride’s directors, aided and abetted by Accuride, Crestview, Armor Parent Corp., and Armor Merger Sub Corp., breached their fiduciary duties in agreeing to the Merger for inadequate consideration and that certain provisions in the Merger Agreement unfairly deter a potential alternative transaction. The Actions seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the Merger from closing. Accuride believes these claims are entirely without merit and intends to vigorously defend the Actions.

Letter from Coliseum Capital Management, LLC

On October 7, 2016, one of Accuride’s stockholders, Coliseum Capital Management, LLC (“Coliseum”), sent a letter to the Board, which Coliseum subsequently filed on a Schedule 13D/A with the SEC and publicly announced by issuance of a press release, stating, among other things, that Coliseum believes the Merger is not in the best interests of Accuride stockholders, that the Merger materially undervalues Accuride and that Coliseum intends to vote against the Merger Proposal. On October 10, 2016, the Board issued a press release to, among other things, reaffirm its unanimous recommendation that Accuride stockholders vote for the Merger Proposal. The Board also announced that, in order to ensure the full and fair opportunity for all shareholders to make an informed decision with respect to the Merger, and to mitigate the risk that a shareholder or group of shareholders accumulates an ownership position that now or in the future results in a transfer of actual or de facto control without paying an appropriate control premium, it had authorized a limited duration shareholder rights plan.

Market Prices and Dividend Data (page 108)

Our common stock is listed on the NYSE under the symbol “ACW.” On September 1, 2016, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Accuride common stock on the NYSE was $1.66 per share. On October 14, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price of Accuride common stock on the NYSE was $2.44 per share. You are encouraged to obtain current market prices of Accuride common stock in connection with voting your shares of Accuride common stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the effective time of the Merger or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent. Under our current dividend policy, we have never declared or paid any cash dividends on Accuride common stock and have retained any future earnings to support operations and to finance the growth and development of our business.

Delisting and Deregistration of Accuride Common Stock (page 99)

As promptly as practicable following the completion of the Merger, Accuride common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Accuride common stock.

Recent Developments

On October 17, 2016, Accuride issued preliminary unaudited results for the three months ended September 30, 2016 and revised its guidance for fiscal year 2016 based on, among other things, the challenging market environment in the North American commercial vehicle industry and the fact that the negative impact of this cyclical downturn on demand for aluminum wheels and softness in the aftermarket for Gunite’s products has been more significant than anticipated, as disclosed in Accuride’s Form 8-K filed with the SEC on October 17, 2016 and incorporated by reference into this proxy statement. Accuride announced that, for the year ended December 31, 2016, revenue from continuing operations is expected to be in the range of $535 million to $545 million, Adjusted EBITDA is expected to be in the range of $68 million to $72 million and Free Cash Flow is expected to be in the range of $2 million to $6 million, excluding approximately $10 million of negative Free Cash Flow related to Brillion prior to its divestiture. Adjusted EBITDA is defined as net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, noncontrolling interest in subsidiaries, restructuring, severance and other charges, impairment and currency losses, net. Free Cash Flow is defined as cash from operations less purchase of plant, property and equipment. Adjusted EBITDA and Free Cash Flow should not be considered alternatives to net income (loss), cash from operations or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States (“GAAP”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a stockholder of Accuride. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q:   Why am I receiving these materials?

A:   On September 2, 2016, Accuride entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Accuride, with Accuride surviving the Merger and becoming a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. The Board is furnishing this proxy statement and form of proxy card to the holders of Accuride common stock in connection with the solicitation of proxies in favor of the Merger Proposal to be voted at a special meeting of stockholders or at any adjournments or postponements thereof.

Q:   When and where is the special meeting?

A:   The special meeting will take place on November 15, 2016 at the Sheraton New York Times Square Hotel, 811 7th Avenue 53rd Street, New York, NY 10019, at 10:00 a.m. Eastern Time.

Q:   Who is entitled to vote at the special meeting?

A:   Only stockholders of record as of the close of business on the Record Date (October 10, 2016) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of Accuride common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Accuride common stock that such holder owned as of the Record Date. As of the Record Date, there were 48,323,007 shares of Accuride common stock outstanding and entitled to be voted at the special meeting.

Q:   May I attend the special meeting and vote in person?

A:   Yes. All stockholders of record as of the Record Date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of Accuride common stock as of the Record Date, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares of Accuride common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of Accuride common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Accuride common stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions. If you hold your shares of Accuride common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of Accuride common stock in person at the special meeting unless you request and obtain a valid proxy in your name from your broker, bank or nominee.

Q:   What am I being asked to vote on at the special meeting?

A:   You are being asked to consider and vote on the following proposals:

°	The Merger Proposal;
°	The Adjournment Proposal; and
°	The Compensation Proposal.

Q:   What is the proposed Merger and what effects will it have on Accuride?

A:   The proposed Merger is the acquisition of Accuride by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of Accuride common stock and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Accuride, with Accuride continuing as the Surviving Corporation. As a result of the Merger, Accuride will become a wholly owned subsidiary of Parent. Accuride will cooperate with Parent to de-list Accuride common stock from the NYSE and de-register under the Exchange Act as promptly as practicable following the effective time of the Merger and, at such time, Accuride will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:   What will I receive if the Merger is completed?

A:   Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $2.58 in cash, without interest and less any applicable withholding taxes, for each share of Accuride common stock that you own, unless you are entitled to and have properly demanded appraisal rights and have properly exercised and not withdrawn your appraisal under Section 262 of the DGCL with respect to such shares. For example, if you own 100 shares of Accuride common stock, you will be entitled to receive $258.00 in cash in exchange for such shares, less any applicable withholding taxes. In either case, as a result of the Merger, your shares will be cancelled and you will not own shares in the Surviving Corporation.

Q:   How does the Merger Consideration compare to the market price of Accuride common stock prior to the public announcement of the Merger Agreement?

A:   The Merger Consideration represents a premium of approximately 55% over the closing price of Accuride common stock on September 1, 2016, the last trading day before the Merger Agreement was announced, and a premium of 66% over the 30 day volume-weighted average on the same date.

Q:   What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A:   We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card so that your shares of Accuride common stock may be represented and can be voted at the special meeting. If you hold your shares of Accuride common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or nominee to vote such shares.

Q:   Should I send in my stock certificates now?

A:   No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Accuride common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of Accuride common stock are held in “street name” through a bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to effect the surrender of your “street name” shares of Accuride common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:   What happens if I sell or otherwise transfer my shares of Accuride common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of Accuride common stock after the special meeting but before the effective time of the Merger?

A:   The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of Accuride common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Accuride in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of Accuride common stock after the special meeting, but before the effective time of the Merger, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of Accuride common stock through the completion of the Merger.

Even if you sell or otherwise transfer your shares of Accuride common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee.

Q:   What is the position of Accuride’s Board of Directors regarding the Merger?

A:   After consulting with its financial advisors and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger, are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting, and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Q:   What happens if the Merger is not completed?

A:   If the Merger Agreement is not adopted by the stockholders of Accuride or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of common stock. Instead, we will remain a public company, Accuride common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 102 of this proxy statement.

Q:   Do any of Accuride’s directors or officers have interests in the Merger that may differ from those of Accuride stockholders generally?

A:   In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Accuride. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger” on page 62 of this proxy statement.

Q:   What vote is required to adopt the Merger Agreement?

A:   The affirmative vote of the holders of a majority of the shares of Accuride common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal.

As of the Record Date (October 10, 2016), there were 48,323,007 shares of Accuride common stock issued and outstanding. Each holder of Accuride common stock is entitled to one vote per share of Accuride common stock owned by such holder as of the Record Date.

Q:   What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A:   Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting, in person or by proxy, and entitled to vote thereon.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” each of the Adjournment Proposal and the Compensation Proposal.

Q:   What is “Merger-related compensation”?

A:   “Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to Accuride’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 107 of this proxy statement.

Q:   Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to Accuride’s named executive officers under its plans or agreements?

A:   In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:   What will happen if the stockholders do not approve the Compensation Proposal at the special meeting?

A:   Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on Accuride or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q:   What is a quorum?

A:   At any meeting of stockholders, the holders of a majority of the shares of outstanding Accuride common stock entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, the chairman of the special meeting shall have power to adjourn the special meeting from time to time until a quorum is present. Abstentions are considered as present for the purpose of determining the presence of a quorum. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote on any of the proposals before the special meeting, your shares will not be present at the special meeting for quorum purposes. If you provide your broker with instructions how to vote on one or more but not all of the proposals before the special meeting, your shares will be present at the special meeting for quorum purposes.

Q:   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:   Most of our stockholders hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

°	Stockholder of Record. If your shares of Accuride common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Accuride.

°	Beneficial Owner. If your shares of Accuride common stock are held through a broker, bank or nominee, you are considered the “beneficial owner” of those shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or nominee.

Q:   How may I vote?

A:   If you are a stockholder of record (that is, if your shares of common stock are registered in your name with our transfer agent, AST), you may vote or submit a proxy by attending the special meeting and voting in person by ballot or by completing, dating, signing and returning the enclosed proxy card.

Even if you plan to attend the special meeting in person, you are strongly encouraged to submit a proxy for your shares of common stock. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting. Any such vote will automatically revoke any proxy you previously submitted.

If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:   If my broker, bank or nominee holds my shares in “street name,” will my broker, bank or nominee vote my shares for me?

A:   Not without your direction. Your broker, bank or nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or nominee on how to vote. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Accuride common stock.

You should follow the procedures provided by your broker, bank or nominee regarding the voting of your shares of Accuride common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. Broker non-votes with respect to the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q:   May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:   Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

°	Delivering a written notice of revocation to our Corporate Secretary at Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, Attention: Corporate Secretary, specifying such revocation or change in vote;
°	Signing another proxy card with a later date and returning it to us prior to the special meeting; or
°	Attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:   What is a proxy?

A:   A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Accuride common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Accuride common stock is called a “proxy card.” The Board has designated Richard F. Dauch, Michael A. Hajost and Stephen A. Martin, each of them with full power of substitution, as proxies for the special meeting.

Q:   If a stockholder submits a proxy, how are the shares voted?

A:   Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of Accuride common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:   What should I do if I receive more than one set of voting materials?

A:   You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Accuride common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of Accuride common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:   Who will count the votes?

A:   The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:   Where can I find the voting results of the special meeting?

A:   Accuride intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Accuride files with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 112 of this proxy statement.

Q:   Will I be subject to U.S. federal income tax upon the exchange of Accuride common stock for cash pursuant to the Merger?

A:   If you are a U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement), the exchange of your shares of Accuride common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of Accuride common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or Accuride is, or was during the relevant period, a U.S. real property holding corporation. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 73 of this proxy statement.

Q:   What will the holders of Accuride stock options and restricted stock units receive in the Merger?

A:   At the effective time of the Merger, each Company RSU will, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of Accuride common stock subject to such Company RSU (less any applicable withholding taxes). Each Vested Performance RSU, without any required action on the part of the holder thereof, will be cancelled and entitle the holder thereof to receive the Merger Consideration with respect to each vested share of Accuride Common Stock subject to such Vested Performance RSU (less any applicable withholding taxes). At the effective time of the Merger, each Performance RSU that is not a Vested Performance RSU will be cancelled for no consideration.

At the effective time of the Merger, each Company Option will be cancelled for no consideration because the exercise price of all outstanding Company Options is greater than the Merger Consideration.

Q:   When do you expect the Merger to be completed?

A:   We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the fourth quarter of 2016. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by the stockholders of Accuride and the receipt of regulatory approvals.

Q:   Am I entitled to appraisal rights under the DGCL?

A:   Yes. As a holder of Accuride common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” on page 68 of this proxy statement.

Q:   What is householding and how does it affect me?

A:   The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact: Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, Attention: Investor Relations, (812) 962-5000. Stockholders who currently receive multiple copies of the proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, at their addresses and would like to request "householding" of their communications should contact their broker or Accuride, as applicable.

Q:   Who can help answer my questions?

A:   If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Georgeson LLC, our proxy solicitor, toll-free at (800) 676-0281.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on November 15, 2016 at the Sheraton New York Times Square Hotel, 811 7th Avenue 53rd Street, New York, NY 10019, at 10:00 a.m. Eastern Time, unless the special meeting is postponed or adjourned.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:

(i)	to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;
(ii)	to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and
(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date (October 10, 2016) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of Accuride common stock on the Record Date will be entitled to one vote for each share of Accuride common stock held as of the Record Date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of Accuride common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Accuride common stock, but you will retain your right to vote those shares at the special meeting. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 7140 Office Circle, Evansville, Indiana 47715, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during such meeting.

As of the Record Date, there were 48,323,007 shares of Accuride common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of Accuride common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 24,161,504 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that abstain on one or more of the proposals before the special meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote such shares on any of the proposals before the special meeting, your shares will not be deemed to be present at the special meeting for quorum purposes. If you provide your broker, bank or nominee with instructions how to vote on one or more but not all of the proposals before the special meeting, your shares will be deemed to be present at the special meeting for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of Accuride common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the

Merger Agreement by our stockholders is a condition to the closing of the Merger. A failure to vote your shares of Accuride common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 1,251,112 shares of Accuride common stock (excluding any shares that would be delivered upon exercise or conversion of stock options and shares underlying Company RSUs), representing approximately 2.6% of the outstanding shares of Accuride common stock.

As a condition to Parent entering into the Merger Agreement, on September 2, 2016, the Cetus Holders entered into the Voting Agreement, pursuant to which the Cetus Holders agreed, among other things: (i) to vote or cause to be voted their shares of Accuride common stock in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or otherwise necessary for the consummation of the transactions contemplated thereby; and (ii) not to, directly or indirectly (a) initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof; (b) engage in or participate in discussions with third parties regarding an acquisition proposal; (c) furnish or provide any non-public information in connection with any acquisition proposal; (d) solicit proxies or participate in a solicitation in opposition to the consummation of the Merger; or (e) encourage, initiate or cooperate in an action by Accuride stockholders in opposition to the consummation of the Merger. The Voting Agreement will terminate upon the earlier of (i) the effective time of the Merger; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) the date on which the Board makes a change of recommendation with respect to the Merger Proposal; (iv) the date of any change to the terms of the Merger Agreement that is adverse in any material respect to the Cetus Holders, without the Cetus Holders’ prior written consent; and (v) February 23, 2017. As of the Record Date, the Cetus Holders held approximately 17.2% of the shares of outstanding Accuride common stock. The Voting Agreement is attached as Appendix D to this proxy statement and is incorporated by reference herein.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of Accuride common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting of Proxies

If your shares of Accuride common stock are registered in your name with our transfer agent, AST, you may cause your shares to be voted at the special meeting by submitting your proxy or by voting in person at the special meeting. Based on your proxy cards, the proxy holders will vote your shares of Accuride common stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares of Accuride common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of Accuride common stock are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or nominee’s voting form, do not provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

°	Delivering a written notice of revocation to our Corporate Secretary at Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, Attention: Corporate Secretary, specifying such revocation;
°	Signing another proxy card with a later date and returning it to us prior to the special meeting; or
°	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card must be received by our Corporate Secretary by 11:59 p.m., Eastern Time the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Accuride common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders of Accuride who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 50 of this proxy statement, unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger, are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting, and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Georgeson to solicit proxies for the special meeting. In connection with its retention, Georgeson has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Georgeson a fee of approximately $6,500, plus reasonable out-of-pocket expenses for its services, and we will indemnify Georgeson for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Accuride common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Accuride common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Georgeson, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated in the fourth quarter of 2016.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available in the “Investors” section of our website, www.accuridecorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact: Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, Attention: Investor Relations, (812) 962-5000. Stockholders who currently receive multiple copies of the proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their broker of Accuride, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

If the Merger is approved and becomes effective, holders of Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting

Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO ACCURIDE BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF ACCURIDE COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF ACCURIDE COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF ACCURIDE COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: (800) 676-0281

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

°	Accuride may be unable to obtain stockholder approval as required for the Merger;
°	The conditions to the closing of the Merger may not be satisfied and required regulatory approvals may not be obtained;
°	The Merger may involve unexpected costs, liabilities or delays, including the payment of a termination fee by Accuride;
°	The business of Accuride may suffer as a result of uncertainty surrounding the Merger;
°	The outcome of any legal proceedings related to the Merger;
°	Accuride may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors;
°	The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
°	The attention of Accuride’s management may be diverted from ongoing business concerns as a result of the Merger;
°	Risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;
°	The failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; and
°	Other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, the definitive proxy statement for our 2016 Annual Meeting of Stockholders and our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find More Information” on page 112 of this proxy statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. Accuride stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and Merger Sub and has not been independently verified by us.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

Accuride Corporation
7140 Office Circle
Evansville, IN 47715
(812) 962-5000
www.accuridecorp.com

Accuride Corporation, a Delaware corporation, is one of the largest manufacturers and suppliers of commercial vehicle components in North America and has recently expanded its operations into Europe. Our products include commercial vehicle wheels and wheel-end components and assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Gianetti, and Gunite. We serve the leading original equipment manufacturers and their related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses and specialty and military vehicles.

Our common stock is listed on the NYSE under the symbol “ACW.”

Our principal executive offices are located at 7140 Office Circle, Evansville, IN 47715, and our telephone number is (812) 962-5000. For more information about Accuride, please visit our website, www.accuridecorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 112 of this proxy statement.

Armor Parent Corp.
c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
(212) 906-0700

Armor Parent Corp. (“Parent”) is a Delaware corporation that was formed by affiliates of Crestview solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Founded in 2004, Crestview is a value-oriented private equity firm focused on the middle market. The firm is based in New York and manages funds with over $7.0 billion of aggregate capital commitments.

Armor Merger Sub Corp.
c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
(212) 906-0700

Armor Merger Sub Corp. (“Merger Sub”) is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and Accuride will survive the Merger as a wholly owned subsidiary of Parent.

Certain Effects of the Merger on Accuride

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into Accuride, with Accuride continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. Accuride will cooperate with Parent to de-list Accuride common stock from the NYSE and to de-register under the Exchange Act as soon as reasonably practicable following the effective time of the Merger, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 29 of this proxy statement or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Accuride if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of Accuride or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Accuride common stock. Instead, we will remain a public company, Accuride common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Accuride common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Accuride common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Accuride common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of Accuride or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” on page 102 of this proxy statement.

Merger Consideration

At the effective time of the Merger, each outstanding share of Accuride common stock (other than (i) shares held by Accuride as treasury stock or held by Parent or Merger Sub or any wholly owned subsidiary of Accuride, Parent or Merger Sub and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Accuride common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the effective time of the Merger, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Accuride stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 68 of this proxy statement).

Background of the Merger

Our Board and management periodically review and assess our results of operations, financial position, business strategy and growth opportunities, as well as the trends and conditions affecting our industry and business generally, including consideration of potential strategic and financial alternatives to maximize stockholder value, such as business combinations, acquisitions and financing transactions.

At meetings of the Board, including meetings held in June 2014, July 2014, October 2014, December 2014 and February 2015, in connection with the Board’s regular evaluation of the Company’s business strategy and prospects, the Company’s management updated the Board on the Company’s recent activities and reviewed strategic opportunities and challenges for the Company, in light of current market conditions and trends. The Company’s management also reviewed the Company’s capital structure and debt maturity schedule, as well as the status of financing markets and timing for potential refinancing of the Company’s outstanding indebtedness. The Board discussed these various strategic opportunities and challenges, and directed the Company’s management to continue exploring potential strategic opportunities for the Company, including by meeting with potential strategic parties and financial sponsors to discuss the Company’s business, strategy and growth opportunities to maximize stockholder value.

During this time period and throughout the first six months of 2015, the Company’s management held numerous meetings with potential strategic parties and financial sponsors to discuss the Company’s business, strategy and growth opportunities and kept the Board regularly updated of the status thereof at Board meetings that occurred during this time period.

On November 13, 2014, following outreach on behalf of the Company to a strategic party, which we refer to as Strategic Party A, by a potential financial advisor to the Company, Mr. Richard Dauch, the Chief Executive Officer of the Company, and Mr. John Risner, the Chairman of the Board, met with representatives of Strategic Party A in in Detroit, Michigan to discuss the Company’s operations and business strategies and a potential strategic business combination with the Company, based upon publicly available information. The Company’s management consulted with representatives of Deutsche Bank, the Company’s outside financial advisor for the Merger, and other potential financial advisors known to the Company, with respect to these discussions, although no engagement letter was entered into with any financial advisor at this time. Following these discussions, Strategic Party A informed the Company that it was not interested in pursuing a potential strategic transaction with the Company due to its concerns about a lack of strategic fit.

On March 12, 2015, following outreach to the Company from a financial advisor to a financial sponsor party, which we refer to as Financial Sponsor Party A, Mr. Dauch and other members of the Company’s management team met with representatives of Financial Sponsor Party A and a potential financial advisor to the Company in Evansville, Indiana, and provided a general update on the Company’s operations and business strategies and discussed whether Financial Sponsor Party A would have an interest in exploring potential strategic transactions, based upon publicly available information.

On April 9, 2015, following outreach to the Company from financial advisors to a financial sponsor party, which we refer to as Financial Sponsor Party B, Mr. Dauch and Mr. Greg Risch, who at the time was the Chief Financial Officer of the Company, had a telephonic discussion with representatives of Financial Sponsor Party B and its financial advisors to discuss potential strategic opportunities involving the Company, based upon publicly available information.

On April 12, 2015, Financial Sponsor Party A entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate further discussions on the basis of confidential information. The Company’s customary standstill provision includes a “sunset” provision that allows the counterparty to submit competing acquisition proposals from and after the date on which the Company enters into a change in control transaction, such as the Merger, with any other counterparty. Following these discussions, Financial Sponsor Party A indicated that they were not prepared to move forward with discussions at that time.

On April 17, 2015, Messrs. Dauch, Risch and other members of the Company’s management met with Financial Sponsor Party B and its financial advisors in New York City to continue discussions of potential strategic opportunities, including certain capital structure and financing alternatives available to the Company and potential strategic acquisition opportunities, based upon publicly available information.

On April 23, 2015, the Board held a regularly scheduled meeting at which the Company’s management provided an update to the Board on the status of the financing markets, based upon meetings with potential financial advisors to the Company, in connection with the consideration of a potential refinancing of the Company’s outstanding indebtedness.

On April 30, 2015, a representative of an investment banking firm contacted Mr. Dauch to convey the interest of a financial sponsor party, which we refer to as Financial Sponsor Party C, in exploring potential strategic opportunities involving the Company. Mr. Dauch indicated that the Company would be willing to schedule a meeting with Financial Sponsor Party C, subject to appropriate confidentiality undertakings.

On May 4, 2015, Financial Sponsor Party B entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate further discussions on the basis of confidential information.

On May 22, 2015, following outreach from a representative of a financial sponsor party, which we refer to as Financial Sponsor Party D, Messrs. Dauch and Risch had meetings with representatives of Financial Sponsor Party D in Evansville, Indiana and Henderson, Kentucky, to discuss the Company’s business and general industry conditions, based upon publicly available information.

On May 29, 2015, the Company’s management held a telephonic meeting attended by representatives of Deutsche Bank and the Company’s legal advisor, Latham & Watkins LLP, to initiate a process to refinance the Company’s outstanding senior secured notes. Over the following weeks, the Company worked with its financial and legal advisors to prepare for the potential refinancing of the Company’s outstanding senior secured notes.

On June 1, 2015, Financial Sponsor Party C entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate discussions on the basis of confidential information. On June 2, 2015, the Company’s management met with representatives of Financial Sponsor Party C at the Company’s headquarters in Evansville, Indiana, to discuss the Company’s business, financial position and results of operations, as well as potential strategic opportunities available to the Company. Representatives of Financial Sponsor Party C also toured the Company’s wheel manufacturing facility in Henderson, Kentucky on that date.

On June 8, 2015, the Board held a special telephonic meeting, at which the Company’s management provided an update on the status of the Company’s efforts to refinance its outstanding indebtedness. The Board discussed the potential terms of the refinancing, including the merits and considerations of launching the refinancing in the immediate term as opposed to waiting to do so until August 2015 when the repurchase price under the existing call provision in the Company’s outstanding senior secured notes would be reduced.

On June 12, 2015, Financial Sponsor Party D entered into a confidentiality agreement with the Company, including a standstill provision that did not contain a “sunset provision”, to facilitate further discussions on the basis of confidential information. The standstill provision in the confidentiality agreement with Financial Sponsor Party D expired prior to the date of the Merger Agreement.

On June 12, 2015, Mr. Risner had a telephonic discussion with a representative of Financial Sponsor Party C, who expressed an interest in exploring a potential acquisition of the Company and stated that, subject to receipt of additional confidential financial information regarding the Company and further business and financial diligence discussions with the Company’s management, Financial Sponsor Party C would be prepared to submit a non-binding indication of interest to the Company by the end of the month.

Also on June 12, 2015, Mr. Dauch had a telephonic discussion with a representative of Financial Sponsor Party B, who expressed an interest in exploring a potential investment in or other strategic transaction involving the Company. The representative of Financial Sponsor Party B proposed a further meeting with the Company’s management to explore potential strategic opportunities, including certain capital structure and financing alternatives available to the Company.

On June 16, 2015, Mr. Risch and other members of the Company’s management had a telephonic discussion with representatives of Financial Sponsor Party C to review and discuss certain confidential financial information that had been provided by the Company to Financial Sponsor Party C. Also on June 16, 2015, Messrs. Dauch and Risch had a telephonic discussion with representatives of Financial Sponsor Party D to provide a general update on the Company’s operations and to explore potential strategic opportunities, including certain capital structure and financing alternatives available to the Company.

On June 17, 2015, Messrs. Risner, Dauch and Risch met with representatives of Financial Sponsor Party B in New York to continue earlier discussions with Financial Sponsor Party B regarding potential strategic opportunities, including certain capital structure and financing alternatives that would involve an investment by

Financial Sponsor Party B in the Company. Following these discussions, representatives of Financial Sponsor Party B advised the Company that Financial Sponsor Party B was not interested in further discussions with the Company as it was only interested in pursuing larger-scale investments at that time.

On June 19, 2015 and also on June 24, 2015, Mr. Dauch and other members of the Company’s management team had further telephonic discussions with Financial Sponsor Party C to review and discuss the confidential financial information that had been provided by the Company to Financial Sponsor Party C, as well as certain potential strategic opportunities available to the Company.

On June 25, 2015, following earlier discussions on the basis of publicly available information between representatives of the Company’s management team and representatives of a financial sponsor party, which we refer to as Financial Sponsor Party E, after outreach on behalf of the Company from a potential financial advisor to the Company, Financial Sponsor Party E entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate further discussions on the basis of confidential information.

On June 29, 2015, representatives of the Company’s management had telephonic discussions with representatives of Financial Sponsor Party D to review and discuss the confidential financial information that had been provided by the Company to Financial Sponsor Party D.

On June 30, 2015, Financial Sponsor Party C submitted a letter to Mr. Risner containing a non-binding proposal to acquire the Company for an indicative price of $4.85 per share in cash. The non-binding proposal was subject to completion of due diligence, negotiation of definitive documentation and receipt of satisfactory debt financing commitments. Financial Sponsor Party C indicated that it would require 3 to 4 weeks to complete its due diligence and announce a transaction.

On July 1, 2015, Messrs. Dauch and Risch had telephonic discussions with representatives of Financial Sponsor Party D to review and discuss the confidential financial information that had been provided by the Company to Financial Sponsor Party D, as well as certain potential strategic opportunities available to the Company.

Also on July 6, 2015, the Board held a special telephonic meeting, with the Company’s management and legal advisor in attendance, to review and discuss the non-binding proposal submitted by Financial Sponsor Party C. Representatives from a potential financial advisor to the Company also attended the meeting and reviewed the non-binding proposal submitted by Financial Sponsor Party C, then promptly left the meeting. The Company’s legal advisor reviewed the Board’s fiduciary duties in connection with the consideration of the proposal, as well as the process for the Board to retain outside financial advisors. The Company’s management reviewed certain internal financial information regarding the Company’s business, financial position and results of operations. The Board also discussed the near-term ability to refinance the Company’s outstanding indebtedness, and the benefits and constraints associated therewith. After discussion, the Board determined not to proceed on the basis of Financial Sponsor Party C’s non-binding proposal, but that the Board should be prepared to review and respond quickly to any improved proposal that Financial Sponsor Party C might make. The Board requested that Mr. Risner advise Financial Sponsor Party C of the Board’s position in writing and authorized the Company’s management to continue discussions with Financial Sponsor Party C to seek a revised proposal at a higher price. At the conclusion of the meeting, the Board also discussed the possibility of engaging in discussions with a strategic party, which we refer to as Strategic Party B, that was potentially interested in exploring a strategic transaction with the Company. After discussion, the Board expressed a willingness to engage in discussions with Strategic Party B to explore a strategic transaction, subject to entry into a confidentiality agreement.

Later in the day on July 6, 2015, the Company provided a written response to Financial Sponsor Party C indicating that the Board was not prepared to move forward on the basis of the $4.85 per share proposal, but remained open to continuing a dialogue with Financial Sponsor Party C.

Also on July 6, 2015, Messrs. Dauch and Risch had a telephonic discussion with representatives of Financial Sponsor Party D to review and discuss the confidential financial information that had been provided by the Company to Financial Sponsor Party D, as well as certain potential strategic opportunities available to the Company.

On July 7, 2015, Financial Sponsor Party C submitted a letter to Mr. Risner containing a revised non-binding proposal to acquire the Company for an indicative price of $5.00 per share in cash. The non-binding proposal remained subject to completion of due diligence, negotiation of definitive documentation and receipt of satisfactory debt financing commitments.

On July 8, 2015, Financial Sponsor Party D submitted a letter to Mr. Risner containing a non-binding proposal to acquire the Company for an indicative price in the range of $5.25 - $5.50 per share in cash. The non-binding proposal was subject to completion of due diligence and negotiation of definitive documentation. Financial Sponsor Party D indicated that it would require 60 days from acceptance of its proposal to complete due diligence and finalize a transaction, and requested formal exclusivity during this 60 day period.

Also on July 8, 2015, a representative of Financial Sponsor Party E advised the Company that Financial Sponsor Party E was not willing to move forward with transaction discussions at the time, noting a concern about the perceived risk to industry production levels over the next 12 to 36 months.

On July 10, 2015, the Board held a special telephonic meeting with the Company’s management to discuss, among other things, the indications of interest received from Financial Sponsor Party C and Financial Sponsor Party D. Mr. Dauch reviewed the terms and conditions of these indications of interest, and also noted that Strategic Party B had confirmed its interest in evaluating a potential strategic transaction with the Company. The Board discussed the indications of interest received from Financial Sponsor Party C and Financial Sponsor Party D, as well as the opportunity to explore potential transactions with Strategic Party B and other potentially interested parties, in light of the Company’s business, financial position and results of operations, and the challenges that the Company faced in executing on identified strategic initiatives in light of its capital structure. At the conclusion of the meeting, the Board determined to engage outside advisors in connection with the process, requested that the Company’s management apprise Financial Sponsor Party C and Financial Sponsor Party D of this process, and requested that the Company’s management seek to schedule initial meetings with three potential financial advisors known to the Board for the Board’s next regularly scheduled meeting on July 23, 2015.

Later in the day on July 10, 2015, the Company provided written responses to Financial Sponsor Party C and Financial Sponsor Party D indicating that the Board intended to engage outside advisors in connection with its review of their respective proposals, noting to each that the Board intended to provide feedback promptly after the Board had engaged advisors and completed its review process.

On July 23, 2015, the Board held its regularly scheduled meeting and, among other things, met with representatives of three potential financial advisors, including Deutsche Bank. Each potential financial advisor presented information regarding its respective qualifications, expertise, reputation, independence and knowledge of the Company’s business and the industry in which it operates. The potential financial advisors shared their perspectives on the indications of interest the Company had received, identified potentially interested strategic parties and financial sponsors, outlined alternatives for conducting a process to explore strategic alternatives and discussed the near-term ability to refinance the Company’s existing indebtedness and the impact that such refinancing would have on the strategic alternatives. In light of its qualifications, expertise, reputation and knowledge of the Company’s business and industry, the Board decided to engage Deutsche Bank to serve as the Company’s financial advisor. The Board instructed management to work with the Company’s financial advisor to develop a proposed process and timeline for discussions with potentially interested parties regarding a sale of the Company or other strategic transaction, including a list of additional potential strategic and financial sponsor parties proposed to be approached and certain financial information proposed to be provided to potentially interested parties. In addition, the Board established guidelines related to discussions with potentially interested parties, including that management would not have discussions regarding management-related compensation or equity rollover without the prior approval of the Board.

On July 27, 2015, Strategic Party B entered into a confidentiality agreement, which contained a standstill provision that did not include a “sunset” provision, to facilitate further discussions on the basis of confidential information.

On August 7, 2015, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. The Company’s financial advisor reviewed financial aspects of the proposals from Financial Sponsor Party C and Financial Sponsor Party D and discussed a proposed targeted process developed with the Company’s management to explore a potential sale or other strategic transaction, with the goal of soliciting meaningful proposals from a selected group of potentially interested parties, while maintaining the confidentiality of the process. The Company’s financial advisor also reviewed a list of potentially interested strategic and financial parties that had been developed with the Company’s management, as well as a proposed timeline for the targeted process, which included requests for preliminary proposals by mid-September 2015. The Company’s management reviewed certain financial information proposed to be provided to potentially interested parties. After discussion, the Board authorized the Company’s financial advisor to reach out to the potentially interested parties on the timeline discussed at the meeting.

Subsequent to this meeting, at the direction of the Board, the Company’s financial advisor contacted the identified potentially interested parties, constituting four strategic parties, including Strategic Party A, Strategic Party B, and two additional strategic parties, which we refer to as Strategic Party C and Strategic Party D, and four financial sponsors, including Financial Sponsor Party C, Financial Sponsor Party D, and two additional financial sponsor parties, which we refer to as Financial Sponsor Party F and Financial Sponsor Party G, to gauge their interest in a potential transaction with the Company. Each of Financial Sponsor Party D, Financial Sponsor Party F, Strategic Party A, Strategic Party B and Strategic Party C indicated interest in moving forward in the process. Strategic Party D and Financial Sponsor Party G indicated that they were not interested in exploring a potential transaction for a variety of reasons, including its concerns about a lack of strategic fit and an inability or unwillingness to offer a price for the Company that would likely be viewed as attractive. Further, Financial Sponsor Party C informed the Company’s financial advisor that it was not willing to participate in a competitive process.

The Company subsequently entered into confidentiality agreements with the interested parties that had determined to move forward in the process and had not already entered into confidentiality agreements with the Company. On August 12, 2015, Strategic Party A entered into a confidentiality agreement containing a customary standstill provision. On August 18, 2015, Financial Sponsor Party F entered into a confidentiality agreement containing a customary standstill provision. On August 19, 2015, Strategic Party C entered into a confidentiality agreement containing a customary standstill provision. After entering into the confidentiality agreement, each party received confidential financial information regarding the Company and a process letter requesting that it submit a preliminary indication of interest by the close of business on Monday, September 14, 2015, and had telephonic meetings with the Company’s management and financial advisor regarding the business, financial position, results of operations and business strategy of the Company.

During the period beginning in the third week of August 2015, at the same time that the Company and its advisors were coordinating the targeted review process, there was substantial dislocation in the financial markets generally, impacting equity capital markets and the availability of acquisition and other debt financing. In addition, beginning in September 2015, published reports of estimated production levels for Class 8 truck builds suggested the beginning of a cyclical downturn in the commercial vehicle industry and market that the Company serves. The Company experienced a reduction in its share price during this time frame.

On September 4, 2015, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. The Board received an update regarding the results of the discussions to date with the potentially interested parties, and the Company’s financial advisor reviewed the process and timing for receiving preliminary indications of interest. The Board and its advisors also discussed the potential adverse impact on the process of recent market volatility and the decline in the Company’s share price.

On September 14, 2015, Strategic Party B submitted a preliminary non-binding proposal to acquire the Company at a cash price of $4.05 per share. The non-binding proposal was subject to completion of due diligence and negotiation of definitive documentation. In addition, on September 14, 2015, Strategic Party C submitted a preliminary non-binding proposal to acquire the Company at a proposed range of $3.40-$3.90 per share, which would be payable in cash, Strategic Party C equity or a combination thereof to be agreed upon at a later date. The non-binding proposal was subject to completion of due diligence and negotiation of definitive documentation. Representatives of Strategic Party A contacted the Company’s management to indicate that Strategic Party A had determined not to move forward in the process, indicating a desire to continue to execute its standalone business strategy as opposed to embarking on what would have been a transformational transaction for it. Representatives of Financial Sponsor Party D advised the Company’s financial advisor that, in light of recent market developments and Financial Sponsor Party D’s concern about production cyclicality, Financial Sponsor Party D could only submit a proposal that was materially lower than its prior proposal, representing only a modest premium to the Company’s then-current share price, which Financial Sponsor Party D did not believe would be viewed by the Board as an attractive offer. Accordingly, Financial Sponsor Party D indicated that it would not submit a proposal in the process. Lastly, representatives of Financial Sponsor Party F advised the Company’s financial advisor that the Company’s management had already adopted many of the operational initiatives that Financial Sponsor Party F would typically adopt and, accordingly, did not see a compelling value creation opportunity for Financial Sponsor Party F. Accordingly, Financial Sponsor Party F indicated that it would not submit a proposal in the process.

On September 16, 2015, the Board held a special telephonic meeting attended by the Company’s management and outside financial and legal advisors to review the results of the strategic alternatives process. The Board reviewed the non-binding proposals received from Strategic Party B and Strategic Party C and the feedback from the other parties who did not submit proposals, as well as the Company’s results of operations, standalone business plan, financial position and business strategies, including options for refinancing the Company’s existing indebtedness. After receiving feedback from the Company’s financial advisor regarding its discussions with Strategic Party B and Strategic Party C following the submission of each party’s non-binding proposal, the Board believed that neither Strategic Party B nor Strategic Party C was likely to increase its proposal by any significant amount. After discussion, the Board determined that the Company would continue to execute on its standalone business plan at that time, looking for market windows during which to refinance its existing indebtedness on acceptable terms. It was noted that the Company’s management should continue to maintain appropriate dialogue, in consultation with the Company’s financial advisor, with potential strategic parties and financial sponsors who may be interested in exploring a transaction with the Company in the future.

In the fourth quarter of 2015 and into the first quarter of 2016, the Board and the Company’s management continued, working with the Company’s financial advisor, to explore potential strategic and financial alternatives to maximize stockholder value, such as business combinations, acquisitions and equity financing transactions, and also to monitor debt financing markets for opportunities to refinance its existing indebtedness on acceptable terms. The Company’s management continued appropriate dialogue with various potentially interested parties regarding the Company’s results of operations, financial position and business strategies, exploring whether potentially attractive strategic transaction opportunities might be available. The Company’s management provided regular updates to Mr. Risner and the other members of the Board regarding these meetings.

On October 15, 2015, Messrs. Dauch and Risch met with representatives of Financial Sponsor Party C in Chicago, and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party C continued to have an interest in exploring potential strategic transactions. The representatives of Financial Sponsor Party C expressed their view that the Company’s leveraged balance sheet was limiting its strategic growth options and that the Company should divest its Brillion business in the near term. The representatives of Financial Sponsor Party C also expressed an interest in continuing discussions with the Company, but noted that conflicting internal priorities could impact Financial Sponsor Party C’s ability to move forward.

On October 27, 2015, the Board held a regularly scheduled meeting, in which the Company’s management and financial advisors participated. The Company’s financial advisor provided an update on certain preliminary financial analyses regarding the Company, and also reviewed various considerations regarding a potential divestiture of the Company’s Brillion business. The Company’s financial advisor also discussed potential terms on which the Company might be able to refinance its currently outstanding debt that matures in August 2018.

On November 5, 2015, representatives of the Company’s financial advisor had a telephonic discussion with representatives of Financial Sponsor Party C and provided a general update on the Company’s operations and business strategies, including that management was evaluating the potential divestiture of the Company’s Brillion business. The representatives of Financial Sponsor Party C indicated that Financial Sponsor Party C was not able to move forward with a potential transaction with the Company at this time due to conflicting internal priorities, but that the parties should remain in contact.

On December 7, 2015, Messrs. Dauch and Risch had a meeting with representatives of a strategic party, which we refer to as Strategic Party E, to discuss general industry conditions and a potential strategic transaction involving the Company, based upon publicly available information.

On December 10, 2015, the Board held a regularly scheduled meeting attended by the Company’s management. The Board reviewed the Company’s financial position, results of operations and standalone business plan.

On December 17, 2015, Mr. Dauch, Mr. Michael Hajost, the Company’s Chief Financial Officer, and other members of the Company’s management, met with representatives of Financial Sponsor Party A in New York, and provided a general update on the Company’s operations and business strategies and discussed whether Financial Sponsor Party A would have an interest in exploring potential strategic transactions. Financial Sponsor Party A indicated that it may have an interest in exploring strategic transaction opportunities with the Company.

Also on December 17, 2015, Strategic Party E entered into an amendment to extend its prior confidentiality agreement with the Company to facilitate further discussions on the basis of confidential information. The confidentiality agreement did not include a standstill provision.

Also on December 17, 2015, following outreach from representatives of a financial sponsor party, which we refer to as Financial Sponsor Party H, Messrs. Dauch and Hajost, together with other members of the Company’s management, met with representatives of Financial Sponsor Party H in New York. The representatives of the Company provided an update on the Company’s operations and business strategies, based upon publicly available information. The representatives of Financial Sponsor Party H discussed a potential equity investment in the Company as a means to facilitate the Company’s growth strategies and refinancing of the Company’s existing indebtedness.

On December 18, 2015, Messrs. Dauch and Risner, Mr. Robert E. Davis, a member of the Board and affiliate of Cetus Capital, LLC, a significant shareholder, and other members of the Company’s management met with the Company’s financial advisor in New York, during which time the Company’s financial advisor provided an update on certain preliminary financial analyses regarding the Company and also reviewed strategic alternatives potentially available to the Company, including options for refinancing the Company’s existing indebtedness.

On January 11, 2016, Messrs. Risner, Davis, Dauch and Hajost, met with representatives of Financial Sponsor Party A in New York to discuss the Company’s results of operations, financial position and business strategies, as well as a process to explore a potential strategic transaction between the parties. Subsequent to this meeting, in response to Financial Sponsor Party A’s request, the Company provided certain confidential financial due diligence information regarding the Company and its results of operations.

On January 21, 2016, Messrs. Dauch and Hajost had a telephonic discussion with representatives of Financial Sponsor Party D, and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party D continued to have an interest in exploring potential strategic transactions. Financial Sponsor Party D indicated that it continued to have interest in exploring a potential strategic transaction, and requested that the Company provide additional financial information.

On February 1, 2016, Messrs. Dauch, Risch and Hajost met with representatives of Financial Sponsor Party C in Chicago, and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party C continued to have an interest in exploring potential strategic transactions. The representatives of Financial Sponsor Party C indicated that Financial Sponsor Party C would not be interested in the acquisition of the Company on a standalone basis, but might have interest in providing equity financing for, or completing an acquisition of the Company in the context of, a concurrent strategic acquisition or other third party business combination arranged by the Company.

Also on February 1, 2016, following outreach from representatives of the Company, Messrs. Dauch, Risch and Hajost met with representatives of a financial sponsor party, which we refer to as Financial Sponsor Party I, in Chicago, and provided a general update on the Company’s results of operations and business strategies based upon publicly available information, and discussed whether Financial Sponsor Party I would have an interest in exploring potential strategic transactions. Subsequent to this meeting, representatives of Financial Sponsor Party I advised the Company that Financial Sponsor Party I was not prepared to move forward with discussions at that time.

On February 5, 2016, Mr. Dauch and other members of the Company’s management and representatives of the Company’s financial advisor met with representatives of Financial Sponsor Party A in Livonia, Michigan, to provide a management presentation regarding the Company’s results of operations and business strategies and to review certain due diligence questions regarding the Company furnished by Financial Sponsor Party A. Financial Sponsor Party A subsequently indicated that it would attempt to provide a non-binding proposal for a potential transaction prior to the Company’s next regularly scheduled board meeting.

On February 8, 2016, a financial sponsor party, which we refer to as Financial Sponsor Party J, entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate further discussions on the basis of confidential information.

On February 11, 2016, Messrs. Dauch and Hajost had a telephonic discussion with representatives of Financial Sponsor Party D, during which they provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party D continued to have an interest in exploring potential strategic transactions. The representatives of Financial Sponsor Party D indicated that it would be willing to consider a potential private investment in the Company, but not an acquisition of the Company due to continuing challenges in the leveraged finance market.

On February 11, 2016, following earlier discussions on the basis of publicly available information between representatives of the Company’s management team and representatives of a financial sponsor party, which we refer to as Financial Sponsor Party K, after outreach to the Company from a representative of Financial Sponsor Party K, Financial Sponsor Party K entered into a confidentiality agreement with the Company, including a customary standstill provision, to facilitate further discussions on the basis of confidential information.

On February 12, 2016, Messrs. Dauch and Hajost met with representatives of Financial Sponsor Party K in Livonia, Michigan, to provide a management presentation regarding the Company’s results of operations and business strategies, and discussed whether Financial Sponsor Party K would have an interest in exploring potential strategic transactions. Financial Sponsor Party K indicated that it would like to receive additional financial information for review in connection with their consideration of exploring a potential strategic transaction.

On February 18, 2016, Messrs. Dauch, Hajost and Risch had further telephonic discussions with representatives of Financial Sponsor Party D to address certain follow-up due diligence questions regarding the Company’s results of operations and business strategies. The representatives of Financial Sponsor Party D indicated that they would review the additional detail provided by the Company and consider whether they were interested in continuing to explore a potential strategic transaction with the Company.

On February 23, 2016, representatives of Financial Sponsor Party A advised the Company’s management that Financial Sponsor Party A would not submit a proposal for a transaction with the Company. Financial Sponsor Party A indicated that its unwillingness to proceed with further discussions was based upon its broader economic concerns and outlook regarding the Class 8 truck market.

On February 24, 2016, the Board held a regularly scheduled meeting, in which the Company’s management and financial advisors participated, and, among other things, reviewed the Company’s business, financial position, results of operations and growth strategies, as well as management’s discussions with potentially interested parties regarding potential strategic transactions involving the Company. The Company’s financial advisor provided an update on financial markets generally, including debt financing markets. The Company’s financial advisor also reviewed certain preliminary financial analyses regarding the Company and various considerations for whether to solicit proposals for a potential acquisition of the Company at that time and the status of discussions with certain potentially interested parties. The Board directed management, working with the Company’s financial advisor, to continue discussions with potentially interested parties to explore whether strategic transaction opportunities would become available. The Board also discussed initiating a process to sell its Brillion business due to, among other things, the capital intensive nature of the Brillion business, the recent financial performance of and general industry trends impacting the Brillion business and the view that Brillion constituted a non-core business relative to the Company’s core commercial vehicle wheels and wheel-end components and assemblies business. The Board then authorized management to move forward on a process to sell the Brillion business, working with a different financial advisor engaged by the Company for the Brillion process.

Subsequent to this meeting, the Company’s management and financial advisors held numerous discussions with potentially interested parties regarding the Company’s results of operations and business strategies, including whether such parties would have an interest in exploring strategic transactions. The Company’s management regularly updated Mr. Risner and other members of the Board regarding these conversations.

On March 3, 2016, Messrs. Dauch and Hajost met with representatives of Financial Sponsor Party G in New York, and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party G would have an interest in exploring potential strategic transactions. Subsequent to this meeting, representatives of Financial Sponsor Party G advised the Company that, in light of concerns regarding production cyclicality, Financial Sponsor Party G was not interested pursuing a strategic transaction with the Company at that time.

Also on March 3, 2016, Messrs. Dauch and Hajost met with representatives of Financial Sponsor Party D in New York and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party D had an interest in exploring potential strategic transactions. The representatives of Financial Sponsor Party D again indicated that it would be willing to consider a potential private investment in the Company, but not an acquisition of the Company due to continuing challenges in the leveraged finance market.

Also on March 3, 2016, Messrs. Dauch and Hajost met with representatives of Financial Sponsor Party J in New York, and provided a general update on the Company’s results of operations and business strategies, and discussed whether Financial Sponsor Party J would have an interest in exploring a potential strategic transaction with the Company. Subsequent to this meeting, representatives of Financial Sponsor Party J advised the Company that Financial Sponsor Party J was not interested pursuing a strategic transaction with the Company at that time.

On March 8, 2016, Mr. Dauch had a telephonic discussion with representatives of Financial Sponsor Party K and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party K continued to have an interest in exploring potential strategic transactions. Subsequent to these discussions, representatives of Financial Sponsor Party K advised the Company that Financial Sponsor Party K was not interested pursuing a strategic transaction with the Company due to concerns about its ability to obtain financing for a potential transaction.

On March 10, 2016, representatives of Financial Sponsor Party L contacted the Company’s financial advisor to express interest in exploring a potential strategic transaction.

On March 14, 2016, Messrs. Risner and Dauch, together with representatives of the Company’s financial advisor, met with Financial Sponsor Party C in Chicago and provided a further update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party C would have an interest in exploring potential strategic transactions. The representatives of Financial Sponsor Party C indicated that Financial Sponsor Party C would not be interested in the acquisition of the Company on a standalone basis, but might have interest in completing an acquisition of the Company in the context of a concurrent strategic acquisition or other third party business combination arranged by the Company.

Also on March 14, 2016, Messrs. Dauch, Risner and Davis had a meeting with representatives of Strategic Party E in Chicago, during which the representatives of Strategic Party E indicated it had an interest in a potential acquisition of certain assets of the Company’s Gunite business. Subsequent to these meetings, a representative of Strategic Party E advised the Company that Strategic Party E was not interested in pursuing a strategic transaction with the Company at that time, but that the parties should remain in contact.

On March 17, 2016, following outreach by the Company’s financial advisor, the Company’s financial advisor had discussions with representatives of Crestview Advisors, L.L.C. (“Crestview”), during which Crestview noted its familiarity with and appreciation for the Company’s business. Crestview indicated that it was interested in learning more about the status of the Company’s operations and future growth opportunities, and expressed interest in receiving more information about the Company in the context of exploring a potential strategic transaction.

On March 21, 2016, Financial Sponsor Party L entered into a confidentiality agreement to facilitate further discussions on the basis of confidential information. The confidentiality agreement contained a standstill provision, but allowed Financial Sponsor Party L to make proposals to the Board on a confidential, non-public basis without limitation. The next day, on March 22, 2016, Messrs. Dauch and Hajost met with representatives of Financial Sponsor Party L at the Company’s headquarters in Evansville, Indiana, and provided an overview of the Company’s business, results of operations and business strategies, and discussed whether Financial Sponsor Party L would have interest in exploring a potential strategic transaction.

On April 1, 2016, the Company’s management met with representatives of Strategic Party B at the Company’s headquarters in Evansville, Indiana, and provided a general update on the Company’s operations and discussed whether Strategic Party B would have further interest in exploring a potential strategic transaction, as well as touring the Company’s facility in Henderson, Kentucky.

On April 5, 2016, following outreach from representatives of a strategic party, which we refer to as Strategic Party F, Mr. Dauch and other members of the Company’s management team, together with the Company’s legal advisor, met with representatives of Strategic Party F in Chicago to discuss whether Strategic Party F had interest in pursuing a strategic transaction with the Company. During this meeting the representatives of Strategic Party F only expressed interest in a potential acquisition of the Company’s steel wheels business. Subsequent to this meeting, representatives of Strategic Party F advised the Company that Strategic Party F was not interested in pursuing a strategic transaction with the Company at that time.

On April 14, 2016, the Company’s management and representatives of the Company’s financial advisor had further discussions with representatives of Strategic Party B at the headquarters of Strategic Party B, to explore the opportunity for a potential strategic transaction between the parties. Following these discussions, Strategic Party B indicated that it was not prepared to proceed with discussions regarding a potential strategic transaction at that time, as Strategic Party B did not view the Company’s plans for growth outside of North America as synergistic with Strategic Party B’s strategic growth plan.

On April 21, 2016, Crestview entered into a confidentiality agreement containing a customary standstill provision to facilitate further discussions on the basis of confidential information.

On April 25, 2016, the Board held a regularly scheduled meeting, in which the Company’s management and financial advisor participated, and, among other things, reviewed the Company’s business, financial position, results of operations and growth strategies, as well as strategic alternatives available to the Company and management’s discussions with potentially interested parties regarding potential strategic transactions involving the Company. The Company’s financial advisor provided an update on financial markets generally, including debt financing markets, and reviewed certain preliminary financial analyses regarding the Company. The Board directed management, working with the Company’s financial advisor, to continue discussions with potentially interested parties to explore potential strategic transactions and, if appropriate, to solicit non-binding proposals that might be of interest to the Company. The Board also discussed the status of its process to sell its Brillion business and the potential net sales proceeds that could be achievable in a successful sale process.

On May 3, 2016, the Company’s management had a meeting with representatives of Crestview in Evansville, Indiana and provided a general overview of the Company’s business, financial position, results of operations and business strategies. The representatives of Crestview indicated an interest in exploring strategic transaction opportunities with the Company. Over the course of the rest of May, the Company provided Crestview with access to confidential information about the Company, including financial projections for the Company on a standalone basis, assuming the divestiture of the Brillion business for $40 million of estimated net sales proceeds, and Crestview engaged in a customary due diligence review of the Company, including visiting certain of the Company’s sites and manufacturing facilities, reviewing legal matters and meeting with the Company’s senior management regarding business operations and financial matters.

During the month of May 2016, the Company’s management and financial advisor participated in further discussions with representatives of Strategic Party B, Financial Sponsor Party A, Financial Sponsor Party C, and Financial Sponsor Party L, and also initiated discussions with Financial Sponsor Party M and Financial Sponsor Party N, among other parties, to explore whether such parties would be interested in pursuing strategic transactions with the Company. These discussions were conducted only based upon publicly available information to the extent such parties had not yet entered into a confidentiality agreement with the Company. The Company’s management regularly updated Mr. Risner and other members of the Board regarding these discussions. It was determined that the Company’s financial advisor should request that potentially interested parties submit non-binding proposals by no later than the first week of June 2016 to allow time for the Board to review and respond on a parallel track with the pending Brillion sale process.

On May 9, 2016, Financial Sponsor Party L indicated to the Company’s financial advisor that it would not proceed with further discussions due to concerns about its ability to obtain financing for a potential transaction.

On May 12, 2016, Financial Sponsor Party M entered into a confidentiality agreement, which contained a standstill provision that did not include a “sunset” provision, to facilitate further discussions on the basis of confidential information.

On May 23, 2016, Mr. Dauch and other members of the Company’s management had a meeting with representatives of Financial Sponsor Party M in Evansville, Indiana and provided a general overview of the Company’s business, financial position, results of operations, business strategies and acquisition opportunities. The representatives of Financial Sponsor Party M indicated an interest in exploring strategic transaction opportunities with the Company. Over the course of the rest of May 2016, the Company provided Financial Sponsor Party M with access to confidential information about the Company, including financial projections for the Company on a standalone basis, assuming the divestiture of the Brillion business for $40 million of estimated net sales proceeds, and Financial Sponsor Party M engaged in a customary due diligence review of the Company, including visiting certain of the Company’s sites and manufacturing facilities, reviewing legal matters and meeting with the Company’s management regarding business operations and financial matters.

On June 1, 2016, Financial Sponsor Party N entered into a confidentiality agreement, which contained a standstill provision that did not include a “sunset” provision, to facilitate further discussions on the basis of confidential information.

On June 3, 2016, Financial Sponsor Party M submitted an indication of interest to acquire the Company at a price in the range of $2.05-$2.75 per share in cash, which price assumed, among other things, net cash proceeds of $40 million from the Brillion sale and that the Company remained on track to achieve $79.3 million in adjusted EBITDA for 2016. The Financial Sponsor Party M proposal was conditioned upon completion of due diligence and negotiation of definitive transaction documentation.

On June 6, 2016, Messrs. Dauch, Hajost and other members of the Company’s management had a telephonic discussion with representatives of Financial Sponsor Party N and provided a general update on the Company’s results of operations and business strategies and discussed whether Financial Sponsor Party N would have an interest in exploring potential strategic transactions. Subsequent to these discussions, representatives of Financial Sponsor Party N advised the Company that Financial Sponsor Party N was not interested in pursuing a strategic transaction with the Company as it was focused on smaller-scale investments at that time.

On June 6, 2016, Messrs. Dauch, Hajost and other members of the Company’s management and representatives of the Company’s financial advisor had a telephonic discussion with representatives of Financial Sponsor Party C to gauge Financial Sponsor Party C’s interest in a pursuing a potential strategic transaction. The representatives of Financial Sponsor Party C indicated that Financial Sponsor Party C would be willing to continue discussions, but only on the basis that the Company would be in a position to execute and complete a platform acquisition on a parallel path with Financial Sponsor Party C’s acquisition of the Company.

On June 7, 2016, Crestview submitted an indication of interest to acquire the Company at a price of $3.65 per share in cash, which price was conditioned upon the successful sale of Brillion, as well as completion of due diligence and negotiation of definitive transaction documentation. The Crestview proposal requested that the Company enter into a limited period of exclusivity with Crestview to complete due diligence and negotiate definitive documentation, based upon an express understanding that the definitive transaction documents would provide the Board with a post-signing “go shop” period. In subsequent conversations with the Company’s financial advisor, representatives of Crestview reiterated the importance of engaging on an exclusive basis as a condition to Crestview moving forward with its proposal.

On June 8, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. Legal counsel reviewed the Board’s fiduciary obligations when considering a potential sale transaction. The Company’s financial advisor summarized the key financial and other terms of the indications of interest received from Crestview and Financial Sponsor Party M, including Crestview’s requirement to engage on an exclusive basis. The Board discussed financial aspects of the indications of interest, the risks and benefits of granting exclusivity to Crestview, timing and process considerations for evaluating and responding to the indications of interest, and the potential impact of the Company’s on-going efforts for the sale of its Brillion business. The Company’s financial advisor noted that, based on their discussions with Crestview, the price of $3.65 per share appeared to attribute value to the Company as a platform for future acquisitions in addition to its current value on a standalone basis. After discussion, the Board requested that the Company’s legal advisors negotiate a form exclusivity agreement with Crestview’s legal advisor, Kirkland & Ellis LLP, to be presented to the Board at a future meeting. The Board also instructed the Company’s financial advisor to contact Financial Sponsor Party M to indicate that the Board recognized and appreciated the value of its indication of interest, but Financial Sponsor Party M would need to increase its proposal substantially for the Company to move forward at that time. The Board reviewed the status of discussions with other potentially interested parties and instructed the Company’s management and financial advisor to reach out to each of Strategic Party B, Financial Sponsor Party C and Financial Sponsor Party A to explore whether such party would submit an indication of interest in the near term for a strategic transaction.

On June 9, 2016, Crestview’s legal advisor circulated a proposed exclusivity agreement providing for an initial 30 day exclusivity period, subject to automatic extension in certain circumstances. Over the course of the following days, the parties’ respective legal advisors engaged in negotiations regarding the terms of the proposed exclusivity agreement, including the automatic extension provision and whether the Board would have a “fiduciary out” to terminate exclusivity in response to a superior proposal.

Also on June 9, 2016, at the direction of the Board, representatives of the Company’s financial advisor had discussions with representatives of Financial Sponsor Party M, indicating to Financial Sponsor Party M that it would need to substantially increase its indicative offer in order to move forward. Financial Sponsor Party M expressed its disappointment that it was not in a position to move forward on such basis.

Also on June 9, 2016, at the direction of the Board, Mr. Dauch contacted representatives of Strategic Party B to ask whether Strategic Party B was still interested in pursuing a transaction with the Company. The representative of Strategic Party B indicated that Strategic Party B did not have a strong interest in pursuing an acquisition of the Company at that time, and did not view the Company’s plans for growth outside of North America as synergistic with Strategic Party B’s strategic growth plan.

Also on June 9, 2016, Mr. Hajost and other members of the Company’s management met with representatives of Financial Sponsor Party H in Connecticut. The representatives of the Company provided an update on the Company’s operations and business strategies, based upon publicly available information.

On June 10, 2016, at the direction of the Board, representatives of the Company’s financial advisor contacted representatives of Financial Sponsor Party C to ask whether Financial Sponsor Party C was still interested in pursuing a transaction with the Company. The representatives of Financial Sponsor Party C indicated that Financial Sponsor Party C would be willing to continue discussions, but only on the basis that the Company would be in a position to execute and complete a platform acquisition on a parallel path with Financial Sponsor Party C’s acquisition of the Company.

Later in the day on June 10, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. The Board reviewed the strategic alternatives review process that had been initiated in July 2015 in response to the non-binding proposal from Financial Sponsor Party C and the various conversations with potentially interested parties undertaken since that time, resulting in the Crestview proposal. The Board also received an update on the recent discussions with each of the current potentially interested parties, noting that Financial Sponsor Party M had elected not to increase its purchase price and Strategic Party B had indicated that it was not prepared to move forward with transaction discussions at that time. The Board discussed that, although Financial Sponsor Party C was willing to continue transaction discussions, Financial Sponsor Party C’s requirement to execute and complete a concurrent platform acquisition introduced significant risk to the Company. It was determined that the Company’s financial advisor should contact Financial Sponsor Party C to explore whether Financial Sponsor Party C would be willing to submit a proposal at that time, either with or without the concurrent platform acquisition condition. The Board also reviewed the discussions with Crestview and the Company’s legal advisor reviewed the terms of the 30 day exclusivity agreement proposed by Crestview’s legal advisor.

The Company’s management then reviewed for the Board certain financial projections for the Company on a standalone basis. The Board authorized the Company’s financial advisor to provide the financial projections to Crestview, prior to any decision to enter into exclusive discussions, and authorized the Company’s financial advisor to prepare preliminary financial analyses for discussion with the Board using the management financial projections. The financial projections provided to Crestview included, among other things, an estimate of 2016 Adjusted EBITDA of $78.3 million. The Board instructed the Company’s legal advisor to continue negotiations with Crestview’s legal advisor regarding the form exclusivity agreement and determined to reconvene on June 13, 2016 to consider whether to grant exclusivity to Crestview.

On June 11, 2016, as requested by the Board, the Company’s financial advisor contacted Financial Sponsor Party C to confirm whether Financial Sponsor Party C would be willing to propose a purchase price for the Company, and noting the Board’s concern about Financial Sponsor Party C’s proposed concurrent platform acquisition condition. Financial Sponsor Party C did not provide any update regarding its purchase price, and indicated that it was not interested in pursuing a transaction at that time.

Also on June 11, 2016, the Company’s management furnished the financial projections as authorized by the Board to representatives of Crestview. The financial projections gave effect to the anticipated sale of Brillion, assuming that the Company would realize $40 million in net proceeds in connection with the Brillion sale. Representatives of Crestview subsequently contacted the Company’s financial advisor to confirm that Crestview was prepared to move forward with transaction discussions at the $3.65 per share purchase price, subject to the assumptions contained in Crestview’s June 7th indication of interest. Crestview reiterated that it would only move forward if the parties entered into an exclusivity agreement.

On June 13, 2016, the Company’s financial advisor had discussions with Financial Sponsor Party A, during which the Company’s financial advisor informed Financial Sponsor Party A that the Company was in discussions with another potentially interested party that were progressing rapidly, and that Financial Sponsor Party A would need to move very quickly if it wanted to be in a position to engage in further discussions at that time. Financial Sponsor Party A indicated that it was not in a position to submit a proposal on an accelerated timeline.

Later in the day on June 13, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. The Board received an update from the Company’s financial advisor on the recent discussions with potentially interested parties. The Board reviewed the strategic alternatives available to the Company, including for the Company to execute on its standalone plan while pursuing a refinancing of the Company’s existing debt capital structure, the possibility of pursuing a merger transaction with a strategic partner, and the potential sale of the Company. The Company’s financial advisor reviewed certain preliminary financial analyses with respect to the Company on a standalone basis, giving effect to the Brillion sale, and indicated that the Crestview proposal at $3.65 per share appeared to represent a preemptive valuation for the Company. The Company’s financial advisor also reviewed customary “go-shop” processes, as contemplated by Crestview’s offer, which would allow the Company to solicit transaction proposals from potentially interested parties for a specified period of time following announcement of a definitive agreement with Crestview. The Company’s legal advisor then reviewed the revised terms of the proposed Crestview exclusivity agreement, noting that the 30 day exclusivity period would not be subject to automatic extension and that the Board retained a “fiduciary out” to terminate the exclusivity agreement in response to a superior proposal. Following discussion, the Board approved the exclusivity agreement with Crestview and directed the Company’s management and financial and legal advisors to move forward with due diligence and transaction documentation with Crestview on an expedited basis. For administrative convenience and efficiency in light of the anticipated significant level of activity to follow, the Board also authorized the formation of an “ad hoc” transaction committee of the Board (the “Ad Hoc Transaction Committee”), comprised of Messrs. Risner, Davis and Adams, which would administer and oversee the day-to-day process for the Crestview transaction and act as a Board-level resource for the Company’s management and the financial and legal advisors. It was noted that the Ad Hoc Transaction Committee intended to provide regular updates to the Board and would not have the authority to approve any definitive transaction.

On June 14, 2016, Crestview and the Company entered into the exclusivity agreement, as authorized by the Board. Following entry into the exclusivity agreement, on June 15, 2016, the Company made available customary business, financial and legal due diligence documents to Crestview and its outside advisors in an electronic data room. The Company’s management and representatives of Crestview, together with the Company’s financial advisor, met in Evansville, Indiana on June 17, 2016 for an in-depth review of business and financial diligence items, and discussed process and timing for Crestview’s due diligence review and negotiation of definitive transaction documentation. During this period and into July 2016, the Company’s management and financial and legal advisors engaged in numerous due diligence discussions with Crestview and its outside advisors regarding the Company’s business, financial position, results of operations and business strategies.

On June 24, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors, as well as the Company’s separate financial advisor for the Brillion sale process. The Board received a general update from the Company’s financial advisor for the Brillion sale process regarding the process conducted following the Board’s determination to actively pursue the sale of Brillion in

February 2016. It was noted that there had been initial outreach to 35 potential buyers, further discussion with 10 potential buyers on the basis of confidential information following entry into a confidentiality agreement, site visits and management presentations with five of those potential buyers, and the receipt of initial indications of interest from five of those potential buyers. The Company’s financial advisor for the Brillion sale process also provided detail regarding the status and timing of the Brillion sale process, including that the Company had received final proposals from one bidder, “Brillion Buyer A”, at a price of $25 million and a second bidder, “Brillion Buyer B”, at a price of the lesser of $30 million and the appraised liquidation value of Brillion’s machinery and equipment. Brillion Buyer B’s proposal provided that a portion of the purchase price would be in the form of a promissory note issued by Brillion Buyer B and, accordingly, was not viewed by the Board as attractive to the Company. It was noted that a third potential bidder was still evaluating whether to make a proposal. After discussion, subject to a more favorable proposal being received from the third potential bidder, the Board instructed management to move forward with discussions with Brillion Buyer A. The Board also received an update regarding Crestview’s due diligence review of the Company. It was noted that Crestview continued to work towards a definitive proposal by the July 14, 2016 expiration of the 30 day exclusivity period, but had reiterated that it would not enter into definitive transaction documentation prior to signing and closing of the Brillion sale.

Also on June 24, 2016, the Company’s legal advisor sent the first draft of the proposed Merger Agreement to Crestview’s legal advisor. Among other terms that were customary for a public company acquisition agreement, the proposed agreement included a 45 day go-shop period, a contemplated “two-tiered” termination fee with a lower termination fee payable for terminations during the go-shop period (as well as after the go-shop period for an exempted person) and limited matching rights for Crestview in response to superior proposals.

On June 30, 2016, the Company’s management met with Crestview’s investment committee in New York to review the Company’s business, financial position, results of operations and business strategies.

Also on June 30, 2016, Crestview’s legal advisor sent a revised draft of the Merger Agreement to the Company’s legal advisor, in addition to certain ancillary transaction documents. The revised Merger Agreement proposed certain terms that were customary for a private equity buyer in transactions of this nature that would allow the Company to specifically enforce certain terms of the Merger Agreement or receive a reverse termination fee from Crestview in the event of a financing failure or other specified breaches of the Merger Agreement by Crestview. The revised draft of the Merger Agreement also proposed (i) a 30-day go-shop period, (ii) expanded matching rights with respect to any superior proposal, (iii) a termination fee of $10 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $15 million after the end of go-shop period or in connection with a change of recommendation by the Board, (iv) a reverse termination fee of $15 million, and (v) a new provision requiring the Company to reimburse Crestview for its reasonable expenses in an amount not to exceed $5 million if the Merger Agreement was terminated in certain circumstances. Crestview also requested that Cetus Capital, L.L.C. and certain of its affiliates, including Mr. Davis (collectively, “Cetus”), who at the time beneficially owned approximately 17.3% of the shares of the Company’s outstanding stock, enter into a voting agreement with respect to the proposed merger.

On July 6, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors, as well as the Company’s separate financial advisor for the Brillion sale process. The Board received an update from the Company’s financial advisor for the Brillion sale process on the status of Brillion Buyer A’s due diligence review and negotiation of transaction documentation. It was noted that the parties had initially targeted August 5, 2016 as the earliest possible signing and closing date for the Brillion sale transaction. The Company’s financial advisor provided an update on the status of Crestview’s due diligence review. It was noted that Crestview continued to work towards a definitive proposal by the July 14, 2016 expiration of the 30 day exclusivity period, but had reiterated that it would not enter into definitive transaction documentation prior to the signing and closing of the Brillion sale. The Company’s legal advisors provided an overview of the key terms of the Merger Agreement and Crestview’s proposed changes to the initial draft Merger Agreement. The Board instructed the Company’s management and outside advisors to continue working as expeditiously as possible to complete due diligence and transaction documentation for both the Brillion sale process and the proposed sale of the Company to Crestview.

Also on July 6, 2016, representatives of the Company’s management team had meetings in Detroit, Michigan with representatives of Crestview and representatives of Crestview’s potential financing sources and provided detail on the Company’s results of operations and business strategies.

On July 8, 2016, representatives of the Company’s management team had discussions with representatives of Brillion Buyer A, during which the representatives of Brillion Buyer A confirmed that it was not willing to increase the purchase price of $25 million included in the most recent offer it delivered to the Company to acquire the Brillion business.

On July 11, 2016, the Company’s legal advisor sent a revised draft of the Merger Agreement to Crestview’s legal advisor. This revised draft included general revisions to provide the Company with stronger enforcement rights, and also included (i) a 40-day go-shop period, (ii) a termination fee of $2.5 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $5 million after the end of go-shop period or in connection with a change of recommendation by the Board, (iii) a reverse termination fee of $35 million, and (iv) no provision requiring the Company to reimburse Crestview for its reasonable expenses if the Merger Agreement is terminated in certain circumstances.

On July 12, 2016, at the Board’s request, the Company’s financial advisor contacted Crestview to provide an update on, among other things, the estimated $25 million price offered by Brillion Buyer A in the Brillion sale process, as well as the August 5th targeted signing and closing date for the Brillion transaction. Crestview requested an extension of the exclusivity period until July 19, 2016 to complete its due diligence review and submit a definitive transaction proposal. Crestview reiterated that it would not enter into definitive transaction documentation prior to the signing and closing of the Brillion sale, and noted that the reduced sale price for Brillion would be taken into account in Crestview’s definitive transaction proposal. Later in the day on July 12, 2016, the Ad Hoc Transaction Committee of the Board approved, and the Company entered into, an extension of the exclusivity period under the exclusivity agreement with Crestview to July 19, 2016.

On July 14, 2016, the Company’s financial advisor furnished updated financial projections to representatives of Crestview for purposes of its due diligence review, which included, among other things, an updated estimate of 2016 Adjusted EBITDA of $76.2 million. The Company’s management had prepared the updated estimate of 2016 Adjusted EBITDA in connection with its ordinary course review of the Company’s year-to-date financial performance and results of operations.

Also on July 14, 2016, Mr. Dauch met with representatives of Financial Sponsor Party H in New York. Mr. Dauch provided an update on the Company’s operations and business strategies, based upon publicly available information. The representatives of Financial Sponsor Party H asked about a potential equity investment in the Company as a means to facilitate the Company’s growth strategies and refinancing of the Company’s existing indebtedness. There were no further discussions with Financial Sponsor Party H prior to the announcement of the Company’s entry into the Merger Agreement.

On July 18, 2016, Crestview submitted a revised non-binding proposal that included a reduced price of $2.60 per share in cash. Crestview’s letter cited as reasons for the reduction in price, among other things, the Company’s reduced estimate for 2016 Adjusted EBITDA, additional shares deemed to be outstanding from vesting of the Company’s restricted stock units and performance stock units, the reduced estimated net proceeds from the Brillion sale, certain estimated pension funding obligations in the United States and Canada, and certain restrictions on use of the Company’s cash in Mexico and Italy as a source of funding for the transaction. Crestview stated that it had substantially completed its due diligence review, but noted that its proposal was conditioned upon at least $22.7 million in net proceeds from the Brillion sale. Crestview reiterated that it would not enter into definitive transaction documentation prior to signing and closing of the Brillion sale. Lastly, Crestview requested a further extension of exclusivity to August 9, 2016, which was after the targeted closing date for the Brillion sale.

Later in the day on July 18, 2016, the Board held its regularly scheduled meeting in Chicago, Illinois, attended by the Company’s management and financial and legal advisors, as well as the Company’s separate financial advisor for the Brillion sale process. The Company’s financial advisor reviewed Crestview’s revised non-binding proposal, including the specific considerations cited by Crestview to explain its price reduction, and summarized discussions with representatives of Crestview regarding these matters. The Company’s management updated the Board regarding the Company’s year-to-date financial performance and results of operations, which included, among other things, the updated estimate of 2016 Adjusted EBITDA. The Company’s financial advisor also reviewed certain preliminary financial analyses with respect to the Company on a standalone basis, giving effect to the Brillion sale, and based upon financial projections prepared by the Company’s management. The Company’s financial advisor also provided an update on debt and equity markets generally, and discussed potential terms on which the Company might be able to refinance its currently outstanding debt that matures in August 2018. The Company’s legal advisors then provided an update on the status of negotiations regarding the Merger Agreement and detailed certain considerations regarding the go-shop process, termination fees and related issues. After discussing Crestview’s revised proposal and its request to extend the exclusivity period, the Board authorized the extension of the exclusivity agreement with Crestview and instructed the Company’s management and financial advisor to continue discussions with Crestview by addressing the specific terms outlined in Crestview’s revised proposal and to request that Crestview increase its purchase price.

On July 20, 2016, the Ad Hoc Transaction Committee of the Board approved, and the Company entered into, an extension of the exclusivity period under the exclusivity agreement with Crestview to August 3, 2016, in light of the additional time required to conclude the Brillion sale process.

In the days following the July 18th Board meeting, the Company’s management and financial advisor continued the discussions with Crestview regarding its revised proposal and requested that Crestview increase its purchase price. Following these discussions, on July 23, 2016, Crestview informed the Company’s financial advisor that it was willing to increase its proposed purchase price to $2.80 per share, subject to further adjustment if the actual net proceeds realized by the Company in connection with the sale of Brillion were less than the then-current estimate of $22.7 million.

On July 25, 2016, the Board held a special telephonic meeting with the Company’s management and financial and legal advisors. The Board reviewed the revised Crestview proposal of $2.80 per share, including that Crestview had indicated that its proposal was subject to further adjustment if the actual net proceeds realized by the Company in connection with the sale of Brillion were less than the then-current estimate of $22.7 million. It was noted that Crestview could be expected to reduce its purchase price by approximately $0.02 per share for every $1 million reduction in proceeds received from the sale of Brillion. The Company’s financial advisor also reviewed certain preliminary financial analyses with respect to the Company on a standalone basis, giving effect to the Brillion sale, and based upon the financial projections prepared by the Company’s management, which included, among other things, the updated estimate of 2016 Adjusted EBITDA, and summarized under “—Certain Financial Projections” on page 60 of this proxy statement. The Board instructed the Company’s management and outside advisors to continue working as expeditiously as possible to finalize both the Brillion sale and the proposed sale of the Company to Crestview.

Also on July 25, 2016, Crestview’s legal advisor sent revised drafts of the Merger Agreement and ancillary transaction documents to the Company’s legal advisor. The revised draft of the Merger Agreement proposed (i) a 35-day go-shop period, (ii) a termination fee of $6.25 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $12.5 million after the end of go-shop period or in connection with a change of recommendation by the Board, (iii) a reverse termination fee of $20 million, and (iv) reinserted the provision requiring the Company to reimburse Crestview for its reasonable expenses if the Merger Agreement is terminated in certain circumstances in an amount not to exceed $5 million. Crestview’s legal advisor also provided a proposed voting agreement to be entered into with Cetus.

On July 29, 2016, Brillion Buyer A submitted a revised offer in connection with the Brillion sale transaction, which included a reduced purchase price of $15 million. Following receipt of this revised offer, at the Company’s request, the Company’s financial advisor reported the latest offer to Crestview.

Due to the additional time required to conclude the Brillion sale process, on August 2, 2016, the Ad Hoc Transaction Committee approved, and the Company entered into, an amendment to the exclusivity agreement with Crestview, extending the termination of the exclusivity period to August 9, 2016.

During the month of August, the respective outside legal advisors for the Company and Crestview continued to negotiate the terms of the Merger Agreement and the related ancillary agreements, including the Cetus voting agreement.

On August 5, 2016, the Company’s legal advisor sent a revised draft of the Merger Agreement to Crestview’s legal advisor. This revised Merger Agreement provided for (i) a 35-day go-shop period, (ii) a termination fee of $2.5 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $5 million after the end of go-shop period or in connection with a change of recommendation by the Board, (iii) a reverse termination fee of $32.5 million, and (iv) no provision requiring the Company to reimburse Crestview for its reasonable expenses if the Merger Agreement is terminated in certain circumstances.

On August 9, 2016, the Ad Hoc Transaction Committee approved, and the Company entered into, an amendment to the exclusivity agreement with Crestview, extending the termination of the exclusivity period to August 19, 2016.

On August 10, 2016, at the request of the Ad Hoc Transaction Committee, the Company’s financial advisor sent the current draft of the proposed stock purchase agreement for the Brillion sale to Crestview.

On August 12, 2016, Crestview submitted a revised proposal to acquire the Company for $2.55 per share, which it noted was driven by the lower estimated net proceeds from the Brillion sale. Later on August 12, 2016, Crestview’s legal advisor sent revised drafts of the Merger Agreement and ancillary transaction documents to the Company’s legal advisor, that included (i) a termination fee of $6.25 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $12.5 million after the end of go-shop period or in connection with a change of recommendation by the Board, (ii) a reverse termination fee of $20 million, and (iii) a provision requiring the Company to reimburse Crestview for its reasonable expenses in an amount not to exceed $5 million if the Merger Agreement is terminated in certain circumstances.

On August 16, 2016, the Ad Hoc Transaction Committee held a telephonic meeting with the Company’s management and financial and legal advisors. The Company’s financial advisor provided a general update regarding the August 12th proposal submitted by Crestview, noting that Crestview had cited the reduced net proceeds to be received in the Brillion sale, as well as certain contingent liability items identified by Crestview under the proposed stock purchase agreement for the Brillion sale. The Company’s legal advisor provided a general overview of the material legal issues that remained outstanding in the draft Merger Agreement, including the amount of the termination fee, the amount of the reverse termination fee, and the extent to which the Company would agree to expense reimbursement if the Merger Agreement was terminated in certain circumstances. The Ad Hoc Transaction Committee, along with the Company’s management and financial and legal advisors, then prepared a response to the material open business and legal issues. After this discussion, the Ad Hoc Transaction Committee instructed the Company’s financial advisor to seek an increase in the proposed purchase price of up to $0.25 per share in discussions with Crestview, and instructed the Company’s legal advisor to continue to negotiate to address the material legal issues in the draft Merger Agreement.

Later in the day on August 16, 2016, representatives of the Company’s management and financial and legal advisors engaged in telephonic discussions with representatives of Crestview and its legal advisor regarding the material open business and legal issues in the transaction. The Company’s financial advisor provided responses to the material items identified by Crestview in its most recent proposal, and at the direction of the Board requested that Crestview increase its purchase price by an additional $0.25 per share. The parties also discussed the material open issues in the Merger Agreement, including the amount of the termination fee, the reverse termination fee and whether Crestview would be entitled to expense reimbursement in the event the Merger Agreement was terminated in certain circumstances.

On August 17, 2016 Crestview submitted a revised offer of $2.60 per share, subject to adjustment based on the net proceeds received by the Company from the sale of Brillion. Crestview’s revised offer also proposed (i) a termination fee of $4 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $8 million after the end of go-shop period or in connection with a change of recommendation by the Board, (ii) a reverse termination fee of $15 million, and (iii) a provision requiring the Company to reimburse Crestview for its reasonable expenses if the Merger Agreement is terminated in certain circumstances in an amount not to exceed $4 million.

On August 18, 2016, the Ad Hoc Transaction Committee held a telephonic meeting attended by the Company’s management and financial and legal advisors. The Company’s financial advisor summarized the revised proposal submitted by Crestview on August 17, 2016. The Company’s legal advisor detailed the status of the material open issues in the draft Merger Agreement with Crestview, including the proposed termination fee, reverse termination fee and expense reimbursement provision. After discussion, the Ad Hoc Transaction Committee instructed the Company’s financial advisor to engage with Crestview to seek an increase in the purchase price to $2.65 per share. The Ad Hoc Transaction Committee also instructed the advisors to seek (i) a termination fee of approximately $3 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $6 million after the end of go-shop period or in connection with a change of recommendation by the Board, (ii) a reverse termination fee of $22.5 million, and (iii) expense reimbursement in an amount not to exceed $500,000.

On August 18, 2016, the Company’s legal advisor sent revised drafts of the Merger Agreement and ancillary transaction documents to Crestview’s legal advisor, which provided for, among other things, a lower termination fee, an increased reverse termination fee, and limited expense reimbursement, as instructed by the Ad Hoc Transaction Committee.

On August 19, 2016, the Company’s financial advisor engaged in discussions with Crestview, during which the Company’s financial advisor proposed a $0.05 increase in Crestview’s purchase price to $2.65 per share, as instructed by the Ad Hoc Transaction Committee. Crestview stated that its previously proposed price of $2.60 per share was the highest price it was prepared to offer.

On August 19, 2016, the Ad Hoc Transaction Committee approved, and the Company entered into, an amendment to the exclusivity agreement with Crestview, extending the termination of the exclusivity period to August 26, 2016.

On August 20, 2016, Crestview delivered a revised proposal to the Company, which it characterized as its “best and final” offer, that included a proposed purchase price of $2.60 per share, subject to adjustment based on the net proceeds received by the Company from the sale of Brillion. Crestview’s revised offer also included (i) a termination fee of $4 million if the Company terminates the Merger Agreement in connection with a superior proposal during the go-shop period or with respect to an exempted person and $8 million after the end of go-shop period or in connection with a change of recommendation by the Board, (ii) a reverse termination fee of $16 million, and (iii) expense reimbursement in an amount not to exceed $3.5 million.

On August 20, 2016, Brillion Buyer A communicated a further reduced purchase price for Brillion of $14 million.

On August 22, 2016, the Ad Hoc Transaction Committee held a telephonic meeting attended by the Company’s management and financial and legal advisors. The Company’s financial advisor reviewed the key terms of Crestview’s proposal delivered on August 20, 2016. The Company’s legal advisor detailed the material open issues in the Merger Agreement, including the amount of the proposed termination fee, reverse termination fee and the expense reimbursement provision. After consideration of the proposed termination fee amounts and discussion with the Company’s financial and legal advisors, the Ad Hoc Transaction Committee determined that the proposed termination fee and reverse termination fee were acceptable for recommendation to the Board, subject to agreement by Crestview to a reduced expense reimbursement equal to no more than $1.3 million.

Following this Ad Hoc Transaction Committee meeting, on August 22, 2016, the Company’s financial advisor engaged in discussions with Crestview regarding the Company’s request for a reduced amount of the expense reimbursement set forth in the Merger Agreement. In response to this request, Crestview communicated a revised offer to the Company’s financial advisor for reduced expense reimbursement of up to $1.3 million, but subject to agreement by the Company to a further reduced reverse termination fee of $12 million.

On August 24, 2016, the Ad Hoc Transaction Committee held a telephonic meeting attended by the Company’s management and financial and legal advisors. The Company’s financial advisors reviewed Crestview’s revised proposal resulting from the recent discussions with Crestview. Following discussion with the Company’s financial and legal advisors, the Ad Hoc Transaction Committee determined that the most recent expense reimbursement and reverse termination fee proposed by Crestview were acceptable for recommendation to the Board, and that the Ad Hoc Transaction Committee would recommend the proposed Crestview transaction to the full Board.

On August 26, at the Company’s request, the Company’s financial advisor communicated the revised purchase price for Brillion of $14 million to representatives of Crestview. Representatives of Crestview subsequently advised the Company’s financial advisor that the reduced net sale proceeds would cause Crestview to reduce its price for the Company to $2.58 per share.

On August 26, 2016, Crestview’s legal advisor sent revised drafts of the Merger Agreement and other ancillary documents to the Company’s legal advisor. The revised draft of the Merger Agreement reflected the proposed resolutions of open legal items, including the amounts of the termination fee, the reverse termination fee and expense reimbursement. Over the following days, the parties’ respective legal advisors continued to engage in discussions and exchanged draft documents to finalize the forms of the Merger Agreement and other ancillary documents.

On August 27, 2016, the Ad Hoc Transaction Committee approved, and the Company entered into, an amendment to the exclusivity agreement with Crestview, extending the termination of the exclusivity period to August 31, 2016.

On August 29, 2016, the Board held a special meeting in Chicago, Illinois attended by the Company’s management and financial and legal advisors, as well as the Company’s separate financial advisor for the Brillion sale process. At this meeting, the Board received an update on the Brillion transaction from the Company’s financial advisor for the Brillion sale, including financial aspects of the proposed Brillion sale transaction and the process and timing to sign and close the transaction by the end of the week. The Company’s legal advisors reviewed with the Board its fiduciary duties when considering the proposed transaction. The Company’s management and financial and legal advisors, respectively, reviewed with the Board the outcome of negotiations with Crestview and its representatives and the revised terms and conditions of the proposed Merger Agreement, including with respect to the go-shop provisions, termination rights and related termination fees for both parties, and the expense reimbursement for Crestview in certain circumstances. The Company’s legal advisor reviewed the terms of Crestview’s debt financing commitments. The Board considered the strategic alternatives review process that had been initiated in July 2015 in response the non-binding proposal from Financial Sponsor Party C and the various conversations with potential interested parties undertaken since that time, resulting in the Crestview proposal. The Board also discussed the strategic alternatives available to the Company, including for the Company to execute on its standalone plan while pursuing a refinancing of the Company’s existing debt capital structure, the possibility of pursuing a merger transaction with a strategic partner, and the proposed sale of the Company to Crestview. The Company’s financial advisor reviewed its preliminary financial analyses with respect to the Company on a standalone basis, giving effect to the Brillion sale and assuming $11.7 million in net sale proceeds. The Company’s financial advisor also discussed the recommended go-shop solicitation process. After discussion, the Board authorized the Company’s management and financial and legal advisors to finalize both the Brillion sale transaction and the Crestview transaction and to present both transactions for approval by the Board as promptly as possible.

From August 30, 2016 through September 1, 2016, the parties and their respective legal advisors worked to finalize the Merger Agreement and other ancillary agreements. Proposed execution versions of the Merger Agreement were circulated on the evening of September 1, 2016, in advance of the Board meeting called to consider approval of the Crestview transaction.

On August 31, 2016, the Ad Hoc Transaction Committee approved, and the Company entered into, an amendment to the exclusivity agreement with Crestview, extending the termination of the exclusivity period to September 2, 2016.

On the evening of September 1, 2016, the Board held a special telephonic meeting attended by the Company’s management and financial and legal advisors. The Company’s management provided an update on the final terms of the Brillion sale transaction. The Company’s legal advisor updated the Board on the final revisions to the Merger Agreement that had been negotiated between the parties’ respective legal advisors. The Ad Hoc Transaction Committee reported to the full Board that it was supportive of, and recommended that the full Board approve, the Crestview transaction. Representatives of the Company’s financial advisor then reviewed its financial analysis and rendered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated as of September 2, 2016) that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in such written opinion, the $2.58 per share consideration to be paid to the holders (other than Parent or its affiliates) of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. See “—Opinion of Deutsche Bank Securities Inc.” on page 53 of this proxy statement.

The Board considered various reasons to approve the Merger Agreement (see “—Recommendation of Our Board of Directors and Reasons for the Merger” on page 50 of this proxy statement), and certain countervailing factors. After discussions with the Company’s management and financial and legal advisors, and in light of the reasons considered, the Board members unanimously:

•	approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the merger;
•	determined the terms of the Merger Agreement and the merger were fair to, and in the best interests of, the Company and its stockholders;
•	directed that the Merger Agreement be submitted to the stockholders of the Company; and
•	recommended adoption of the Merger Agreement by the Company’s stockholders.

Following the approvals described above, the Board discussed the go-shop process and directed the Company’s financial advisor to commence outbound solicitations to potentially interested parties immediately upon public announcement of the Merger Agreement.

In the morning of September 2, 2016, immediately after the signing and closing of the Brillion sale transaction, each of the Company, Parent and Merger Sub executed and delivered the Merger Agreement and the other ancillary documents to which they are a party. Cetus also executed and delivered the voting agreement pursuant to which it agreed to vote in favor of the Merger.

The Company then issued a press release announcing the execution of the Merger Agreement prior to the opening of trading on September 2, 2016.

Beginning on September 2, 2016, at the direction of the Board, representatives of Deutsche Bank began the go-shop process by contacting parties authorized by the Board to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with Crestview. The 59 potential acquirors contacted included 16 new potential strategic acquirors, the six previously contacted potential strategic acquirors, 26 new financial sponsors and 11 of the previously contacted financial sponsor parties. Of the 59 potential acquirors contacted, five strategic parties and six financial sponsor parties indicated interest and were provided with confidentiality agreements.

Of the five strategic parties who initially indicated interest in a possible acquisition of the Company, three withdrew their interest prior to entering into a confidentiality agreement and two strategic parties, including Strategic Party B and a strategic party that we refer to as Strategic Party G, entered into confidentiality agreements with customary standstill provisions (which expressly permitted each party to submit acquisition proposals to the Company) on September 6, 2016 and September 9, 2016, respectively. Of the six financial sponsor parties who initially indicated interest in a possible acquisition of the Company, four withdrew their interest prior to entering into a confidentiality agreement and two financial sponsor parties, which we refer to as Financial Sponsor Party O and Financial Sponsor Party P, entered into confidentiality agreements with customary standstill provisions (which expressly permitted each party to submit acquisition proposals to the Company) on September 7, 2016 and September 12, 2016, respectively.

Following execution of confidentiality agreements, each of Strategic Parties B and G and Financial Sponsor Parties O and P were provided copies of a customary management presentation. On September 14, 2016, Strategic Party G notified the Company’s financial advisor that it would not submit a proposal, noting that it was primarily interested in an acquisition of the Company’s wheels business. On September 28, 2016, Financial Sponsor Party O notified the Company’s financial advisor that it would not submit a proposal, explaining that it would not be able to offer a purchase price of more than $2.58 per share. On September 28, 2016, Financial Sponsor Party P notified the Company’s financial advisor that it would not submit a proposal, noting that it had determined it was not interested in pursuing a strategic transaction with the Company. On October 7, 2016, Strategic Party B notified the Company’s financial advisor that it would not submit a proposal due to the fact that its board of directors was not supportive of issuing new equity to finance such an acquisition.

The Company did not receive any alternative acquisition proposals prior to 11:59 p.m. (Eastern Time) on October 7, 2016, which was the Solicitation Period End Date. Accordingly, starting at 12:00 a.m. (Eastern Time) on October 8, 2016, the Company became subject to customary no shop provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary fiduciary out provisions.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisors and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger, are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the Merger, the Board consulted with Accuride’s executive management regarding the business, financial condition and future prospects of Accuride, trends in Accuride’s industry and the terms and conditions of the Merger. In addition, the Board consulted with Accuride’s outside legal counsel, Latham & Watkins LLP, regarding the terms and conditions of the Merger Agreement and the fiduciary responsibilities of the members of the Board in their consideration of the Merger, and Accuride’s financial advisor, Deutsche Bank, regarding certain financial analyses with respect to Accuride and the fairness (from a financial point of view) to Accuride stockholders of the consideration to be paid to the holders of Accuride common stock (other than Parent and its affiliates) in the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, and to recommend that the Merger Agreement be adopted by Accuride’s stockholders, the Board carefully considered a number of positive factors, including the following factors (which are not listed in any relative order of importance):

°	the fact that the Merger Consideration represents a premium of approximately 55% over the closing share price of Accuride’s common stock on September 1, 2016, the last trading day before the Merger Agreement was announced, a premium of approximately 66% over the 30 day volume-weighted average price as of the same date, and a premium of approximately 74.5% to the 90 day volume-weighted average trading price of Accuride’s common stock for the period ended August 31, 2016;
°	the Board’s belief, after review of Accuride’s business, financial condition, results of operations, market trends, competitive landscape and execution risks, and discussions with Accuride’s management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to Accuride stockholders than the potential value from remaining an independent public company, considering:
•	the outlook for the commercial vehicle industry and market that Accuride serves, including the cyclical nature thereof;
•	the historical, current and prospective financial condition, results of operations and business of Accuride and the likelihood of achieving Accuride’s stand-alone plan;
•	the current maturity of, and payments required under, Accuride’s existing indebtedness and risks inherent in refinancing the existing indebtedness;
•	investment and acquisition opportunities of interest to Accuride and Accuride’s inability to pursue them due to its existing capital structure;
•	risks and uncertainties relating to interest rates and the financing market generally;

°	the fact that the Merger Consideration of $2.58 per share will be paid in cash, and provides certainty, immediate value and liquidity to Accuride’s stockholders, enabling them to realize value for their interest in Accuride while eliminating business and execution risk;
°	the strategic alternatives review process undertaken prior to the signing of the Merger Agreement, as well as the opportunity afforded by the “go shop” process for additional bidders to submit acquisition proposals;
°	the belief of the Board, based upon arm’s length negotiations resulting in Parent’s submission of what Parent referred to as its “best and final” offer, that the price to be paid by Parent was the highest price per share that Parent was willing to pay for Accuride;
°	the fact that the Merger Agreement was the product of arm’s length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to Accuride and its stockholders, as well as the Board’s belief, based on these negotiations, that these were the most favorable terms to Accuride and its stockholders on which Parent was willing to transact;
°	the business reputation and capabilities of Crestview and its management, and Crestview’s ability to complete the Merger;
°	the belief that Parent had access to the resources needed to complete the Merger, including obtaining committed debt financing for the transaction from reputable financial institutions and committed equity financing from the Crestview Funds, and that Parent had agreed to use reasonable best efforts to consummate the debt financing and the equity financing in accordance with their respective terms;
°	the oral opinion delivered by Deutsche Bank to the Board on September 1, 2016, which was confirmed by delivery of a written opinion, dated September 2, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in preparing its opinion, the Merger Consideration to be paid to Accuride’s stockholders (other than Parent and its affiliates) in the Merger was fair from a financial point of view to such stockholders, as more fully described in “—Opinion of Deutsche Bank Securities Inc.” on page 53 of this proxy statement;
°	the likelihood that the Merger will be consummated, based upon, among other things, the likelihood of receiving the necessary approval of Accuride’s stockholders to complete the Merger, the limited number of conditions to the Merger, the absence of a financing condition, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent to obtain such regulatory approvals and the remedies available under the Merger Agreement to Accuride in the event of any breaches by Parent;
°	the terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:
•	the customary nature of the representations, warranties and covenants of Accuride in the Merger Agreement;
•	the right, prior to the Solicitation Period End Date, for the Board to solicit acquisition proposals from third parties and to engage in discussions or negotiations with regard to any acquisition proposal made by such third parties, and the fact that if the Board receives a bona fide written acquisition proposal prior to the Solicitation Period End Date that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal, the Board may continue to engage in the foregoing activities with any such third party regarding such acquisition proposal for 30 days following the Solicitation Period End Date;
•	the ability of the Board to respond to an acquisition proposal received from a third party after the Solicitation Period End Date and prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and the Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	the ability of the Board, subject to certain limitations, to withdraw or modify its recommendation that stockholders vote in favor of adoption of the Merger Agreement in connection with the receipt of a superior proposal or the occurrence of an intervening event, and the Board’s right to terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment of a termination fee;
•	the conclusion of the Board that the termination fees and the circumstances in which such termination fees may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an acquisition proposal;
•	the fact that Parent agreed to take all steps necessary to obtain certain regulatory approvals;
•	the absence of a financing condition to Parent’s obligation to consummate the Merger;
•	the fact that Parent has received the Equity Commitment Letter, which will provide sufficient funds for Parent, together with the proceeds of the debt financing and, after the closing of the Merger, cash on hand at Accuride, to consummate the Merger;
•	the fact that, pursuant to the Merger Agreement, we are entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under appropriate circumstances, may enforce Parent’s obligation to cause the equity financing to be timely completed;
•	the fact that the Merger Agreement provides that, if the Merger is not consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay Accuride a $12.0 million reverse termination fee, without our having to establish any damages, and that such payment obligation is guaranteed by the Crestview Funds; and
•	the availability of statutory appraisal rights to Accuride stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

°	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire Accuride following the Solicitation Period End Date;
°	that, under certain circumstances in connection with the termination of the Merger Agreement, we will be required to pay Parent a termination fee of $8.0 million, or $4.0 million under certain circumstances prior to the Solicitation Period End Date or with respect to exempted persons following the Solicitation Period End Date, including the potential effect of the termination fee to deter other potential bidders from making an acquisition proposal for Accuride, and the impact of the termination fee on our ability to engage in another transaction for twelve months if the Merger Agreement is terminated in certain circumstances;
°	that, under certain circumstances in connection with the termination of the Merger Agreement, we will be required to reimburse Parent for reasonable costs, fees and expenses incurred by Parent, its affiliates and their representatives in connection with the investigation, due diligence, negotiation and documentation of the Merger Agreement, in an amount not to exceed $1.3 million in the aggregate;
°	the fact that Accuride stockholders will not participate in any potential future earnings or growth of Accuride and will not benefit from any appreciation in its value as a private company;
°	the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by Accuride’s stockholders;
°	the potential negative effects if the Merger is not consummated, including:
•	the trading price of Accuride common stock could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to complete the Merger;
•	we could lose customers, suppliers, business partners and employees, including key sales and other personnel;
•	our business may be subject to significant disruption and decline;
•	the market’s perceptions of our prospects could be adversely affected; and
•	our directors, officers and other employees will have expended considerable time and effort to consummate the Merger;
°	the fact that Parent and Merger Sub are newly formed entities with no material assets other than the equity and debt commitment letters, and that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the $12.0 million reverse termination fee, and that under certain circumstances we may not be entitled to the reverse termination fee at all;
°	the fact that any gain realized by Accuride stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are U.S. persons subject to taxation in the United States;
°	the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger;
°	the potential for distracting litigation from stockholder suits in connection with the Merger (such as the Actions); and
°	the fact that our executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of Accuride stockholders. See “Interests of the Directors and Officers of Accuride in the Merger.”

After taking into account the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Accuride’s stockholders. Accordingly, the Board unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Accuride and its stockholders.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, Accuride’s senior management and its financial advisor and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” on page 27 of this proxy statement.

Opinion of Deutsche Bank Securities Inc.

At the September 1, 2016 meeting of the Board, Deutsche Bank, financial advisor to Accuride, rendered its oral opinion to the Board, confirmed by delivery of a written opinion, dated September 2, 2016, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the Merger Consideration of $2.58 in cash per share of Accuride common stock was fair, from a financial point of view, to the holders of Accuride’s common stock (other than Parent and its affiliates). In rendering its opinion, Deutsche Bank understood that, prior to execution of the Merger Agreement, Accuride completed the Brillion transaction for anticipated net proceeds of approximately $11.7 million, as to which transaction Deutsche Bank expressed no opinion.

The full text of Deutsche Bank’s written opinion, dated September 2, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix C and is incorporated herein by reference (the “opinion”). The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Accuride common stock (other than Parent and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the Merger or the Merger Agreement or any of the terms of, including any consideration received in connection with, the Brillion transaction. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the Merger. Accuride did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Accuride, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Accuride to engage in the Merger or the Brillion transaction or the relative merits of the Merger or the Brillion transaction as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Accuride common stock should vote with respect to the Merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the Merger, or any class of such persons, in connection with the Merger whether relative to the Merger Consideration or otherwise.

No limitations were imposed by the Board upon Deutsche Bank with respect to the investigations made or procedures followed by it in rendering its opinion. In connection with its role as financial advisor to Accuride, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Accuride and certain internal analyses, financial forecasts and other information relating to Accuride (including information taking into account the Brillion transaction) prepared by management of Accuride, including the Management Projections summarized under “—Certain Financial Projections” on page 60. Deutsche Bank also held discussions with certain senior officers of Accuride regarding the businesses and prospects of Accuride. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Accuride common stock;
•	compared certain financial and stock market information for Accuride with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;
•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;
•	reviewed the Merger Agreement; and
•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Accuride, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Accuride, Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Accuride, Parent or their respective subsidiaries (or the impact of the Merger or the Brillion transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Accuride as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that in all respects material to its analysis, the Merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Accuride and its other advisors with respect to such issues.

Accuride selected Deutsche Bank as its financial advisor in connection with the Merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Accuride and Deutsche Bank, dated August 12, 2015, Accuride has agreed to pay Deutsche Bank a fee estimated to be approximately $4.77 million for its services as financial advisor to Accuride in connection with the Merger, of which $500,000 became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the Merger. Accuride has also agreed to reimburse Deutsche Bank for reasonable out-of-pocket fees, expenses and disbursements of its counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Accuride has also agreed to indemnify Deutsche Bank and its affiliates against certain liabilities in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, investment banking, commercial banking (including extension of credit) and other financial services to Charter Communications, Inc., a former portfolio company of Crestview, and Interoute Communications Holdings S.A., a Crestview portfolio company, and certain of their respective affiliates for which they have received, and in the future may receive, compensation. The DB Group has received approximately $25.8 million in fees from Crestview and its affiliates with respect to such services since January 1, 2014. In addition, one or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Accuride or its affiliates for which they have received, and in the future may receive, compensation, including acting as a lender under Accuride’s senior secured asset-based lending facility (aggregate commitment $15,000,000) since July 2013, which we expect to be repaid in connection with the Merger. The DB Group has received less than $100,000 in fees from Accuride and its affiliates with respect to such services since January 1, 2014. The DB Group may also provide investment and commercial banking services to Crestview, Parent, Accuride and their respective affiliates and portfolio companies in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Crestview, Parent, Accuride and their respective affiliates and portfolio companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board at its meeting held on September 1, 2016, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 31, 2016, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things (i) total enterprise value (“TEV”), calculated as equity value plus, if applicable, minority interest plus net debt and, in the case of Accuride, less the approximately $11.7 million in net proceeds received in the Brillion transaction, (ii) pension-adjusted TEV, calculated as TEV plus unfunded pension and post-employment benefit obligations, (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iv) Adjusted EBITDA (calculated as described in “— Certain Financial Projections” on page 60 of this proxy statement), and (v) Adjusted EBITDA further adjusted for certain pension and post-employment benefit obligations (“pension-adjusted EBITDA”). The financial forecasts utilized in Deutsche Bank’s analysis excluded the results of Accuride’s Brillion Iron Works division. For additional information regarding the financial data provided by management of Accuride underlying these calculations, please see “— Certain Financial Projections” on page 60 of this proxy statement.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Accuride with corresponding financial information and valuation measurements for the following eight publicly-traded commercial and light vehicle component manufacturing companies:

Allison Transmission Holdings Inc.	Meritor Inc.
Commercial Vehicle Group, Inc.	Iochpe-Maxion SA
Dana Inc.	Superior Industries International Inc.
Modine Manufacturing Co	WABCO Holdings Inc.

Although none of the above selected companies is directly comparable to Accuride, for the purpose of selecting the companies for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, Accuride’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which Accuride and the selected companies operate and Accuride’s product offerings and those of the selected companies. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock or common equity of each of the selected companies on August 31, 2016, information contained in the most recent public filings of the selected companies and analyst consensus estimates of pension-adjusted EBITDA for calendar years 2016 and 2017 for each of the selected companies, Deutsche Bank calculated the following multiples with respect to each of the selected companies:

•	pension-adjusted TEV as a multiple of estimated 2016 pension-adjusted EBITDA; and
•	pension-adjusted TEV as a multiple of estimated 2017 pension-adjusted EBITDA.

Deutsche Bank also calculated the same multiples for Accuride based upon Accuride management estimates excluding the Brillion Iron Works division.

The results of this analysis are summarized as follows:

PENSION-ADJUSTED TEV / PENSION ADJUSTED EBITDA
	2016E	2017E
Selected Comparable Companies
High	12.7x	11.9x
Median	6.5x	6.4x
Median (excluding Allison Transmission and WABCO)	6.2x	6.1x
Low	5.5x	4.9x
Accuride (management estimates)	5.7x	5.4x

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied values per share of Accuride common stock using the treasury stock method:

•	approximately $0.98 to $2.48 per share of Accuride common stock by applying multiples of pension-adjusted TEV to estimated 2016 pension-adjusted EBITDA of 5.25x to 6.25x to Accuride management estimates of 2016 pension-adjusted EBITDA and adding approximately $11.7 million of anticipated net proceeds from the Brillion transaction; and
•	approximately $1.03 to $2.61 per share of Accuride common stock by applying multiples of pension-adjusted TEV to estimated 2017 pension-adjusted EBITDA of 5.0x to 6.0x to Accuride management estimates of 2017 pension-adjusted EBITDA and adding approximately $11.7 million of anticipated net proceeds from the Brillion transaction.

Sum-of-the-Parts Selected Transactions Analysis

Deutsche Bank performed a sum-of-the-parts precedent transaction analysis by deriving ranges of implied values for each of Accuride’s Wheels segment (steel and aluminum wheels sector), Accuride’s Gunite segment (wheel-end components and assemblies sector), and corporate overhead costs associated with such segments. Deutsche Bank reviewed publicly available information relating to four acquisition transactions in the steel and aluminum wheels sector and twelve acquisition transactions in the wheel-end components and assemblies sector (each a “Selected Transaction,” and together, the “Selected Transactions”).

Steel and Aluminum Wheels Sector

Date Announced	Target	Acquirer
October 21, 2013	Carlisle Companies Incorporated (Transportation Products Division)	American Industrial Partners
August 10, 2012	Titan Europe P.L.C.	Titan International Inc.
October 5, 2011	Hayes Lemmerz International	Iochpe-Maxion SA
August 4, 2009	ArvinMeritor (wheel manufacturing segments)	Iochpe-Maxion SA

Wheel-end Components and Assemblies Sector

Date Announced	Target	Acquirer
Pending	Haldex AB	SAF Holland SA
February 29, 2016	Pittsburgh Glass Works, LLC	LKQ Corporation
November 3, 2014	Qualitor, Inc.	Wellspring Capital Management LLC
April 28, 2014	Standyne Corporation (Fuel Filtration division)	CLARCOR Inc.
January 21, 2014	Affinia Group Inc. (Chassis Component division)	Federal-Mogul Corporation

Date Announced	Target	Acquirer
January 7, 2014	Honeywell International Inc. (Friction Materials division)	Federal-Mogul Corporation
September 27, 2012	Tomkins Industries, Inc. (Dexter Axle business)	Sterling Group Partners III, L.P.
August 29, 2012	HHI Group Holdings, LLC	American Securities LLC
March 16, 2012	Schrader International Inc.	Madison Dearborn Partners LLC
November 1, 2006	Pacifica Group Ltd.	Robert Bosch GmbH
July 20, 2004	Dana Corporation (Automotive Aftermarket Group)	The Cypress Group LLC
August 1, 1999	Varlen Corporation	Amsted Industries Incorporated

Although none of the Selected Transactions is directly comparable to the Merger, the companies that participated in the Selected Transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the Selected Transactions may be considered similar to the Merger.

With respect to each Selected Transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s TEV to last twelve months (“LTM”) EBITDA (or, in the case of the Hayes Lemmerz transaction, Wall Street consensus estimates of estimated 2011 EBITDA).

The results of this analysis are summarized as follows:

Steel and Aluminum Wheels	TEV/LTM EBITDA
High	5.2x
Median	4.4x (4.8x excluding Hayes Lemmerz)
Average	4.3x (4.7x excluding Hayes Lemmerz)
Low	3.4x
Wheel and Components and Assemblies	TEV/LTM EBITDA
High	8.2x
Median	6.6x
Average	6.7x
Low	5.0x

Based in part upon the multiples of the Selected Transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Accuride common stock by applying multiples of (a) 5.0x to 6.0x to Accuride’s $87.0 million LTM Adjusted EBITDA for its Wheels segment, (b) 6.5x to 7.5x to Accuride’s $25.4 million LTM Adjusted EBITDA for its Gunite segment, and (c) 5.3x to 6.3x to Accuride’s $(30.9) million LTM Adjusted EBITDA for its corporate overhead (which was based on a weighted average of the multiples applied to the Wheels and Gunite segments), in each case as of June 30, 2016 as provided by management of Accuride, deducting net debt and minority interest and adding approximately $11.7 million in anticipated net proceeds from the Brillion transaction. This analysis resulted in a range of implied value on a combined basis, using the treasury stock method, of approximately $2.89 to $4.51 per share of Accuride common stock without taking into account pension and other post-retirement liabilities, or approximately $1.75 to $3.36 per share of Accuride common stock after adjusting for the full amount of Accuride’s pension and other post-retirement liabilities.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied net present values per share of Accuride common stock. Deutsche Bank (a) applied discount rates ranging from 10.0% to 11.0% to estimates of the future unlevered free cash flows of Accuride (excluding its Gianetti and mixed metal composite technology businesses) for the period June 30, 2016 through June 30, 2021, using the mid-year convention, and to a range of estimated terminal values for Accuride (excluding its Gianetti and mixed-metals composite technologies businesses) at the end of such period based upon Accuride management’s long-term “mid-cycle” performance estimates and (b) applied discount rates ranging from 14.5% to 15.5% to estimates of the future unlevered free cash flows of Accuride’s Gianetti and mixed metal composite technology businesses for the period June 30, 2016 through June 30, 2021, using the mid-year convention, and to a range of estimated terminal values for the Gianetti and mixed metal composite technology businesses at the end of such period based upon Accuride management’s long-term “mid-cycle” performance estimates to determine a range of implied enterprise values for Accuride as of June 30, 2016. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) pension-adjusted EBITDA less depreciation and amortization, (b) less taxes on such amount, plus (c) depreciation and amortization, less (d) capital expenditures, less (e) change in net working capital, and less (f) where applicable, change in other assets and liabilities. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for Accuride and the selected companies described above other than Iochpe-Maxion SA. The terminal values were calculated using perpetuity growth rates ranging from 1.5% to 2.5%. Deutsche Bank then subtracted Accuride’s estimated net debt, the minority interest in Accuride’s Gianetti business and pension liabilities as of June 30, 2016, added approximately $11.7 million of anticipated net proceeds from the Brillion transaction, and divided the result by the number of fully diluted shares of Accuride common stock outstanding using the treasury method. This analysis resulted in a range of implied present values of Accuride common stock as of June 30, 2016 of approximately $1.83 to $3.68 per share.

Other Information

Deutsche Bank also noted for the Board certain additional factors that were not considered part of its financial analysis with respect to its opinion but were referenced for informational purposes.

Specifically, Deutsche Bank reviewed the historical trading prices for Accuride common stock during the 52-week period ended August 31, 2016. Deutsche Bank noted that the closing prices for Accuride common stock during such period ranged from a low of $0.77 per share on February 2, 2016 to a high of $3.31 per share on September 1, 2015. Deutsche Bank also noted that the Merger Consideration of $2.58 per share represented a discount of 22.1% to the 52-week high trading price of the Accuride common stock, a premium of 233.1% to the 52-week low trading price of the Accuride common stock, a premium of 52.7% to the closing price of the Accuride common stock on August 31, 2016, and a premium of 67.8%, 85.5% and 74.5% to the 30, 60 and 90 day volume-weighted average trading price of the Accuride common stock for the period ended August 31, 2016.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Accuride or the Merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Accuride common stock (other than Parent and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Accuride with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or Accuride. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Accuride or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger, including the Merger Consideration, were determined through arm’s-length negotiations between Accuride and Parent and were approved by the Board. Although Deutsche Bank provided advice to the Board during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Board. Deutsche Bank did not recommend any specific consideration to Accuride or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Board were among a number of factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the transactions contemplated thereunder.

Certain Financial Projections

Accuride does not, as a matter of course, publicly disclose internal projections of its future financial performance, revenues, earnings, adjusted EBITDA, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, although Accuride has in the past provided investors with full-year financial guidance that may cover areas such as revenue and adjusted EBITDA, among other items, which it has updated from time to time during the relevant year. In connection with Accuride’s evaluation of a possible transaction, however, Accuride management prepared certain non-public, unaudited, stand-alone financial projections (the “Management Projections”). The Management Projections were provided to the Board in connection with the Board’s review of the proposed transaction with Crestview, and also were provided to Accuride’s financial advisor, for purposes of performing its financial analysis summarized under “—Opinion of Deutsche Bank Securities Inc.” on page 53 of this proxy statement. The Management Projections also were provided to Parent in connection with its due diligence review of Accuride and the proposed transaction. The Management Projections were provided to all parties who entered into a confidentiality agreement with Accuride after Accuride’s entry into the Merger Agreement and prior to the Solicitation Period End Date. The Management Projections represent forecasted financial information and are included below. The inclusion of this information should not be regarded as an indication that Accuride or its financial advisor or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results.

The following tables summarize the Management Projections as described above.

Management Projections

	Year Ending December 31,
	2016F	2017F	2018F	2019F	2020F
	(in millions)
Total Revenue	$570	$587	$665	$740	$808
Adjusted EBITDA(1)	$76	$77	$98	$116	$134
Capital Expenditures	$25	$37	$40	$43	$24
Unlevered Free Cash Flow	$37	$35	$36	$40	$72
(1)	Accuride defines Adjusted EBITDA as net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, noncontrolling interest in subsidiaries, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with GAAP.

The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated above in the Management Projections:

	Year Ending December 31,
	2016PF	2017F	2018F	2019F	2020F
	(in millions)
Net Income (Loss)	$(3)	$0	$18	$35	$48
Interest Expense, net	$33	$33	$32	$30	$31
Income tax Provision	$1	$2	$3	$5	$5
Depreciation and Amortization	$41	$40	$41	$40	$43
Restructuring, severance and other items related to our credit agreement	$5	$2	$2	$2	$2
Gianetti Minority Interest	$(1)	$1	$3	$4	$5
Adjusted EBITDA	$76	$77	$98	$116	$134

Accuride’s ability to achieve the results set forth in the Management Projections are expressly dependent upon certain assumptions, including a successful refinancing and/or restructuring of Accuride’s current debt capital structure, which management believed would likely involve material costs not reflected in the Management Projections and/or dilution to Accuride’s stockholders. As part of the Management Projections, Accuride management prepared and provided to Accuride’s financial advisor an illustrative estimate of long-term “mid-cycle” performance for use in its discounted cash flow analysis described in “—Opinion of Deutsche Bank Securities Inc.” on page 53 of this proxy statement. This long-term “mid-cycle” performance estimate assumed production levels for Class 8 truck, Class 5-7 truck and trailer builds of 250,000, 210,000 and 225,000, respectively, and resulted in a long-term, cycle-averaged total revenue estimate of $752.0 million, Adjusted EBITDA estimate of $115.0 million and Unlevered Free Cash Flow estimate of $45.0 million. The Management Projections excluded the results of Accuride’s Brillion Iron Works division.

On October 17, 2016, Accuride issued preliminary unaudited results for the three months ended September 30, 2016 and revised its guidance for fiscal year 2016 based on, among other things, the challenging market environment in the North American commercial vehicle industry and the fact that the negative impact of this cyclical downturn on demand for aluminum wheels and softness in the aftermarket for Gunite’s products has been more significant than anticipated, as disclosed in Accuride’s Form 8-K filed with the SEC on October 17, 2016 and incorporated by reference into this proxy statement. See “Summary—Recent Developments” on page 14 of this proxy statement.

The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Management Projections were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, our management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, accuracy of certain industry forecasts prepared by third parties, ability to successfully integrate acquisitions, pricing pressures from our customers adversely affecting our profitability, increased costs or reduced supply of raw materials and purchased components affecting our sales, profitability or financial condition, any disruption in our information technology systems adversely impacting our business and operations, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, our contingent liabilities and tax matters causing us to incur losses or costs, any inability to protect our intellectual property rights adversely affecting our business or our competitive position, costs or adverse effects on our business, reputation or results from governmental regulations, work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition, and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, Accuride, our financial advisors, Parent, Parent’s representatives and affiliates (including Crestview) or any other recipient of this information considered, or now considers, the Management Projections to be material information of Accuride or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of Accuride common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding Accuride contained in our public filings with the SEC. See “Where You Can Find More Information” on page 112 of this proxy statement.

The Management Projections are forward-looking statements. For information on factors that may cause Accuride’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 27 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when Accuride prepared the Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither Accuride nor any of its representatives or advisors, nor Parent, Parent’s representatives and affiliates (including Crestview), makes any representation to any person regarding the ultimate performance of Accuride compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included herein.

Certain of the measures included in the Management Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Accuride may not be comparable to similarly titled amounts used by other companies.

Interests of the Directors and Executive Officers of Accuride in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Accuride. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” on pages 29 and 50 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Dauch, Hajost, Risch, Adams, Hazlett and Martin, who constitute our named executive officers, are subject to a non-binding, advisory vote of the stockholders of Accuride and are quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named

Executive Officer Compensation” on page 107 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by Accuride’s directors and executive officers under the Accuride Corporation Second Amended and Restated 2010 Incentive Award Plan (the “Incentive Award Plan”) will be treated as follows:

Restricted Stock Units

At the effective time of the Merger, each Company RSU will, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of Accuride common stock subject to such Company RSU (less any applicable withholding taxes). Each Performance RSU that is outstanding immediately prior to the effective time will vest in accordance with the terms of the agreement granting such Performance RSU (the “Vested Performance RSU”) and, without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive the Merger Consideration with respect to each share of Accuride Common Stock subject to such Vested Performance RSU (less any applicable withholding taxes). The agreements granting the applicable Performance RSUs provide for pro rata vesting of the Performance RSUs, based on target performance and to be determined by dividing the number of full months elapsed in the applicable performance period through the closing date of the Merger by 36. Any Performance RSU that is not a Vested Performance RSU will, at the effective time of the Merger, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for no consideration. As soon as practicable, but not more than fifteen business days following the closing of the Merger, the Surviving Corporation will make the payments, if any, due to each holder of such Company RSUs and Vested Performance RSUs.

The following table sets forth the number of outstanding vested but unissued and unvested shares of Accuride common stock that were awarded to and held by our executive officers and non-employee directors as of the Record Date under our Incentive Award Plan and the value of these shares in the Merger. The vested shares of Accuride common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Accuride common stock held by other Accuride stockholders entitled to receive the Merger Consideration.

Name	RSUs			Total Value(2)
	Time-Based		Performance-Based(1)
Executive Officers
Richard F. Dauch	435,196	(3)	391,496	$2,132,865.36
Michael A. Hajost	71,248		32,489	$267,641.46
Gregory A. Risch	63,646		69,314	$343,036.80
David G. Adams	0		74,546	$192,328.68
Scott D. Hazlett	85,852		92,444	$460,003.68
Stephen A. Martin	66,010		71,070	$353,666.40
Mary E. Blair	60,849		65,838	$326,852.46

Non-Employee Directors
Robin J. Adams	25,765		—	$66,473.70
Keith E. Busse	16,402		—	$42,317.16
Robert E. Davis(4)	26,402		—	$68,117.16
Lewis M. Kling	16,402		—	$42,317.16
John W. Risner	16,402		—	$42,317.16
James R. Rulseh	25,765		—	$66,473.70
(1)	Amounts represent the number of Performance RSUs that would vest at the target level of performance without pro ration per the applicable agreements. As a result, the actual amounts will be less than the amounts shown above, depending upon the closing date of the Merger and application of the pro ration through such date.

(2)	Calculated by multiplying the Merger Consideration ($2.58 per share) by the number of shares of Accuride common stock.
(3)	Of these time-based RSUs, 70,631 are currently vested and will be issued in connection with the Merger.
(4)	Mr. Davis is affiliated with Cetus Capital, LLC. See “Security Ownership of Certain Beneficial Owners and Management”.

Stock Options

At the effective time of the Merger, each Company Option that is outstanding immediately prior to the effective time of the Merger will automatically and without any required action on the part of the holder thereof be cancelled in exchange for no consideration, as the exercise price of each outstanding Company Option exceeds the Merger Consideration.

Performance Bonus Agreements and Cash Bonus Agreements

Each of our executive officers is party to a Performance Bonus Agreement that provides for the payment of cash bonuses based on achievement of certain performance goals at the end of a three year performance period ending December 31, 2018 (the “Performance Bonuses”). The Performance Bonus Agreements provide that upon a Change in Control (as defined in the Incentive Award Plan and which will include the Merger), each executive officer is entitled to receive a prorated Performance Bonus, based on the target Performance Bonus payable to such executive officer pursuant to the terms of his or her Performance Bonus Agreement and prorated based on the number of full months elapsed in the three year performance period through the effective time of the Merger.

Each of our executive officers is also party to a Cash Bonus Agreement that provides for the payment of a cash bonus amount (the “Cash Bonus”) if the executive remains employed through certain dates or if the executive’s employment is terminated without Cause (as defined in the Cash Bonus Agreement) within 12 months following a Change in Control (as defined in the Incentive Award Plan and which will include the Merger). The Cash Bonuses vest and become payable with respect to 20% of the Cash Bonus on each of March 5, 2017, 2018 and 2019, and 40% of the Cash Bonus on March 5, 2020, subject to accelerated vesting and payment upon an executive’s termination by Accuride without Cause within 12 months following a Change in Control. The following table sets forth information regarding the prorated target Performance Bonuses and the full Cash Bonuses payable to each of our executive officers (subject, in the case of the Cash Bonuses, to the executive officer’s continued employment through the applicable vesting dates or termination by Accuride without Cause during the 12 month period following the Merger).

Name	Performance Bonus at Target(1)	Cash Bonus
Richard F. Dauch	$321,068	$321,068
Michael A. Hajost	$65,567	$65,567
Gregory A. Risch	$56,051	$56,051
David G. Adams(2)	$60,279	—
Scott D. Hazlett	$76,143	$76,143
Stephen A. Martin	$58,164	$58,164
Mary E. Blair	$53,936	$53,936
(1)	Amounts represent the Performance Bonus that would be paid at the full target level of performance without pro ration per the applicable agreements. As a result, the actual amounts will be less than the amounts shown above, depending upon the closing date of the Merger and application of the pro ration through such date.
(2)	David Adams forfeited his Cash Bonus, but remains eligible to receive the Performance Bonus if the closing date of the Merger is prior to March 15, 2017.

Each of our non-employee directors are also entitled to a $25,587.12 cash award that will vest in full and be paid out upon the Merger. These cash awards would, absent the Merger, vest and be paid on March 17, 2017, subject only to the director’s continued service through that date.

Severance and Retention Agreements with Accuride

Each of our executive officers is party to a Severance and Retention Agreement that entitles them to certain severance payments and other benefits upon certain terminations of employment. Under the terms of the Severance and Retention Agreements, if an executive's employment is terminated by us without Cause, or if he or she terminates employment for Good Reason (as such terms are defined in the Severance and Retention Agreements) (a “Qualifying Termination”), this severance is generally equal to a lump-sum cash payment equal to one year of the executive's base salary.

However, if an executive officer’s Qualifying Termination occurs within 18 months following the Merger, this severance is generally equal to: (i) 200% of the executive’s base salary plus 200% of the greater of (a) the annualized annual incentive compensation plan (“AICP”) payment to which such executive would be entitled as of the date of the Merger or (b) such executive’s average AICP payment over the three years prior to termination, payable in a cash lump-sum; (ii) certain employee benefits, including health, disability, accident and dental insurance coverage, will continue for an 18 month period from the date of termination or the earlier date on which the executive receives such benefits from a subsequent employer; and (iii) outplacement services.

Any severance payment is reduced by all payments to which the executive may become entitled under any other severance policy we may have. Further, the Severance and Retention Agreements include a so-called “280G Cap,” pursuant to which amounts payable to the executives under the Severance and Retention Agreements or otherwise will be reduced to the extent necessary to avoid the receipt of excess parachute payments (as defined in Section 280G of the Internal Revenue Code) and application of the associated excise tax. The Severance and Retention Agreements do not provide for any excise tax gross-up.

All severance is subject to the executive executing a general release of claims and agreeing to non-compete and non-solicitation covenants. If an executive breaches the terms of such non-compete and non-solicitation covenants, the executive forfeits his or her right to future severance under his or her Severance and Retention Agreement. In addition, if necessary to comply with tax laws, severance payments may not be paid until six months following the executive’s termination.

No severance will be payable if the executive’s employment is terminated for “cause,” if he or she resigns without “good reason” or if he or she becomes disabled or dies.

In connection with the Brillion transaction, David Adams’s employment was terminated and he became eligible for severance equal to one year of his base salary under his Severance and Retention Agreement, and remained eligible for COBRA coverage on the same benefit elections and at the same cost to him as applied immediately prior to his separation for a period of one year. In addition, we accelerated the vesting of 69,257 Company RSUs held by Mr. Adams and Mr. Adams will vest in (i) a portion of the 74,546 Performance RSUs (assuming target level of performance) that are the subject of equity awards held by him and (ii) a portion of any outstanding Performance Bonus Agreement, each only if the Merger occurs prior to March 15, 2017. Mr. Adams will not be entitled to any other additional Change of Control severance benefits.

Continuing Employees

The Merger Agreement provides that from the effective time of the Merger until December 31, 2017, except as otherwise agreed with the Chief Executive Officer of the Surviving Corporation, each employee of Accuride and any of its subsidiaries who, as of the closing of the Merger, continues to be employed with Accuride or any of its subsidiaries (a “Continuing Employee”) will receive base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the effective time of the Merger, and benefits and a target annual cash bonus opportunity (excluding equity award compensation) that are substantially comparable in the aggregate to the benefits and target annual cash bonus opportunity (excluding equity award compensation) provided to such Continuing Employee immediately prior to the effective time of the Merger under Accuride benefit plans disclosed by Accuride to Parent prior to the effective time of the Merger. The Merger Agreement further provides that the Surviving Corporation will honor, in accordance with their terms, all of Accuride’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements. With respect to benefit plans maintained by Parent and its subsidiaries, including the Surviving Corporation, for purposes of determining a Continuing Employee’s eligibility to participate, level of vacation, paid time off and severance benefits, and vesting (but not for purposes of defined benefit plans, benefit accruals, early retirement subsidies, or in relation to any equity or equity-based compensation or benefit), each Continuing Employee’s service with Accuride will be treated as service with Parent or any of its subsidiaries to the same extent and for the same purpose as such service was credited to such Continuing Employee under the analogous Accuride benefit plan as of the effective time of the Merger (except to the extent that such recognition would result in any duplication of benefits).

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the merger. The amounts in the table were calculated using outstanding Company Option and Company RSU holdings as of the Record Date and a per-share price for

Accuride common stock of $2.58 (i.e., the Merger Consideration), and assumes the Merger closed on the Record Date. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of Accuride, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Compensation” on page 107 of this proxy statement.

The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of the Record Date. In addition, certain amounts will vary depending on the actual date of closing of the Merger, which is presently expected to be in the fourth quarter of 2016. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Benefits & Perquisites(3)	Other(4)	Total
Richard F. Dauch	$1,710,075	$1,654,628.82	$37,532.20	$410,253	$3,812,489.02
Michael A. Hajost	$620,000	$202,444.86	$36,961.60	$83,780	$943,186.46
Gregory A. Risch	$627,188	$259,269.36	$24,660.40	$71,620	$982,737.76
David G. Adams	$285,000	$280,920.72	$23,496.40	$16,744	$606,161.12
Scott D. Hazlett	$884,695	$346,700.40	$30,934.66	$97,293	$1,359,623.06
Stephen A. Martin	$647,188	$266,983.56	$37,232.22	$74,320	$1,025,723.78
(1)	The amounts in this column represent cash severance payments that each named executive officer (other than David Adams) would be entitled to receive under his applicable Severance and Retention Agreement if his employment were terminated by Accuride without cause or by the named executive officer for good reason on the Record Date. Lesser payments are payable in the event of such an employment termination without the occurrence of the Merger. See “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Severance and Retention Agreements with Accuride” on page 64 of this proxy statement for a description of each named executive officer’s severance rights under his applicable Severance and Retention Agreement. For Mr. Adams such amounts represent one year of his $285,000 base salary based on the termination of his employment on September 2, 2016.

The following table provides additional details of the named executive officers’ potential cash severance payments.

Name	2x Incentive Compensation Under Annual Incentive Plan	2x Annual Base Salary
Richard F. Dauch	$330,075	$1,380,000
Michael A. Hajost	—	$620,000
Gregory A. Risch	$97,188	$530,000
David G. Adams	—	—
Scott D. Hazlett	$124,695	$720,000
Stephen A. Martin	$97,188	$550,000
(2)	The amounts in this column represent the aggregate Merger Consideration that each named executive officer would receive with respect to Company RSUs and Vested Performance RSUs subject to accelerated vesting in connection with the Merger, as described above in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Treatment of Equity and Equity-Based Awards” on page 63 of this proxy statement, calculated by multiplying the total number of vested RSUs by $2.58 (i.e., the Merger Consideration). These are “single trigger” arrangements. The following table sets forth the number of the Company RSUs and Vested Performance RSUs that the named executive officers would vest in assuming the Merger closed on the Record Date.
Named Executive Officer	Number of Company RSUs	Number of Vested Performance RSUs	Total Number of RSUs
Richard F. Dauch	435,196	206,133	641,329
Michael A. Hajost	771,248	7,219	78,467
Gregory A. Risch	63,646	36,846	100,492
David G. Adams	0	39,627	39,691
Scott D. Hazlett	85,852	48,528	134,380
Stephen A. Martin	66,010	37,472	103,482
(3)	The amounts in this column represent the value of 18 months of continued health, disability, accident, and dental insurance benefits and outplacement services, except with respect to David Adams, for whom the amount in this column represents the value of 12 months of continued medical benefits and outplacement services.
(4)	The amounts in this column represent the sum of (i) the pro-rated Performance Bonuses payable upon closing of the Merger, which are “single trigger” arrangements, and (ii) the amount of Cash Bonuses assuming the named executive officer’s employment were terminated by Accuride without cause on the Record Date. See “—Interests of the Directors and Executive Officers of Accuride in the Merger—Treatment of Equity and Equity-Based Awards – Performance Bonus Agreements and Cash Bonus Agreements” on page 64 of this proxy statement for details of each named executive officer’s Performance Bonus and Cash Bonus.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ cash severance payments and the treatment of equity-based awards held by our named executive officers, see “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger” on page 62 of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the effective time of the Merger, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such indemnitee is not entitled to indemnification for such matter), to the fullest extent permitted under applicable law, each present and former director and officer of Accuride and its subsidiaries and each of their respective employees who serves as a fiduciary of an Accuride benefit plan (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with Accuride or its subsidiaries, including as a fiduciary of a benefit plan, occurring at or prior to the effective time of the Merger, including in connection with the Merger Agreement or the Merger.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time of the Merger (including in connection with the Merger Agreement or the Merger) existing as of the effective time of the Merger in favor of an Indemnitee as provided in (i) Accuride’s charter or bylaws or similar organizational documents in effect as of the date of the Merger Agreement and (ii) any indemnification contract of Accuride or its subsidiaries in effect as of the date of the Merger Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the effective time of the Merger, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) Accuride’s charter and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any indemnification contract of Accuride or its subsidiaries in effect as of the date of the Merger Agreement with any Indemnitee, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time of the Merger were current or former directors, officers or employees of Accuride or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the effective time of the Merger, Parent will maintain for the benefit of those persons that are directors and officers of Accuride as of the date of the Merger Agreement and as of the closing date of the Merger directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the closing date of the Merger, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of Accuride. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage then available, provided, however, that Parent and the Surviving Corporation will not be required to pay an annual premium for the directors’ and officers’ insurance in excess of 300% of the last annual premium paid by Accuride prior to the date of the Merger Agreement. Parent may satisfy this requirement by purchasing a prepaid “tail” policy prior to the effective time of the Merger, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or Merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing of the Merger

Parent has entered into the Equity Commitment Letter with the Crestview Funds, pursuant to which the Crestview Funds have severally and not jointly committed to provide equity financing up to an aggregate amount of approximately $222.0 million. The funding of the financing contemplated by the Equity Commitment Letter is subject to certain conditions, including the satisfaction or waiver by Parent and Merger Sub of each of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms or nature are to be satisfied at the closing of the Merger, but subject to such conditions being satisfied assuming a closing would occur), Parent’s substantially concurrent receipt of the proceeds of the debt financing and the substantially concurrent closing of the Merger. The obligation of the Crestview Funds to fund their respective equity commitments will expire upon certain events, including the closing of the Merger, the termination of the Merger Agreement in accordance with its terms (and, if applicable, payment of the reverse termination fee to Accuride in accordance with the terms and subject to the conditions and limitations set forth in the Merger Agreement) and, subject to certain exceptions, the commencement by Accuride or its Subsidiaries of certain legal actions against Crestview or its affiliates.

In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, Parent and Merger Sub entered into a debt commitment letter, dated September 2, 2016 with Royal Bank of Canada. The debt commitment letter provides in the aggregate up to $300.0 million in debt financing to Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $235.0 million and (ii) an asset based revolving credit facility with a maximum availability of $65.0 million (which may be drawn at the closing of the Merger). The debt commitment letter terminates automatically upon the earliest to occur of (i) the consummation of the Merger, (ii) 11:59 p.m., New York City time, on February 2, 2017 (provided such date may be extended in certain circumstances in accordance with the Merger Agreement, but in no event will be later than March 2, 2017) and (iii) the termination of the Merger Agreement in accordance with its terms.

The availability of the facilities contemplated by the debt commitment letter is subject to certain customary closing conditions for transactions of this type. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter (other than due to the failure of a condition to the consummation of the debt financing resulting from a breach by Accuride of the Merger Agreement) Parent will, as promptly as practicable, notify Accuride of such event and use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the Merger with terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub than the terms and conditions in the existing debt commitment letter. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

The Crestview Funds have entered into a limited guarantee in favor of Accuride in an aggregate amount of $12.5 million. Under the limited guarantee, each Crestview Fund guarantees, severally and not jointly, subject to the terms and conditions of the limited guarantee and up to the specified portion of the maximum amount set forth therein, the payment of any reverse termination fee that may become payable by Parent under the Merger Agreement and certain other obligations of Parent payable under the Merger Agreement. In the event Parent breaches the Merger Agreement or fails to pay Accuride any reverse termination fee that it becomes obligated to pay under the Merger Agreement, our only recourse would be against Parent for specific performance, to the extent permitted under the terms of the Merger Agreement, or to seek $12.5 million from the Crestview Funds under the terms of the limited guarantee.

Appraisal Rights

General

If the Merger is completed, holders of shares of Accuride common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of Accuride common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an Accuride stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you hold one or more shares of Accuride common stock, do not vote in favor of the adoption of the Merger Agreement and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger or related transactions) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which Accuride stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the special meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, Accuride must notify each stockholder who was an Accuride stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.

A HOLDER OF ACCURIDE COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF ACCURIDE COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF ACCURIDE COMMON STOCK HELD BY AN ACCURIDE STOCKHOLDER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are an Accuride stockholder and wish to exercise the right to seek an appraisal of your shares of Accuride common stock, you must comply with ALL of the following:

°	you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;
°	you must continuously hold your shares of Accuride common stock from the date of making the demand through the effective time of the Merger. You will lose your appraisal rights if you transfer your shares of Accuride common stock before the effective time of the Merger;
°	prior to the taking of the vote on the Merger Proposal at the special meeting, you must deliver a proper written demand for appraisal of your shares; and
°	you, another stockholder, an appropriate beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of Accuride common stock within 120 days after the effective time of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Accuride stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of Accuride common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. Any holder of shares of Accuride common stock wishing to exercise appraisal rights must deliver to Accuride, before the taking of the vote on the Merger Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of Accuride common stock registered in that holder’s name. Such demand will be sufficient if it reasonably informs Accuride of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of Accuride common stock. Beneficial owners who do not also hold their shares of Accuride common stock of record may not directly make appraisal demands to Accuride. The beneficial owner must, in such case, arrange for the holder of record, such as a bank, broker or nominee, to timely submit the required demand in respect of those shares of Accuride common stock. A holder of record, such as a bank, broker or nominee, who holds shares of Accuride common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of Accuride common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of Accuride common stock as to which appraisal is sought. Where no number of shares of Accuride common stock is expressly mentioned, the demand will be presumed to cover all shares of Accuride common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF ACCURIDE COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF ACCURIDE COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF ACCURIDE COMMON STOCK THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of Accuride common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. Stockholders who hold their shares of Accuride common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Accuride Corporation
7140 Office Circle
Evansville, IN 47715
Attention: General Counsel

At any time within 60 days after the effective time of the Merger, any Accuride stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Accuride common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60 day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation.

Notice by the Surviving Corporation. Within ten days after the effective date of the Merger, Accuride, as the Surviving Corporation, must notify each holder of Accuride common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the effective time of the Merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by you, demanding an appraisal of the value of the shares of Accuride common stock held by all stockholders who have properly demanded appraisal. None of Crestview, Parent, Merger Sub or Accuride, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Accuride common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Accuride common stock not voted in favor of the Merger Proposal and with respect to which Accuride has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) ten days after receipt by the Surviving Corporation of the request therefor or (ii) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Accuride common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by you or another holder of record of Accuride common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Accuride common stock and with whom agreements as to the value of their shares of Accuride common stock have not been reached by the Surviving Corporation. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which Accuride stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the Accuride stockholders demanding appraisal who hold certificated shares of Accuride common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Accuride stockholder who fails to comply with this direction. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(i) the total number of shares of Accuride common stock entitled to appraisal exceeds 1% of the outstanding shares of Accuride common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Accuride common stock exceeds $1.0 million.

The appraisal proceeding will be conducted as to the shares of Accuride common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Accuride common stock held by all Accuride stockholders who have properly demanded their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Accuride stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the Surviving Corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Accuride common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor Accuride, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any Accuride stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Accuride common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the Merger, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Accuride common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you will not, from and after the effective time of the Merger, be entitled to vote the shares of Accuride common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Accuride common stock as of a record date prior to the effective time of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Accuride stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective time of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Accuride common stock will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Accuride common stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of Accuride common stock who receive cash in exchange for shares of Accuride common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to holders of shares of Accuride common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	persons holding shares of Accuride common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies and other financial institutions;
•	brokers or dealers in securities;
•	traders in securities that elect to apply a mark-to-market method of accounting;
•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
•	real estate investment trusts and regulated investment companies;
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell their shares of Accuride common stock under the constructive sale provisions of the Code;
•	persons who own an equity interest, actually or constructively, in Parent or the Surviving Corporation;
•	persons who hold or received their shares of Accuride common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequence to holders of shares of Accuride common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Accuride common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Accuride common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF ACCURIDE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Accuride common stock that for U.S. federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Accuride common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash for shares of Accuride common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share will generally be equal to the amount the U.S. holder paid for such share. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of shares of Accuride common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of Accuride common stock in the Merger will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of Merger. Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A surtax of up to 3.8% may apply to so-called “net investment income” of certain U.S. citizens or residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Accuride common stock pursuant to the Merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of Accuride common stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 28%). To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the paying agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a U.S. person, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Accuride common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Accuride common stock in the Merger unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Accuride common stock in the Merger, and certain other requirements are met; or
•	Accuride is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Accuride common stock and the non-U.S. holder held (actually or constructively) more than five percent of shares of Accuride common stock at any time during such five-year period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether Accuride is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Accuride believes that it has not been a USRPHC for U.S. federal income tax purposes during the time described above.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 28%). Non-U.S. holders generally can avoid information reporting and backup withholding by providing the paying agent with the applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The discussion above of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. This summary is for general information purposes only and is not tax advice. Because individual circumstances may differ, each holder should consult their own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the Merger in light of such holder’s particular circumstances, including the tax consequences arising under the U.S. federal estate or gift tax rules, or through the application of any state, local or foreign tax laws.

Regulatory Approvals Required for the Merger

General

Accuride and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act, and Parent has agreed to use its best efforts to resolve, avoid or eliminate each and every impediment under the HSR Act. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Accuride and Parent each file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Accuride and Parent and its affiliates filed their respective HSR Act pre-Merger notifications on September 14, 2016 with the FTC and the DOJ under the HSR Act. On September 27, 2016, the FTC granted early termination of the waiting period under the HSR Act.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Federal Law of Economic Competition of Mexico and Mexican Antitrust Matters

Under the Merger Agreement, the expiration or termination of any applicable review period under the Federal Law of Economic Competition of Mexico or the issuance of any applicable approval of the Merger by the Federal Economic Competition Commission of Mexico (the “Mexican Competition Law Approval”) is a condition to the consummation of the Merger. However, the parties to the Merger Agreement have determined that no Mexican Competition Law Approval is required in connection with the Merger. Accordingly, the parties to the Merger Agreement have agreed that the condition in the Merger Agreement regarding receipt of any applicable Mexican Competition Law Approval has been deemed to have been satisfied for all purposes under the Merger Agreement.

Voting Agreement

As a condition to Parent entering into the Merger Agreement, the Cetus Holders, including Robert E. Davis, a member of the Board, entered into the Voting Agreement with Parent, pursuant to which they agreed to, among other things, (i) to vote or cause to be voted their shares of Accuride common stock in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or otherwise necessary for the consummation of the transactions contemplated thereby; and (ii) not to, directly or indirectly (a) initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof; (b) engage in or participate in discussions with third parties regarding an acquisition proposal; (c) furnish or provide any non-public information in connection with any acquisition proposal; (d) solicit proxies or participate in a solicitation in opposition to the consummation of the Merger; or (e) encourage, initiate or cooperate in an action by Accuride stockholders in opposition to the consummation of the Merger. The Voting Agreement will terminate upon the earlier of (i) the effective time of the Merger; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) the date on which the Board makes a change of recommendation with respect to the Merger Proposal; (iv) the date of any change to the terms of the Merger Agreement that is adverse in any material respect to the Cetus Holders, without the Cetus Holders’ prior written consent; and (v) February 23, 2017. As of the Record Date, the Cetus Holders held approximately 17.2% of the shares of outstanding Accuride common stock. The Cetus Holders may not enter into any other agreement or arrangement with respect to voting their shares of Accuride common stock and may not transfer their shares of Accuride common stock to any person other than to persons who agree to be bound by, and vote such shares in accordance with, the Voting Agreement. The Voting Agreement is attached as Appendix D to this proxy statement and is incorporated by reference herein.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Accuride contained in this proxy statement or in the Accuride’s public filings with the SEC, as described in “Where You Can Find More Information” on page 112 of this proxy statement, may supplement, update or modify the factual disclosures about Accuride contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement, and:

°	were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement;
°	have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;
°	may no longer be true as of a given date;
°	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and
°	may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “—Representations and Warranties” on page 83 of this proxy statement.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 112 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into Accuride, with Accuride continuing as a wholly owned subsidiary of Parent from and after the effective time of the Merger.

The board of directors of the Surviving Corporation immediately after the effective time of the Merger will consist of the directors of Merger Sub immediately prior to the effective time of the Merger, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Accuride immediately prior to the effective time of the Merger will be the officers of the Surviving Corporation immediately following the effective time of the Merger, each to hold office until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At the effective time of the Merger, without any further action on the part of Accuride or any other person, the certificate of incorporation of Accuride will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 67 of this proxy statement), and Accuride will take all necessary action such that, at the effective time of the Merger, the bylaws of Accuride will be amended and restated to read as set forth in Exhibit B to the Merger Agreement until amended in accordance with the applicable provisions of such bylaws or applicable law.

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the Merger will take place at 8:00 a.m., local time, on the third business day following the satisfaction or waiver of the conditions to closing set forth in Article VI of the Merger Agreement (described in “—Conditions to the Closing of the Merger” on page 99 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing of the Merger will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than three business days’ notice to Accuride and (ii) the third business day following the end of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing as of such date.

Concurrently with the closing of the Merger, or on a different date as the parties may agree, the parties will cause a certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of Merger, or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of Merger.

The “marketing period” refers to the first period of 20 consecutive business days after the date of the Merger Agreement following the receipt by Parent of certain financial information (other than such information that is customarily provided by an investment bank in the preparation of a confidential information memorandum) (such information, the “financing information”). The following provisos apply in respect to the marketing period: (i) the marketing period will not be deemed to commence if prior to the completion of the marketing period: (a) Accuride’s auditors have withdrawn their audit opinion or objected to the use of their audit opinions related to any audited financial statements included in the financing information, (b) Accuride issues a public statement indicating its intent to restate any historical financial statements of Accuride or that any such restatement is under consideration by the Board, in which case the marketing period will not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Accuride has publicly announced that it has concluded that no restatement is required in accordance with GAAP, or (c) Accuride has been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the marketing period will not be deemed to commence unless and until all such delinquencies have been cured; (ii) the marketing period will end on any earlier date that is the date on which all of the debt financing is consummated; (iii) in no event will the marketing period commence prior to the date that this proxy statement is first mailed to Accuride’s stockholders; (iv) neither November 24, 2016 and November 25, 2016 shall be considered a business day for purposes of determining whether the marketing period has been completed and (v) the marketing period will either end on or prior to December 16, 2016 or, if the marketing period has not ended on or prior to December 16, 2016, then the marketing period shall commence no earlier than January 6, 2017. However, if Accuride reasonably believes it has delivered the applicable financing information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes Accuride has not completed delivery of the financing information and, within three business days after the delivery of such notice by Accuride, delivers a written notice to Accuride to that effect (stating with reasonable specificity what portions of the financing information are missing or unsuitable).

Merger Consideration

Common Stock

At the effective time of the Merger, each share of Accuride common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by Accuride as treasury stock or held by Parent or Merger Sub or any wholly owned subsidiary of Accuride, Parent or Merger Sub and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Accuride common stock converted into the right to receive the Merger Consideration will automatically be cancelled at the effective time of the Merger, and each certificate formerly representing such shares of Accuride common stock will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards and Other Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to Accuride common stock:

Restricted Stock Units

At the effective time of the Merger, each Company RSU will, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of Accuride common stock subject to such Company RSU (less any applicable withholding taxes). Each Performance RSU that is outstanding immediately prior to the effective time of the Merger will vest in accordance with the terms of the agreement granting such Performance RSU (the “Vested Performance RSU”) and, without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive the Merger Consideration with respect to each share of Accuride common stock subject to such Vested Performance RSU. Any Performance RSU that is not a Vested Performance RSU will, at the effective time of the Merger, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for no consideration. As soon as practicable, but not more than fifteen business days following the closing of the Merger, the surviving corporation will make the payments, if any, due to each holder of such Company RSUs and Vested Performance RSUs.

Stock Options

At the effective time of the Merger, each Company Option will, automatically and without any required action on the part of the holder thereof, be cancelled without any payment thereon because the exercise price of all outstanding Company Options exceeds the Merger Consideration.

Performance Bonus Agreements and Cash Bonus Agreements

Each of our executive officers is party to a Performance Bonus Agreement that provides for the payment of cash bonuses based on achievement of certain performance goals at the end of a three year performance period ending December 31, 2018 (the “Performance Bonuses”). The Performance Bonus Agreements provide that, upon a Change in Control (as defined in the Incentive Award Plan and which will include the Merger), each executive officer is entitled to receive a prorated Performance Bonus, based on the target Performance Bonus payable to such executive officer pursuant to the terms of his or her Performance Bonus Agreement and prorated based on the number of full months elapsed in the three year performance period through the effective time of the Merger.

Each of our executive officers is also party to a Cash Bonus Agreement that provides for the payment of a cash bonus amount (the “Cash Bonus”) if the executive remains employed through certain dates or in full if the executive’s employment is terminated by Accuride without Cause (as defined in the Cash Bonus Agreement) within 12 months following a Change in Control (as defined in the Incentive Award Plan and which will include the Merger). The Cash Bonuses vest and become payable with respect to 20% of the Cash Bonus on each of March 5, 2017, 2018 and 2019, and 40% of the Cash Bonus on March 5, 2020, subject to accelerated vesting and payment upon an executive’s termination by Accuride without Cause within 12 months following a Change in Control.

Termination of Incentive Award Plan

As of the effective time of the Merger, the Incentive Award Plan will be terminated and no further shares of Accuride common stock, company options, restricted stock units, equity interests or other rights with respect to shares of Accuride common stock shall be granted thereunder.

Dissenting Shares

Any shares of Accuride common stock held by stockholders who have not voted in favor of the Merger Proposal or consented thereto in writing and who are entitled to and have properly demanded appraisal rights for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration. At the effective time of the Merger all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder fails to perfect or otherwise waives, withdraws or loses such stockholder’s right to appraisal under the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and the Dissenting Shares will be deemed to have been converted, as of the effective time of the Merger, into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, and will not thereafter be deemed Dissenting Shares.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Parent will appoint a bank or trust company reasonably acceptable to Accuride (the “paying agent”) to make payments of the Merger Consideration to stockholders. At or prior to the effective time of the Merger, Parent will deposit or cause to be deposited with the paying agent the aggregate Merger Consideration to which the holders of Accuride common stock are entitled at the effective time of the Merger pursuant to the Merger Agreement.

As soon as practicable (but no later than the third business day) after the effective time of the Merger, the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the effective time of the Merger, a holder of record of Accuride common stock represented by a certificate, which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) in the case of shares of Accuride common stock represented by a stock certificate, a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal and such other documents as may be reasonably required pursuant to such instructions, or (ii) in the case of shares of Accuride common stock held in book-entry form (other than shares held through The Depository Trust Company) the receipt of the signed letter of transmittal (or such other evidence of transfer or surrender as the paying agent may reasonably request), the holder of such shares will be entitled to receive the Merger Consideration in exchange therefor and such certificates or book-entry shares shall be cancelled. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

As promptly as practicable after the effective time of the Merger, Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration (without interest, and after giving effect to any required tax withholdings) that holders of such book-entry shares shall be automatically entitled to receive, and such book-entry shares of such holder shall be cancelled.

At the effective time of the Merger, the stock transfer books of Accuride shall be closed and thereafter there shall be no further registration of transfers of shares on the records of Accuride, and holders of certificates and book-entry shares will no longer have rights with respect to the shares. If, after the effective time of the Merger, certificates that represented ownership of shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

If any cash deposited with the paying agent remains undistributed to holders of Accuride common stock nine months following the effective time of the Merger, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation, and any holders of Accuride common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving

Corporation for payment of its claim for the Merger Consideration, without any interest thereon and subject to any applicable withholding taxes and abandoned property, escheat or other similar laws. Any Merger Consideration that remains unclaimed by the holders of Accuride common stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto. Any portion of the aggregate Merger Consideration made available to the paying agent to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such Person of a bond, in such amount as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Accuride has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

°	the due organization, valid existence, good standing and corporate power of Accuride and each of its subsidiaries;
°	the capitalization of Accuride, including the number of shares of Accuride common stock, preferred stock, options and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;
°	the authority of Accuride to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Accuride;
°	the absence of (i) any conflict with or violation of the organizational documents of Accuride or any Accuride subsidiary, (ii) any conflict with or violation of applicable laws or (iii) any required consents or approvals under, or breach, violation, loss of benefit, change of control or default under any contract or permit of Accuride or its subsidiaries, in each case, as a result of the execution and delivery by Accuride of the Merger Agreement and the completion by Accuride of the Merger;
°	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;
°	compliance with SEC filing requirements for Accuride’s SEC filings since January 1, 2014, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;
°	the adequacy of disclosure controls and internal controls over financial reporting;
°	the absence of certain undisclosed liabilities;
°	the absence of certain changes and events since January 1, 2016;
°	the absence of a Company Material Adverse Effect (as defined below) since January 1, 2016;
°	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;
°	litigation matters;
°	compliance with applicable laws and governmental orders, including the U.S. Foreign Corrupt Practices Act of 1977;

°	the maintenance of and compliance with governmental licenses, permits, certificates, approvals, consents, franchises, registrations, billing and authorizations necessary for the conduct of Accuride’s business;
°	Accuride’s employee benefit plans, ERISA matters and other labor and employment matters;
°	environmental matters;
°	Accuride’s owned and leased real property;
°	tax matters;
°	Accuride’s material contracts;
°	intellectual property matters;
°	financial advisors’ fees related to the Merger;
°	receipt by the Board of an opinion of Deutsche Bank as to the fairness, as of the date of the opinion, from a financial point of view, of the Merger Consideration to be received by holders (other than Parent and its affiliates) of shares of Accuride common stock;
°	insurance;
°	the absence of related party transactions;
°	product liability and product recall matters; and
°	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

All of Accuride's representations and warranties are qualified by reference to the disclosure in Accuride's filings with the SEC after January 1, 2014 and publically available at least 24 hours prior to the execution and delivery of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings, and other disclosures to the extent they are predictive, cautionary or forward-looking in nature) and as set forth in Accuride's disclosure schedules delivered to Parent pursuant to the Merger Agreement.

In addition, many of Accuride's representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, condition, occurrence, development or effect that, individually or in the aggregate, has a material adverse effect on the business, properties, assets, financial condition or results of operations of Accuride and its subsidiaries, taken as a whole. The foregoing notwithstanding, none of the following will constitute or be deemed to constitute a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether such Company Material Adverse Effect has occurred or would reasonably be expected to occur:

°	any change or proposed change in applicable law or GAAP or changes in interpretations or enforcement of applicable law or GAAP (except to the extent the change disproportionately impacts Accuride and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);
°	any change in general economic, business, labor or regulatory conditions or in securities, credit or other financial markets in the United States or globally, including changes in interest or exchange rates (except to the extent the change disproportionately impacts Accuride and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);
°	any change generally affecting the industries in which Accuride or its subsidiaries operate in the United States or globally (including seasonal fluctuations) (except to the extent the change disproportionately impacts Accuride and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

°	any change in global or national political conditions (including the outbreak or escalation of war (whether declared or not), military action, sabotage or acts of terrorism) (except to the extent the change disproportionately impacts Accuride relative to other companies operating in the same industries);
°	any actions taken by Accuride that are required under the Merger Agreement or taken with the consent of Parent;
°	the public announcement or pendency of the Merger Agreement and the Merger, including the identity of Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding its plans or intentions with respect to the conduct of the business of Accuride or any of its subsidiaries (including any impact on the relationship of Accuride or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, or partners);
°	any transaction litigation;
°	changes in the trading price or trading volume of shares or any suspension of trading (provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred); or
°	any failure by Accuride or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying facts or circumstances giving rise or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Parent’s and Merger Sub’s representations and warranties under the Merger Agreement, relate to, among other things:

°	Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate power;
°	the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;
°	the absence of (i) any conflict with or violation of the organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any required consent or approval, breach, violation, loss of benefit or default under any contract of Parent or Merger Sub, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and completion by Parent and Merger Sub of the Merger;
°	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;
°	litigation matters;
°	the sufficiency of the funds that Parent and Merger Sub have, or will have access to, to fund the transactions contemplated in the Merger Agreement;
°	the equity commitment letter and debt commitment letter;
°	the guarantee;
°	the accuracy of information supplied to Accuride by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;
°	the absence of beneficial ownership of Accuride common stock by Parent, Merger Sub, or any Parent subsidiary;
°	solvency of the Surviving Corporation;
°	the ownership of Parent and Merger Sub;
°	the absence of agreements with any financial advisor, broker or finder; and

°	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of Accuride’s business between the date of the Merger Agreement and the effective time of the Merger. Except (i) as expressly required or permitted under the Merger Agreement, (ii) as set forth in Accuride’s disclosure schedule or (iii) with the prior written consent of Parent, from the date of the Merger Agreement until the earlier of the effective time of the Merger or termination of the Merger Agreement, Accuride will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice, use its reasonable best efforts to keep available the services of the current officers, employees and consultants of Accuride and each of its subsidiaries and to preserve the goodwill and current relationships of Accuride and each of its subsidiaries with customers, suppliers and other persons with which Accuride or any of its subsidiaries has business relations, and perform or comply with in all material respects all covenants and agreements required to be performed or complied with by them under the Stock Purchase Agreement, dated September 2, 2016, by and among Accuride, Truck Components Inc. and Grede Holdings LLC. Except (i) as expressly required or permitted under the Merger Agreement, (i) as set forth in Accuride’s disclosure schedule or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the effective time of the Merger or termination of the Merger Agreement, Accuride will not, and will not permit its subsidiaries to:

°	amend its certificate of incorporation or bylaws (or equivalent organizational or governing documents);
°	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of (or other equity interests in) Accuride or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of Accuride or any of its subsidiaries, other than the issuance of shares upon the exercise of options and restricted stock units outstanding as of the date of the Merger Agreement in accordance with their terms;
°	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Accuride or any of its subsidiaries (other than intellectual property), except (i) pursuant to the express terms of any material contract of Accuride in effect as of the date of the Merger Agreement, (ii) the sale or disposition of property or assets with a fair market value not in excess of $1.0 million individually or $2.0 million in the aggregate, or (iii) the sale of inventory in the ordinary course of business consistent with past practice;
°	sell, assign, pledge, transfer, license, abandon or otherwise dispose of any of Accuride’s owned intellectual property, except for non-exclusive licenses granted in the ordinary course of business;
°	declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or any combination of the foregoing, with respect to Accuride’s or any of its subsidiaries’ capital stock (or other equity interests), other than dividends paid by any wholly owned Accuride subsidiary to Accuride or another wholly owned subsidiary of Accuride;
°	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of Accuride or any of its subsidiaries, except with respect to any wholly owned Accuride subsidiary;
°	merge or consolidate Accuride or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Accuride or any of its subsidiaries, except with respect to any wholly owned Accuride subsidiary;
°	acquire (including by Merger, consolidation or acquisition of stock or assets) any person (or any business line or division thereof) or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

°	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned subsidiary Accuride) for borrowed money, except for borrowings under Accuride’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;
°	loan, advance or make a capital contribution to, or investments in, any other person, (other than any wholly-owned Accuride subsidiary);
°	terminate, cancel or renew, or agree to any material amendment to or waiver under any material contract, or enter into or amend any contract that would be a material contract if existing on the date of the Merger Agreement, in each case other than in the ordinary course of business consistent with past practice;
°	make any capital expenditure in excess of Accuride’s capital expenditure budget as disclosed to Parent prior to the date of the Merger Agreement, other than capital expenditures that are not, in the aggregate, in excess of $2.0 million;
°	except as required by law or the existing terms of any benefit plans, compensation plans or arrangements or labor agreements disclosed to Parent prior to the date of the Merger Agreement, or contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the Merger Agreement and disclosed to Parent prior to the date of the Merger Agreement, (i) increase the compensation or benefits payable or to become payable to directors, officers or employees of Accuride or any of its subsidiaries, except for increases in the ordinary course of business consistent with past practice with respect to salaries or wages of any non-officer employee, (ii) amend any benefit plans, compensation plans or arrangements or labor agreements or establish, adopt or enter into any new benefit plans, compensation plans or arrangements or labor agreements, other than renewing or extending the terms of any benefit plan, compensation plan or arrangements or labor agreements on the same terms as exist on the date of the Merger Agreement, (iii) except as provided in the Merger Agreement, take any action to amend or waive any performance or vesting criteria or exercise any discretionary authority to (a) increase the number of Performance RSUs that would vest at the effective time of the Merger to a number that exceeds the applicable target performance level for such Performance RSUs, as further prorated to reflect the portion of the performance period applicable to each such Performance RSU that will have elapsed as of the effective time of the Merger or (b) increase the amount payable pursuant to any Performance Bonus Agreement that would be payable at the effective time of the Merger to an amount that exceeds the applicable target level for such Performance Bonus, as further prorated to reflect the portion of the performance period applicable to such Performance Bonus that will have elapsed as of the effective time of the Merger, or (c) accelerate vesting, exercisability or funding under any benefit plans or compensation plans or arrangements, including exercising any discretionary authority to accelerate the vesting of any Performance RSUs, Performance Bonuses, or Cash Bonuses, or (iv) terminate the employment of any officer;
°	make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;
°	compromise, settle or agree to settle any proceeding, other than compromises, settlements or agreements of proceedings (excluding any transaction litigation) in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Accuride or any of its subsidiaries;
°	make, change or revoke any material tax election, file any amended material tax return, enter into any material closing agreement, surrender any right to claim a refund of a material amount of taxes, consent to an extension or waiver of the limitation period applicable to any tax claim or assessment, fail to pay any material tax that becomes due and payable (including estimated tax payments), prepare or file any material tax return in a manner inconsistent with past practice (except as otherwise required by applicable law), adopt or change any of its material methods of reporting income or deductions for tax purposes or other material tax accounting method, or settle or compromise any material tax liability or settle any material tax claim, audit or dispute;

°	enter into any new line of business or materially alter any existing line of business;
°	implement any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or other than in the ordinary course of business consistent with past practice, any other layoffs, reductions in force, early retirement programs, or other voluntary or involuntary employment termination programs;
°	voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering Accuride or any of its subsidiaries or any of their respective businesses, assets or properties; or
°	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

Go Shop Period

Until the Solicitation Period End Date, Accuride, its subsidiaries, directors, officers, employees and other representatives had the right to, directly or indirectly:

°	solicit, initiate, facilitate and encourage any acquisition proposals or the making thereof, including by way of furnishing non-public information to any third party pursuant to (but only pursuant to) one or more acceptable confidentiality agreements, provided that any such non-public information concerning Accuride or its subsidiaries provided or made available to third parties shall be provided or made available to Parent or Merger Sub (to the extent it has not been provided already), as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party; and
°	enter into, continue or otherwise participate in any discussions or negotiations with a third party with respect to any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

No Solicitation of Other Offers; Change of Recommendation

Beginning on the Solicitation Period End Date, except as expressly permitted by the Merger Agreement or with respect to any exempted person, Accuride will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any third parties that may be ongoing with respect to an acquisition proposal and deliver a written notice to any such third party to the effect that Accuride is terminating all discussions and negotiations with such third party with respect to any acquisition proposal, and requesting that such third party promptly return or destroy all confidential information concerning Accuride and its subsidiaries. Except as expressly permitted by the Merger Agreement, from and after the Solicitation Period End Date, until the effective time of the Merger, or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Accuride has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and to use its reasonable best efforts to cause its other representatives not to, on behalf of Accuride:

°	initiate, solicit, facilitate or knowingly encourage any acquisition proposal or the making or submission thereof;
°	engage in, continue or otherwise participate any discussions or negotiations with a third party regarding any acquisition proposal (other than to inform any third party of the existence of the provisions contained in the Merger Agreement); or
°	furnish or provide any non-public information in connection with any acquisition proposal.

Except as expressly permitted by the Merger Agreement and described below, neither the Board nor any duly authorized committee thereof will:

°	adopt, approve, recommend or publicly propose to adopt, approve or recommend any acquisition proposal;

°	withdraw, change, qualify, withhold or modify, or publicly propose to do any of the foregoing, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (the “Board recommendation”);
°	fail to include the Board recommendation in the proxy statement;
°	in the event a tender offer that constitutes an acquisition proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such acquisition proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days;
°	approve, authorize or cause or permit Accuride or any of its subsidiaries to enter into any Merger Agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any acquisition proposal; or
°	resolve or agree to do any of the foregoing.

We refer to the first, second, third, fourth and sixth bullets (to the extent the sixth bullet relates to the first, second, third or fourth bullets) as a change of recommendation.

No later than one business day following the Solicitation Period End Date, Accuride was required to notify Parent in writing of the identity of each exempted person, together with an unredacted copy of the acquisition proposal submitted by such exempted person or, where such acquisition proposal was not submitted in writing, a reasonably detailed written summary of the material terms of such acquisition proposal. However, Accuride did not receive any acquisition proposals prior to the Solicitation Period End Date, and therefore there are no exempted persons. Notwithstanding the commencement of the No Shop Restrictions under the Merger Agreement, from and after the Solicitation Period End Date, Accuride may continue to engage in the activities otherwise prohibited in the no solicitation provisions in the Merger Agreement with respect to any acquisition proposal submitted by an exempted person on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the earliest of (i) the date on which such acquisition proposal expires by its terms, (ii) the date on which such exempted person has otherwise terminated or withdrawn such acquisition proposal (provided that, for the avoidance of doubt, any amended or revised acquisition proposal submitted by such exempted person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted acquisition proposal) and (iii) the 30th calendar date after the Solicitation Period End Date; provided, that, such date shall be automatically extended to be two business days after the end of any notice period (as described below) that would otherwise expire following such 30th calendar day deadline.

If at any time following the Solicitation Period End Date and prior to the receipt of the stockholder approval (i) Accuride has received a bona fide written acquisition proposal from a third party, (ii) Accuride has not breached the Merger Agreement no solicitation provisions (excluding immaterial, unintentional violations) with respect to such acquisition proposal and (iii) the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to undertake such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, Accuride may (a) furnish information with respect to Accuride and its subsidiaries to the third party making such acquisition proposal, its representatives and potential sources of financing pursuant to an acceptable confidentiality agreement (provided that any such non-public information concerning Accuride or its subsidiaries provided or made available to any third party will be provided or made available to Parent or Merger Sub (to the extent it has not been provided or made available already), as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party), and (b) participate in discussions or negotiations with such third party regarding such acquisition proposal.

From and after the Solicitation Period End Date, Accuride agrees to promptly (and in any event within the later of 24 hours and 5:00 p.m. (New York City time) on the next business day) notify Parent in writing of the receipt of any acquisition proposal, which notice will identify the third party making such acquisition proposal and include a copy of such acquisition proposal (or, where such acquisition proposal was not submitted in writing, a reasonably detailed written summary of the material terms of such acquisition proposal). Without limiting the foregoing, Accuride will keep Parent promptly informed (and in any event within the later of 24 hours and 5:00 p.m. (New York City time) on the next business day) of any material changes or developments relating to such acquisition proposal (including any change in the price or other material terms thereof). Accuride will not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person unless the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

If Accuride receives a bona fide written acquisition proposal (other than as a result of a breach of the No Shop Restrictions (excluding any immaterial, unintentional violations)) from a third party (including an exempted person) that the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal, the Board may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation with respect to such superior proposal and terminate the Merger Agreement pursuant to the terms thereof. Accuride however, is not entitled to effect a change of recommendation or terminate the Merger Agreement unless:

°	the Board determined in good faith, after consultation with its outside legal counsel, that the failure to make such a change of recommendation in response to the receipt of such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;
°	Accuride provided to Parent at least three business days’ prior written notice of its intention to take such actions, which notice specifies the basis for such change of recommendation, the identity of the third party making such superior proposal, the material terms and conditions of such superior proposal, and includes a copy of the most current draft of such acquisition agreement to be entered into in respect of such superior proposal and any other material documents with respect thereto;
°	during the three business day notice period described above, if requested by Parent, Accuride will have, and will have caused its representatives to have, engaged in good faith negotiations with Parent and its representatives regarding any amendments or modifications to the Merger Agreement proposed in writing by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and
°	at the end of such three business day notice period described above, the Board will have considered in good faith any proposed amendments or modifications to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably offered in writing by Parent no later than 11:59 a.m., New York City time, on the last day of such three business day notice period, and will have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the superior proposal would continue to constitute a superior proposal if such amendments or modifications proposed by Parent were to be given effect and that failure to make a change of recommendation with respect to such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In the event of any change to the price terms or any other material revisions or amendments to the terms of such superior proposal, Accuride is required to deliver a new written notice to Parent and to again comply with the requirements of the No Shop Restrictions of the Merger Agreement with respect to such new written notice.

The Board (or a duly authorized committee thereof) may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation if the Board (or a duly authorized committee thereof) determines in good faith that an intervening event has occurred and is continuing, subject to the requirements of the no solicitation provisions of the Merger Agreement. Accuride, however, will not be entitled to effect a change of recommendation pursuant to the No Shop Restrictions of the Merger Agreement unless:

°	the Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law;
°	Accuride provided to Parent at least four business days’ prior written notice of its intention to take such actions which notice shall specify the basis for such change of recommendation, including all available material information with respect to such intervening event;

°	during the four business day notice period described above, if requested by Parent, Accuride will have, and will have caused its representatives to have, engaged in good faith negotiations with Parent and its representatives regarding any amendments or modifications to the Merger Agreement proposed in writing by Parent and intended to enable the Board to proceed with the Board recommendation; and
°	at the end of such four business day notice period described above, the Board will have considered in good faith any proposed amendments or modifications to the Merger Agreement (including a change to the price terms thereof) and the other agreements contemplated by the Merger Agreement that were irrevocably offered in writing by Parent no later than 11:59 a.m., New York City time, on the last day of such four business day notice period, and will have determined in good faith (after consultation with its outside legal counsel), that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law.

Accuride or the Board may (i) disclose to the Accuride stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of Accuride if the Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable laws. The issuance by Accuride or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a change of recommendation.

Any violation of the restrictions set forth in the No Shop Restrictions of the Merger Agreement by Accuride’s representatives will be deemed to be a breach of those provisions by Accuride.

As used in this proxy statement:

°	“acquisition proposal” means any inquiry, offer or proposal from a third party concerning (i) a Merger, consolidation or other business combination transaction involving Accuride, (ii) a sale, lease or other disposition by Merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Accuride (including equity interests of any Accuride subsidiary) or its subsidiaries representing 20% or more of the consolidated assets of Accuride and its subsidiaries based on their fair market value as determined in good faith by the Board (or any duly authorized committee thereof), (iii) an issuance (including by way of Merger, consolidation, business combination or share exchange) of equity interests representing 20% or more of the voting power of Accuride, or (iv) any combination of the foregoing (in each case, other the Merger).
°	“superior proposal” means any bona fide written acquisition proposal (except the references therein to “20%” shall be replaced by “50%”) that is not solicited or received in violation of the Merger Agreement and that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to Accuride’s stockholders than the Merger (taking into account any amendments or modifications proposed by Parent following Accuride’s receipt of such acquisition proposal).
°	“intervening event” means any event, change, effect, development, state of facts, condition or occurrence that is material to Accuride and its subsidiaries that (i) was unknown to or by the Board and could not reasonably be expected to have been known to or by the Board as of or prior to the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known and could not reasonably be expected to have been known to or by the Board as of or prior to the date of the Merger Agreement), and (ii) does not involve or relate to the receipt, existence or terms of an acquisition proposal.
°	“exempted person” means any person or group of persons (so long as, in the case of a group of persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 50% of the equity financing of such group of

Persons at all times following the Solicitation Period End Date), from whom Accuride or any of its representatives has received a bona fide acquisition proposal after the date of execution of the Merger Agreement and prior to the Solicitation Period End Date and with whom Accuride or any of its representatives are engaged in good faith negotiations with respect to such acquisition proposal as of the Solicitation Period End Date and, on or before the Solicitation Period End Date, the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and such acquisition proposal has not been withdrawn and has not expired or been terminated as of the Solicitation Period End Date. Notwithstanding anything in the Merger Agreement to the contrary, any exempted person shall cease to be an exempted person for all purposes under the Merger Agreement upon the earlier to occur of (i) such time as the acquisition proposal made by such person is withdrawn, expires or is terminated (provided that, for the avoidance of doubt, any amended or revised acquisition proposal submitted by such exempted person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted acquisition proposal) and (ii) the 30th calendar day after the Solicitation Period End Date; provided, that, such date will be automatically extended to be two business days after the end of any notice period described above with respect to a change of recommendation in response to an intervening event or superior proposal that would otherwise expire following such 30th calendar day deadline (unless, prior to such time, Accuride has entered into an acquisition agreement with respect to such superior proposal and terminated the Merger Agreement).

Required Stockholder Vote

As promptly as practicable, and in any event within five business days following the date on which the SEC confirms it has no further comment to this proxy statement, Accuride will cause this proxy statement to be mailed to holders of Accuride common stock as of the Record Date. However, Accuride is not obligated to mail the proxy statement to its stockholders prior to the date that is five business days after the Solicitation Period End Date. Accuride shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of the proxy statement (but no later than 35 days thereafter, unless otherwise mutually agreed by Parent and Accuride) for the purposes of obtaining the stockholder approval of the Merger Agreement. Subject to a change of recommendation having been effected in accordance with the applicable provisions of the Merger Agreement, Accuride shall include in this proxy statement the Board recommendation that Accuride’s stockholders vote in favor of the Merger Proposal and use its reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and the transactions contemplated in the Merger Agreement, including by postponing or adjourning the stockholder meeting, after consultation with Parent, to allow for additional solicitation of proxies if necessary to obtain the stockholder approval. Accuride may postpone or adjourn such stockholder meeting (i) with the consent of Parent, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure which the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Accuride’s stockholders prior to such stockholder meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the stockholder approval, or (v) if required by law.

Consents, Approvals and Filings

Accuride, Parent and Merger Sub have each agreed, subject to the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

°	obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;
°	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including those in connection with applicable competition laws);

°	resist, contest or defend against any proceeding (including judicial or administrative proceedings), challenging the Merger or affecting the Merger Agreement or the completion of the other transactions contemplated thereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement; and
°	execute and deliver any additional instruments necessary to consummate the transactions and fully to carry out the purposes of the Merger Agreement.

Each of the parties to the Merger Agreement will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable law relating to the exchange of information, Accuride and Parent shall have the right to review in advance all of the information relating to Accuride or Parent, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement. With regard to the rights above, Accuride and Parent will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, Accuride and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by Accuride, Parent or any of their respective subsidiaries, as the case may be, from any governmental entity with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement. Additionally, Accuride and Parent agreed to, and to cause their respective affiliates to, make or cause to be made all filings required under applicable competition laws as promptly as practicable and, in any event, file all required HSR Act notifications within ten business days after the date of the Merger Agreement.

Parent agreed to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable competition law that may be asserted by any governmental entity with respect to the Merger so as to allow the closing of the Merger to occur as promptly as practicable (and in any event no later than the Extended Outside Date, as defined below), including:

°	proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or Accuride or any of their respective subsidiaries; or
°	accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or Accuride or any of their respective subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing beyond the outside date.

If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable competition law that may be asserted by any governmental entity with respect to the Merger so as to enable the closing to occur, then Parent shall, at Accuride’s written request, use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order that would prevent the closing from occurring as promptly as practicable (and in any event, no later than the Extended Outside Date). Notwithstanding any provision of the Merger Agreement, none of Parent, Accuride or any of their subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or Accuride or their subsidiaries that is not conditioned on the consummation of the transactions contemplated by the Merger Agreement.

Nothing contained in the Merger Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Accuride prior to the consummation of the Merger.

Continuing Employees

The Merger Agreement provides that, from the effective time of the Merger until December 31, 2017, except as otherwise agreed with the Chief Executive Officer of the Surviving Corporation, each Continuing Employee will receive (i) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the effective time of the Merger, and (ii) benefits and a target annual cash bonus opportunity (excluding equity award compensation) that are substantially comparable in the aggregate to the benefits and target annual cash bonus opportunity (excluding equity awards compensation) provided to such Continuing Employee immediately prior to the effective time of the Merger under Accuride’s benefit plans disclosed by Accuride to Parent prior to the effective time of the Merger.

The Merger Agreement further provides that the Surviving Corporation will honor in accordance with their terms (including the terms to amend, modify or terminate) all of Accuride’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between Accuride and any employee).

The Merger Agreement also provides that with respect to the benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation, for the purposes of determining eligibility to participate, level of vacation, paid time off and severance benefits, and vesting (but not for purposes of defined benefit plans, benefit accruals, early retirement subsidiaries, or in relation to any equity-based compensation or benefit) each Continuing Employee’s service with Accuride and its subsidiaries, as reflected in Accuride’s records, will be treated as service with Parent or any of its subsidiaries to the same extent and for the same purposes as such service was credited to such Continuing Employee under the analogous Accuride benefit plan as of the effective time of the Merger, provided that such prior service credit shall not be recognized to the extent that it results in a duplication of benefits. The Merger Agreement also provides that Parent will, or will cause its subsidiaries to, use commercially reasonable efforts to: (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the effective time of the Merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Accuride plan immediately prior to the effective time of the Merger; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the effective time of the Merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the effective time of the Merger but in such calendar year.

The Merger Agreement further provides that any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the effective time of the Merger will be credited to such Continuing Employee following the effective time of the Merger and will not be subject to accrual limits or other forfeiture that did not apply under the applicable Accuride benefit plan as of the date of the Merger Agreement and will not limit future accrual to the extent not limited under the applicable Accuride benefit plan as of the date of the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, beginning at the effective time of the Merger, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such indemnitee is not entitled to indemnification for such matter), to the fullest extent permitted under applicable law, each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with Accuride or its Subsidiaries, including as a fiduciary of a benefit plan, occurring at or prior to the effective time of the Merger, including in connection with the Merger Agreement or the Merger.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time of the Merger (including in connection with the Merger Agreement or the Merger) existing as of the effective time of the Merger in favor of an Indemnitee as provided in (i) Accuride’s charter or bylaws or similar organizational documents in effect as of the date of the Merger Agreement and (ii) any indemnification contract of Accuride or its subsidiaries in effect as of the date of the Merger Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the effective time of the Merger, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) Accuride’s charter and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any indemnification contract of Accuride or its subsidiaries in effect as of the date of the Merger Agreement with any Indemnitee, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time of the Merger were current or former directors, officers or employees of Accuride or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the effective time of the Merger, Parent will maintain for the benefit of those persons that are directors and officers of Accuride as of the date of the Merger Agreement and as of the closing date of the Merger directors’ and officers’ insurance and fiduciary liability insurance that provides coverage for events occurring prior to the closing date of the Merger, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ insurance and fiduciary liability insurance policy of Accuride. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage then available, provided, however, that Parent and the Surviving Corporation will not be required to pay an annual premium for the directors and officers insurance in excess of 300% of the last annual premium paid by Accuride prior to the date of the Merger Agreement . Parent may satisfy this requirement by purchasing a prepaid “tail” policy prior to the effective time of the Merger, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or Merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing Efforts

Under the Merger Agreement, Parent agreed to use its reasonable best efforts to take, our cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the debt financing contemplated by the debt commitment letter and to consummate the debt financing on the closing date of the Merger in accordance with the terms of the debt commitment letter, including the following:

°	maintaining in effect the debt commitment letter and not permitting, without the prior written consent of Accuride, any amendment or modification to be made to, not consenting to any waiver or replacement of any provision or remedy under, and not replacing, the debt commitment letter, if such amendment, modification, waiver or replacement: (i) reduces the aggregate amount of the debt financing below the amount necessary to consummate the transactions contemplated by the Merger Agreement (unless the equity financing contemplated by the equity commitment letter has been increased by a corresponding amount or alternative debt financing has been made available in a corresponding amount) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (1) materially delay (taking into account the marketing period) or prevent the closing, or

(2) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) on the closing date of the Merger less likely to occur. Notwithstanding the foregoing, (x) Parent may amend or amend and restate the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the debt commitment letter as of the date of the Merger Agreement and (y) Parent will keep Accuride reasonably apprised of the status of the debt financing, and will promptly furnish to Accuride copies of any drafts of definitive agreements or other definitive documentation with respect to such amendment, modification, waiver or replacement of any debt commitment letter that could reasonably be expected to affect the debt financing in the manner contemplated by the foregoing sentence;

°	satisfying on or prior to the closing date of the Merger all conditions to the debt financing that are applicable to, and within the control of, Parent and/or Parent’s subsidiaries; and
°	negotiating, executing and delivering debt financing documents that reflect the terms contained in the debt commitment letter or as may otherwise be agreed (taking into account the limitations on amendments thereto) and providing copies of drafts thereof exchanged with Parent’s financing sources to Accuride following Accuride’s reasonable request.

Parent is required to give Accuride prompt notice of (i) any material breach or repudiation by any party to the debt commitment letter or the equity commitment letter of which Parent becomes aware if such breach could reasonably be expected to result in a material delay of the closing date of the Merger or (ii) the receipt of any written notice of termination of the debt commitment letter.

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, Parent is required to, as promptly as practicable, notify Accuride of such event and reasons for the unavailability (to the extent known) and use its reasonable best efforts to obtain alternative financing on terms and conditions no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than those set forth in the debt commitment letter, in an amount such that the aggregate funds available to Parent at closing will be sufficient to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary contained in the Merger Agreement, nothing will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) seek the equity financing from any source other than the investment funds party to, or in any amount in excess of that contemplated by, the equity commitment letter or (ii) pay any fees materially in excess of those contemplated by the debt commitment letter (including all “market flex” provisions related thereto).

Debt Financing Cooperation

Under the Merger Agreement, Accuride agreed to use, and cause its subsidiaries to use, reasonable best efforts to provide, prior to the closing, such cooperation in connection with the arrangement, syndication and consummation of the debt financing as is reasonably requested by Parent. However, Accuride will not be required to provide assistance that will unreasonably interfere with its business operations. Such assistance includes the following, and will be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:

°	participation by Accuride’s senior management team in the marketing activities undertaken in connection with the marketing of the debt financing, including (i) preparation of customary marketing material and due diligence sessions and drafting sessions related and (ii) a reasonable number of road shows and meetings with prospective lenders and debt investors (including a customary lender meeting with the financing sources acting as lead arrangers or agents for, and material prospective financing sources for, the debt financing);
°	participation by Accuride’s senior management in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;
°	delivery of the financing information and financing deliverables to Parent and its financing sources;
°	providing and executing documents as may be reasonably requested by Parent;

°	subject to customary confidentiality agreements, using commercially reasonable efforts to cooperate with the due diligence investigation of the financing sources in connection with the debt financing, to the extent customary and reasonable;
°	reasonably cooperating with Parent in satisfying on a timely basis all conditions to funding set forth in the debt commitment letter and the applicable debt financing documents that are within the control of Accuride;
°	if reasonably requested in writing at least ten business days prior to closing, providing at least three business days prior to closing, all documentation and other information with respect to Accuride and its subsidiaries that are guarantors under the debt financing documents, that any financing source has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;
°	cooperating in the prepayment in full and termination in full of any existing indebtedness of Accuride or its subsidiaries, the termination in full of all guaranties and security interests in connection therewith and the delivery of customary payoff letters, lien releases and termination documentation with respect to the foregoing, in each case reasonably satisfactory to Parent;
°	using reasonable best efforts to (i) permit the prospective financing sources involved in the debt financing to evaluate Accuride and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (ii) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (iii) permit representatives of the prospective financing sources to conduct customary commercial field examinations, inventory and intellectual property appraisals and make audits and appraisals delivered for the purposes of the debt financing;
°	participation by Accuride’s senior management in the negotiation of the debt financing documents; and
°	requesting that Accuride’s independent auditors as of the closing cooperate with the debt financing, including by providing certain specified auditor assistance.

However, (i) no obligation of Accuride or any of its subsidiaries under any such certificate, document or instrument shall be effective until the closing and (ii) Accuride and its subsidiaries will not be required to take any action under any such certificate, document or instrument that is not contingent upon the closing or that would be effective prior to the effective time of the Merger.

As further provided under the Merger Agreement, as soon as reasonably practicable after the receipt of any written request by Parent or Merger Sub to do so, Accuride will use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts due pursuant to or under Accuride’s existing 9.5% senior secured notes due 2018, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (referred to herein as a debt tender offer) and Parent will assist Accuride in connection therewith; however, Parent is only permitted to request Accuride to conduct any such debt tender offer in compliance with the documents governing the applicable debt securities and applicable federal securities Laws. Accuride, and its counsel, will be given a reasonable opportunity to review documentation with respect to any debt tender offer before it is distributed to holders of the existing notes or filed with the SEC, as applicable, and Parent and Merger Sub shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Accuride or its counsel.

Pursuant to the Merger Agreement, the closing of the debt tender offers shall be conditioned on the occurrence of the closing of the Merger, and the parties are required to use their respective reasonable best efforts to cause the debt tender offers to close on the closing date of the Merger. Subject to the preceding sentence, Accuride is required to, and will cause its subsidiaries to, use its reasonable best efforts to cause their respective representatives to provide all cooperation reasonably requested by Parent in connection with the debt tender offers, including using reasonable best efforts in assisting with the preparation of the offer to purchase, consent solicitation statement, letter of transmittal and/or form of consent. Accuride (i) will waive any of the conditions to the debt tender offers (other than the occurrence of the closing of the Merger) and make any change to the debt tender offers, in each case, as may be reasonably requested by Parent and (ii) will not, without the written consent of Parent, waive any condition to the debt tender offers or make any changes to the debt tender offers. Parent is required to ensure that, at the effective time of the Merger, Accuride has all funds necessary to pay for such notes that have been properly tendered and not withdrawn pursuant to the debt tender offers. The dealer manager, solicitation agent, information agent, depositary, paying agent and/or any other agents retained in connection with the debt tender offers will be selected by Parent and must be reasonably acceptable to Accuride. Without limiting any of the foregoing, Accuride will enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. The consummation of any debt tender offer is not a condition to closing of the Merger.

In addition, under the Merger Agreement, with respect to the existing notes, if requested by Parent or Merger Sub in writing on a timely basis, and solely to the extent permitted by the documents governing such securities, in lieu of commencing a debt tender offer for such series, or in addition thereto, Accuride agreed, to the extent permitted by the applicable indenture or other documents governing such series of securities, to (i) issue a notice of redemption at least 30 days but not more than 60 days before the redemption date agreed with Parent (or such later time as may be required by such indenture, other governing documents or law) for all of the outstanding aggregate principal amount of the existing notes pursuant to the requisite provisions of such indenture or other governing documents or (ii) take any actions reasonably requested by Parent that are customary or necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of the existing notes pursuant to the applicable section of such governing documents, and to redeem, defease or satisfy and/or discharge, as applicable, such series in accordance with the terms of such governing documents at the effective time of the Merger; provided, that any such redemption, defeasance, satisfaction and/or discharge must be conditioned on the occurrence of the closing of the Merger and will be required only to the extent such condition is permitted by the documents governing the applicable debt securities. Parent may only request Accuride to conduct any transaction contemplated by the financing provisions in the Merger Agreement in compliance with the documents governing the applicable debt securities and applicable federal securities Laws. Accuride, and its counsel, will be given a reasonable opportunity to review documentation with respect to any redemption, defeasance, satisfaction and/or discharge of the existing notes before it is distributed to holders of the existing notes or filed with the SEC, as applicable, and Parent and Merger Sub will give due consideration to any reasonable additions, deletions or changes suggested thereto by Accuride or its counsel. Parent will ensure that, at the effective time of the Merger, Accuride has all funds necessary in connection with any such redemption, defeasance, satisfaction and/or discharge. The consummation of any redemption, defeasance, satisfaction and/or discharge of the existing notes is not a condition to closing of the Merger.

Pursuant to the Merger Agreement, Parent is required to indemnify and hold harmless Accuride and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with their cooperation with the arrangement, syndication and consummation of the debt financing, the debt tender offers and any redemption, defeasance, satisfaction and/or discharge of the existing notes pursuant to the financing provisions in the Merger Agreement; however, the foregoing shall not apply in the case of Accuride’s or its subsidiaries’, or any of their respective representatives’, willful misconduct or gross negligence. Parent is required to promptly, upon the request of Accuride, reimburse Accuride for any and all reasonable and documented out-of-pocket third party costs and expenses incurred by Accuride or any of its subsidiaries in connection with the debt financing. Obtaining the financing is not a condition to closing of the Merger.

Litigation Relating to the Merger

The Merger Agreement requires Accuride to give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Accuride and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Merger (referred to in this proxy statement as transaction litigation). No settlement shall be agreed to without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Accuride will notify Parent of any transaction litigation, and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Since the announcement of the Merger, two putative class action complaints have been filed by and purportedly on behalf of alleged Accuride stockholders in the State of Indiana, County of Vanderburgh, captioned Alexander v. Accuride Corp., et al., Case No. 82D01-1609-PL-004579, filed September 14, 2016 in Vanderburgh Superior Court; and Raul v. Adams, et al., Case No. 82C01-1609-PL-004737, filed September 20, 2016 in Vanderburgh Circuit Court (together, the “Actions”). The Actions name as defendants Accuride, our Board, an affiliate of Crestview, Armor Parent Corp., and Armor Merger Sub Corp. The Actions allege, among other things, that Accuride’s directors, aided and abetted by Accuride, Crestview, Armor Parent Corp., and Armor Merger Sub Corp., breached their fiduciary duties in agreeing to the Merger for inadequate consideration and that certain provisions in the Merger Agreement unfairly deter a potential alternative transaction. The Actions seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the Merger from closing. Accuride believes these claims are entirely without merit and intends to vigorously defend the Actions.

Letter from Coliseum Capital Management, LLC

On October 7, 2016, one of Accuride’s stockholders, Coliseum Capital Management, LLC (“Coliseum”), sent a letter to the Board, which Coliseum subsequently filed on a Schedule 13D/A with the SEC and publicly announced by issuance of a press release, stating, among other things, that Coliseum believes the Merger is not in the best interests of Accuride stockholders, that the Merger materially undervalues Accuride and that Coliseum intends to vote against the Merger Proposal. On October 10, 2016, the Board issued a press release to, among other things, reaffirm its unanimous recommendation that Accuride stockholders vote for the Merger Proposal. The Board also announced that, in order to ensure the full and fair opportunity for all shareholders to make an informed decision with respect to the Merger, and to mitigate the risk that a shareholder or group of shareholders accumulates an ownership position that now or in the future results in a transfer of actual or de facto control without paying an appropriate control premium, it had authorized a limited duration shareholder rights plan.

Delisting and Deregistration of Accuride Common Stock

Accuride common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NYSE under the symbol “ACW.” As a result of the Merger, we will become a wholly owned subsidiary of Parent, with no public market for our common stock. After the Merger, our common stock will cease to be traded on the NYSE, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC after the effective time of the Merger.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions at or prior to the effective time of the Merger:

°	The approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of Accuride’s common stock outstanding as of the Record Date and entitled to vote on the matter (the “stockholder approval”) having been obtained;
°	The expiration or termination of any applicable waiting period under the HSR Act, which occurred on September 27, 2016, and receipt of any applicable Mexican Competition Law Approval, which the parties have agreed has been deemed satisfied (see “The Merger—Regulatory Approvals Required for the Merger” on page 77 of this proxy statement); and
°	The consummation of the Merger not being restrained, enjoined, or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity and there shall not be in effect any law enacted or promulgated by and governmental entity that prevents or makes illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent or Merger Sub) of the following conditions at or prior to the effective time of the Merger Agreement:

°	Each representation and warranty of Accuride (i) contained in Section 3.2(a) (Capitalization) of the Merger Agreement being true and correct in all respects (other than de minimis exceptions) at and as of the effective time of the Merger as though made at and as of the effective time of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); (ii) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.18 (Broker’s Fees) being true and correct in all material respects at and as of the effective time of the Merger as though made at and as of the effective time of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) set forth in Article 3 of the Merger Agreement (other than the representations and warranties referenced in the immediately foregoing clauses (i) and (ii)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, being true and correct at and as of the effective time of the Merger as though made at and as of the effective time of the Merger, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have a Company Material Adverse Effect;

°	Accuride having performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or before the closing date of the Merger;
°	Parent’s receipt of a certificate of Accuride signed by an executive officer certifying the matters in the foregoing bullets;
°	Since the date of the Merger Agreement, there has not been any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect; and
°	Accuride’s delivery to Parent of a statement in accordance with Treasury Regulations Sections 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

The obligation of Accuride to effect the Merger is also subject to the fulfillment (or waiver by Accuride) of the following conditions at or prior to the effective time of the Merger:

°	Each representation and warranty of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any qualifications as to materiality or parent material adverse effect (as defined in the Merger Agreement) or other similar qualifications contained therein, being true and correct at and as of the effective time of the Merger as though made at and as of the effective time of the Merger, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have a parent material adverse effect;
°	Parent and Merger Sub having performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the closing date of the Merger; and
°	Accuride’s receipt of a certificate signed by a duly authorized officer of Parent and dated as of the closing date of the Merger, certifying the matters in the foregoing bullets.

No party to the Merger Agreement may rely on the failure of satisfaction of any conditions set forth therein if the primary cause of such failure was the failure of such party to perform its obligations under the Merger Agreement.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger in the following ways:

°	By mutual written consent of Parent and Accuride prior to the effective time of the Merger.
°	By either Parent or Accuride:
•	If the stockholder approval shall not have been obtained upon a vote taken at the special meeting of stockholders duly convened therefor or any adjournment or postponement thereof;
•	If any governmental entity shall have issued an order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and the order became final and non-appealable or any law enacted or promulgated by any governmental entity is in effect that prevents or makes illegal the consummation of the Merger, provided that the right to terminate the

Merger Agreement in this way will not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such order was primarily due to a breach by such party of any of its covenants or agreements under the Merger Agreement; or

•	If the effective time of the Merger has not occurred on or before January 26, 2017 (referred to here as the Initial Outside Date); provided, that in the event that at the Initial Outside Date, all of the conditions in Article 6 of the Merger Agreement (other than those conditions relating to (i) the consummation of the Merger not being restrained, enjoined or prohibited by any order of any governmental entity and (ii) the expiration or termination of any applicable waiting period under the HSR Act) have been satisfied (other than conditions that by their nature are to be satisfied at the closing, but which shall then be capable of satisfaction if the closing were to occur on such date), or have been waived by Parent and Merger Sub or Accuride, as applicable, then Parent or Accuride may, by written notice to the other party prior to 5:00 p.m. (New York City time) on the Initial Outside Date, extend the outside date to a later date, but in no event later than February 23, 2017 (the “Extended Outside Date”); however, neither Accuride nor Parent may terminate the Merger Agreement or extend the outside date if it is in breach of the Merger Agreement and such breach has primarily caused or resulted in the failure of the closing to have occurred prior to the outside date.
°	By Accuride:
•	at any time prior to the receipt of the stockholder approval, if the Board has effected, or determined to effect substantially concurrently with a termination of the Merger Agreement, a change of recommendation with respect to a superior proposal (if Accuride complied with the No Shop Restrictions of the Merger Agreement) and has approved, and substantially concurrently with such termination, Accuride has entered into an acquisition agreement with respect to such superior proposal (provided that such termination will not be effective and Accuride may not enter into such acquisition agreement unless Accuride has paid the termination fee to or for the account of Parent pursuant to the Merger Agreement);
•	at any time prior to the effective time of the Merger, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of Parent and Merger Sub’s representations and warranties in the Merger Agreement or (b) Parent and Merger Sub’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Parent and Merger Sub under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Accuride has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clause (i) above prior to the applicable outside date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured; provided, however, that Accuride may not terminate the Merger Agreement in this way if Accuride is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement; or
•	if (i) the marketing period has ended and the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to such conditions being satisfied assuming a closing would occur), (ii) Accuride has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the financing contemplated by the commitment letters is funded, the closing will occur and (iii) Parent fails to consummate the closing within three business days following delivery of such written confirmation by Accuride to Parent.

°	By Parent:
•	at any time prior to the receipt of the stockholder approval, if the Board has effected a change of recommendation; provided, that Parent’s right to terminate the Merger Agreement in this way expires at 5:00 p.m. (New York City time) on the 15th calendar day following the date on which such right to terminate first arose; or
•	at any time prior to the effective time of the Merger, if: (i) there has been a breach by Accuride of its representations, warranties, covenants or agreements contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of Accuride’s representations and warranties in the Merger Agreement or (b) Accuride’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Accuride under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to Accuride written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clause (i) above prior to the applicable outside date or at least 30 days shall have elapsed since the date of delivery of such written notice to Accuride and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate the Merger Agreement in this way if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, nothing shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to termination.

Termination Fees

Under the Merger Agreement, Accuride will be required to pay Parent a termination fee of $8.0 million (provided, however, that if Accuride terminates the Merger Agreement to enter into a definitive agreement with respect to a superior proposal prior to the Solicitation Period End Date or with respect to an exempted person, then the termination fee will be $4.0 million) (referred to herein as the termination fee) under any of the following circumstances:

°	If the Merger Agreement is terminated by Parent prior to the receipt of the stockholder approval due to the Board having effected a change of recommendation;
°	If the Merger Agreement is terminated by Accuride prior to the receipt of the stockholder approval due to the Board’s having effected, or determined to effect, a change of recommendation with respect to a superior proposal and approved the entry into a definitive agreement with respect to such superior proposal substantially concurrently with such termination; or
°	If (i) the Merger Agreement is terminated by (a) Accuride or Parent if the stockholder approval is not obtained upon a vote taken at the special meeting or (b) by Parent due to Accuride’s failure to comply in all material respects with its covenants under the Merger Agreement; (ii) an acquisition proposal has been publicly announced or made to Accuride and not withdrawn, (A) in the case of termination as a result of the failure to obtain the stockholder approval prior to the special meeting and (B) in the case of termination as a result of the Accuride’s failure to comply in all material respects with its covenants under the Merger Agreement, prior to such termination; and (iii) Accuride enters into a definitive agreement or consummates an acquisition proposal with respect to such acquisition proposal within 12 months after such termination; provided, that, the termination fee payable under such circumstances would be reduced by the amount of any expenses previously reimbursed by Accuride to Parent (see “—Expense Reimbursement” on page 103 of this proxy statement).

Under the Merger Agreement, Parent must pay to Accuride a reverse termination fee of $12.0 million if the Merger Agreement is terminated by Accuride under the following circumstances:

°	Accuride terminates the Merger Agreement because (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the consummation of the Merger set forth in Section 6.2(a) or Section 6.2(b) of the Merger Agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) Accuride shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clause (i) above prior to the applicable outside date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; or
°	Accuride terminates the Merger Agreement because (i) the marketing period has ended and all conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement have been satisfied or waived (other than the conditions that by their nature are to be satisfied at closing, but which shall then be capable of satisfaction if the closing were to occur on such date), (ii) Accuride has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the financing contemplated by the commitment letters is funded, the closing will occur and (iii) Parent fails to consummate the closing within three business days following delivery of such written confirmation by Accuride to Parent.

Expense Reimbursement

If the Merger Agreement is terminated (i) by Parent due to the Accuride’s failure to comply in all material respects with its covenants under the Merger Agreement or (ii) by either Parent or Accuride in the case of termination as a result of the failure to obtain the stockholder approval prior to the special meeting, then Accuride shall pay to Parent the reasonable costs, fees and expenses incurred by Parent, its affiliates and their representatives in connection with the investigation, due diligence, negotiation and documentation of the Merger Agreement, with such amount not to exceed $1.3 million in the aggregate. In the event the foregoing payment is paid to Parent and the termination fee thereafter becomes payable pursuant to the Merger Agreement, the termination fee otherwise payable shall be reduced by the amount of such payment previously paid to Parent as described in the preceding sentence.

Specific Performance

The parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief) and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Accuride’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach.

Notwithstanding the foregoing, Accuride shall be entitled to specific performance of Parent’s obligation to enforce the terms of the equity commitment letter and to cause the equity financing to be funded in order to fund and consummate the transactions contemplated by the Merger Agreement, solely if, following the marketing period, (i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger in the Merger Agreement have been satisfied or waived (other than those conditions to closing that by their terms or their nature are to be satisfied at the closing, but subject to such conditions being satisfied assuming a closing would occur), (ii) Parent fails to complete the closing by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iv) Accuride has delivered an irrevocable written notice to Parent stating that, if specific performance is granted and the equity financing and debt financing are funded, then Accuride will take all actions that are within its control to cause the closing to occur. Under no circumstances shall any party be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the equity financing to be funded if the debt financing has not been funded. Notwithstanding anything to the contrary contained in the Merger Agreement, while Accuride may pursue both a grant of specific performance to the extent permitted by the Merger Agreement and the payment of monetary damages in connection with the Merger Agreement or any termination thereof, including all or any portion of the reverse termination fee, under no circumstances shall Accuride be permitted or entitled to receive both a grant of specific performance pursuant to Merger Agreement and payment of any monetary damages in connection with the Merger Agreement or any termination thereof, including all or any portion of the reverse termination fee.

Limitation on Recourse

Other than with respect to the right to specific performance of the equity commitment letter to the extent permitted by the Merger Agreement and the equity commitment letter and recourse against the guarantors under the guaranty to the extent provided therein, any claim or cause of action under the Merger Agreement may only be brought against persons that are expressly named as parties thereto, and then only with respect to the specific obligations set forth in the Merger Agreement. Other than the equity commitment letter claims and such recourse against the guarantors under the guaranty, no Accuride related party or Parent related party (other than Accuride, Parent or Merger Sub), will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Accuride, Parent or Merger Sub or of or for any claim, investigation, or proceeding, in each case under, based on, in respect of, or by reason of, the Merger Agreement or the transactions contemplated therein, including the Merger.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of Accuride, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any person (except with respect to the requirement that Parent provide specified director and officer indemnification, as described in “—Directors’ and Officers’ Indemnification and Insurance” on page 94 of this proxy statement) other than Accuride, Parent and Merger Sub and their respective successors and permitted assigns, except that financing parties will be express third party beneficiaries of and have the right to enforce certain provisions in the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of the parties to the Merger Agreement by action taken by or on behalf of their respective boards of directors at any time before the effective time of the Merger. However, after receipt of the stockholder approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by Accuride’s stockholders without such approval. At any time prior to the effective time of the Merger, Parent and Merger Sub, on the one hand, and Accuride, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, however, that after receipt of the stockholder approval by Accuride stockholders, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of Accuride’s stockholders under the Merger Agreement without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 79 of this proxy statement. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 50 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of Accuride and its stockholders. The Board has unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger, are fair to, and in the best interests of, Accuride and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Accuride at the special meeting, and (iv) recommended that Accuride’s stockholders adopt the Merger Agreement. The Board unanimously recommends that you vote “FOR” the Merger Proposal.

Under Delaware law, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Accuride common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of Accuride common stock to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Abstentions as to the Adjournment Proposal with respect to shares of Accuride common stock otherwise present at the special meeting and entitled to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

The Board believes that it is in the best interests of Accuride and its stockholders to be able to adjourn the special meeting to a later date or dates if necessary for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

In addition, if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of the holders of a majority of all of the shares of Accuride common stock represented at the special meeting, in person or by proxy, and entitled to vote thereon, although less than a quorum, may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act, Accuride is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will or may become payable to the named executive officers of Accuride in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Named Executive Officer Golden Parachute Compensation” on page 65 of this proxy statement.

For purposes of this proxy statement, our named executive officers consist of:

°	Richard F. Dauch, President and Chief Executive Officer;
°	Michael A. Hajost, Senior Vice President and Chief Financial Officer;
°	Gregory A. Risch, President – Gunite;
°	David G. Adams, Former President – Brillion;
°	Scott D. Hazlett, President – Wheels; and
°	Stephen A. Martin, Senior Vice President, General Counsel and HR and Corporate Secretary.

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Accuride is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Accuride’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed in “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Named Executive Officer Golden Parachute Compensation” in Accuride’s proxy statement for the special meeting.”

Stockholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Accuride, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Accuride common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Abstentions with respect to shares of Accuride common stock otherwise present at the special meeting and entitled to vote will have the same effect as a vote “AGAINST” the Compensation Proposal, but the failure to vote your shares of Accuride common stock will have no effect on the outcome of the Compensation Proposal. Broker non-votes will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of Accuride common stock will be voted in favor of the Compensation Proposal.

The Board unanimously recommends that you vote “FOR” the Compensation Proposal.

MARKET PRICES AND DIVIDEND DATA

Accuride common stock is listed on the NYSE under the symbol “ACW.” As of the Record Date, there were 48,323,007 shares of Accuride common stock outstanding and we had 17 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Accuride common stock for the periods shown, as reported by the NYSE. No dividends were declared on Accuride common stock in the periods shown:

	Accuride Common Stock
	High	Low
Fiscal Year Ended December 31, 2016
Fourth Quarter (through October 14, 2016)	$2.57	$2.37
Third Quarter	$2.84	$1.17
Second Quarter	$1.70	$1.14
First Quarter	$2.20	$0.74
Fiscal Year Ended December 31, 2015
Fourth Quarter	$3.40	$1.63
Third Quarter	$4.19	$2.55
Second Quarter	$5.47	$3.79
First Quarter	$5.47	$4.15

Under our current dividend policy, we have never declared or paid any cash dividends on Accuride common stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent.

The closing price of Accuride common stock on the NYSE on September 1, 2016, the last trading day prior to the public announcement of the Merger Agreement, was $1.66 per share. On October 14, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price of Accuride common stock on the NYSE was $2.44 per share. You are encouraged to obtain current market quotations for Accuride common stock.

Following the Merger, there will be no further market for Accuride common stock, which will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer be required to file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of Accuride common stock as of the Record Date (except as otherwise noted below), by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Accuride common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group. Based on information furnished by such stockholders and Schedules 13D and 13G, Form 4s, and Form 13F-HR, as applicable, filed with the SEC, we believe that each person has sole voting and dispositive power over the shares of Accuride common stock indicated as owned by such person unless otherwise indicated.

We have calculated beneficial ownership in accordance with the rules of the SEC. In general, a person “beneficially owns” shares of Accuride common stock if he, she or it has or shares with others the right to vote those shares or to dispose of them. Shares of Accuride common stock subject to Company Options currently exercisable or exercisable within 60 days of the Record Date, as well as shares of Accuride common stock underlying Company RSUs which currently vest within 60 days of the Record Date, are deemed to be outstanding for calculating the percentage of outstanding shares of Accuride common stock of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The percentages of beneficial ownership set forth below are based on 48,323,007 shares of Accuride common stock issued and outstanding as of the Record Date. Unless otherwise indicated below in the footnotes to the table, the address of each officer and director is c/o Accuride Corporation, 7140 Office Circle, Evansville, IN 47715.

Name of Beneficial Owner	Shares of Accuride Common Stock Beneficially Owned(1)	Percent of Accuride Common Stock Beneficially Owned(2)
Named Executive Officers
Richard F. Dauch(3)	565,744	1.2%
Michael A. Hajost(4)	7,751	*
Gregory A. Risch(5)	47,704	*
David G. Adams(6)	92,587	*
Scott D. Hazlett(7)	44,552	*
Stephen A. Martin(8)	54,776	*

Directors(9)
Robin J. Adams	53,510	*
Keith E. Busse	66,918	*
Robert E. Davis(10)	8,326,814	17.2%
Lewis M. Kling	51,188	*
John W. Risner(11)	152,718	*
James R. Rulseh	33,510	*

All directors and executive officers as a group (13 persons)(12)	1,315,724	2.7%

5% Holders Not Listed Above
Cetus Capital, LLC(13) 8 Sounds Shore Drive, Suite 303 Greenwich, CT 06830	8,326,814	17.2%
Coliseum Capital Management, LLC(14) Metro Center, 1 Station Place, 7th Floor South Stamford, CT 06902	9,176,694	19.0%
New Generation Advisors LLC(15) 13 Elm Street, Suite 2 Manchester, MA 01944	2,606,064	5.4%
*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. Shares of Accuride common stock subject to Company Options currently exercisable, or exercisable within 60 days after the Record Date, as well as shares of Accuride common stock that are issuable upon vesting of Company RSUs within 60 days after the Record Date, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such rights, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Accuride common stock shown as beneficially owned by them. Beneficial ownership calculations for Named Executive Officers and Directors do not include the Company RSUs and Performance RSUs that will vest upon closing of the Merger. See “The Merger—Interests of the Directors and Executive Officers of Accuride in the Merger—Treatment of Equity and Equity-Based Awards—Restricted Stock Units” and the related table on page 63 of this proxy statement for more information on these equity-based awards.

(2)	Based on 48,323,007 shares of Accuride common stock outstanding as of the Record Date.
(3)	Includes 40,432 shares of Accuride common stock held indirectly in the name of the Richard F. Dauch Revocable Trust, 10,000 shares of Accuride common stock held by Mr. Dauch’s spouse, 14,644 shares of Accuride common stock that vested on May 18, 2012, 8,955 shares of Accuride common stock that vested on May 18, 2013, 6,406 shares of Accuride common stock that vested on May 18, 2014, 11,604 shares of Accuride common stock that vested on March 5, 2015, 29,022 shares of Accuride common stock that vested on May 18, 2015, but were deferred, and 49,503 shares of Accuride common stock issuable pursuant to Company Options exercisable at $8.00 per share.
(4)	Includes 7,751 shares of Accuride common stock issuable upon the vesting of restricted stock units, which are scheduled to vest on November 30, 2016 and do not reflect any applicable tax withholding obligations.
(5)	Includes 7,740 shares of Accuride common stock issuable pursuant to Company Options exercisable at $8.00 per share.
(6)	Based on the Form 4 filed on September 2, 2016 by Mr. Adams. Includes 10,260 shares of Accuride common stock issuable pursuant to Company Options exercisable at $8.00 per share.
(7)	Includes 10,800 shares of Accuride common stock issuable pursuant to Company Options exercisable at $8.00 per share.
(8)	Includes 9,540 shares of Accuride common stock issuable pursuant to Company Options exercisable at $8.00 per share.
(9)	Excludes the beneficial ownership of Mr. Dauch, which is reported above.
(10)	Includes 111,448 shares of Accuride common stock which Mr. Davis has the shared power to vote and to dispose of. All other shares of common stock indicated as owned by Mr. Davis are included solely because of his affiliation with the Cetus-affiliated entities identified in Note 13 below. Mr. Davis disclaims beneficial ownership of all shares owned by such Cetus-affiliated entities except to the extent of any indirect pecuniary interest therein, and the inclusion of these shares shall not be deemed an admission of beneficial ownership for any purpose. Does not include (a) 10,000 shares of Accuride common stock underlying an unvested RSU granted to Mr. Davis on March 6, 2013 and (b) 16,402 shares of Accuride common stock underlying unvested RSUs granted to Mr. Davis on March 10, 2016, which were reported in the Schedule 13D/A jointly filed by Cetus Capital, LLC and certain affiliates on September 8, 2016 (see Note 13) and, in each case, the vesting of which is expected to be accelerated upon the closing of the Merger.
(11)	Includes 1,000 shares of Accuride common stock held indirectly in the name of the Daniel W. Risner 2004 Trust and 1,000 shares of Accuride common stock held indirectly in the name of the Nicholas J. Risner 2004 Trust.
(12)	The total number of shares listed (a) includes 33,318 shares of Accuride common stock owned by Mary Blair, an executive officer of the Company, (b) does not double count the shares that may be beneficially attributable to more than one person and (c) excludes the 8,215,366 shares held by the Cetus-affiliated entities which may be attributable to Mr. Davis due to his affiliation with such entities identified in Note 13 below. Mr. Davis disclaims beneficial ownership of all shares owned by such Cetus-affiliated entities except to the extent of any indirect pecuniary interest therein.
(13)	Based on the Schedule 13D/A jointly filed on September 8, 2016 by Cetus Capital, LLC (“Cetus”), Cetus Capital II, LLC (“Cetus II”), Littlejohn Associates III, L.L.C. (“Littlejohn Associates III”), Littlejohn Associates IV, L.L.C. (“Littlejohn Associates IV”), Littlejohn Opportunities GP LLC (“Littlejohn Opportunities GP”), Littlejohn Fund III, L.P. (“Littlejohn Fund III”), Littlejohn Fund IV, L.P. (“Littlejohn Fund IV”), Littlejohn Opportunities Master Fund LP (“Littlejohn Opportunities”), SG Distressed Fund, LP (“SG Distressed Fund”), Robert E. Davis, Richard E. Maybaum, and Cetus Capital III, L.P. (“Cetus III”). Each of Cetus, Littlejohn Fund III and Littlejohn Associates III has the shared power to vote and to dispose of 2,375,763 shares of Accuride common stock. Each of Cetus II, Littlejohn Fund IV and Littlejohn Associates IV has the shared power to vote and to dispose of 4,182,716 shares of Accuride common stock. Littlejohn Opportunities has the shared power to vote and to dispose of 1,153,655 shares of Accuride common stock. Littlejohn Opportunities GP has the shared power to vote and to dispose of 1,631,456 shares of Accuride common stock. SG Distressed Fund has the shared power to vote and to dispose of 477,801 shares of Accuride common stock. Each of Cetus III and Littlejohn Associates V, L.L.C. (“Littlejohn Associates V”) has the shared power to vote and to dispose of 16,781 shares of Accuride common stock. Mr. Davis has the sole power to vote and to dispose of 111,448 shares of Accuride common stock (see Note 10 above); this does not include (a) 10,000 shares of Accuride common stock underlying an unvested RSU granted to Mr. Davis on March 6, 2013 and (b) 16,402 shares of Accuride common stock underlying unvested RSUs granted to Mr. Davis on March 10, 2016, the vesting of which is expected to be accelerated upon the closing of the Merger. Mr. Maybaum has the shared power to vote and to dispose of 8,650 shares of Accuride common stock. Littlejohn Associates III, the general partner of Littlejohn Fund III, the sole member of Cetus, may be deemed the beneficial owner of the shares of Accuride common stock held by Cetus. Littlejohn Associates IV, the general partner of Littlejohn Fund IV, the sole member of Cetus II, may be deemed the beneficial owner of the shares of Accuride common stock held by Cetus II. Littlejohn Opportunities GP, the general partner of Littlejohn Opportunities, may be deemed the beneficial owner of the shares of Accuride common stock held by Littlejohn Opportunities. Littlejohn Associates V, the general partner of Cetus III, may be deemed the beneficial owner of the shares of Accuride common stock held by Cetus III. Certain principals of Littlejohn Associates III, Littlejohn Associates IV, Littlejohn Associates V and Littlejohn Opportunities GP jointly control such entities. Each of Cetus, Cetus II, Cetus III, Littlejohn Associates III, Littlejohn Associates IV, Littlejohn Opportunities GP, Littlejohn Fund III, Littlejohn Fund IV, Littlejohn Associates V, Littlejohn Opportunities, SG Distressed Fund, Mr. Davis and Mr. Maybaum disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and the inclusion of these shares shall not be deemed an admission of beneficial ownership for any purpose. Voting and dispositive power over these shares of Accuride common stock is shared with Parent pursuant to the terms of the Voting Agreement.
(14)	Based on (a) the Form 4s jointly filed on May 5, 2016 and May 24, 2016 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Adam Gray and Christopher Shackelton and (b) the Schedule 13D jointly filed on May 25, 2016 by CCM, CC, CCP, CCP2, Adam Gray and Christopher Shackelton. The reporting person may be deemed to be members of a group with respect to the shares of Accuride common stock owned of record by CCP, CCP2 and a separate account managed by CCM (the “CCM Account”). CCP is the record owner of 5,278,585 shares of Accuride common stock, CCP2 is the record owner of 1,550,514 shares of Accuride common stock and the CCM Account is the record owner of 2,347,595 shares of Accuride common stock. Mr. Gray and Mr. Shackelton are listed as Managers of, and have an ownership interest in, one or more of the reporting entities. Each of Mr. Shackelton, Mr. Gray, CCP, CCP2, the CCM Account, CC and CCM disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and the inclusion of these shares shall not be deemed an admission of beneficial ownership for any purpose.
(15)	Based on the Schedule 13G jointly filed on February 9, 2016 by New Generation Advisors LLC (“NGA”), George Putnam, III, Carl E. Owens, Christopher M. McHugh and Michael S. Weiner. Each of NGA, Mr. Putnam, Mr. Owens, Mr. McHugh and Mr. Weiner has the shared power to vote and to dispose of 2,606,064 shares of Accuride common stock.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Accuride. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. Accuride will hold an annual meeting of stockholders in 2017 (the “2017 Annual Meeting”) only if the Merger has not already been completed.

Proposals of our stockholders made pursuant to Rule 14a-8 of Regulation 14A (“Rule 14a-8”) that are intended to be presented by such stockholder at the 2017 Annual Meeting and that such stockholder desires to have included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time on November 22, 2016, which is 120 calendar days prior to the anniversary of the previous year's mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words, and must otherwise comply with the requirements of Rule 14a-8. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

As required by our bylaws, proposals of stockholders intended to be presented at the 2017 Annual Meeting that are not made pursuant to Rule 14a-8, as well as nominations for election to the Board intended to be made at the 2017 Annual Meeting, must be received by us at our principal executive offices not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the holder to be timely must be so received no later than 90 days prior to such annual meeting or, if later, 10 days following the day on which public disclosure of the date of such annual meeting is first made. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above. Our bylaws also specify requirements as to the form and content of a holder’s notice. Our bylaws have been publicly filed with the SEC and can also be found in the Investor Relations section of our website, www.accuridecorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Accuride filings with the SEC are incorporated by reference:

°	Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016;
°	Accuride’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 3, 2016 and Accuride’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on July 26, 2016;
°	Accuride’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on Mach 18, 2016; and
°	Accuride’s Current Reports on Form 8-K filed with the SEC on February 22, 2016, March 16, 2016, April 29, 2016, August 19, 2016, September 2, 2016, September 30, 2016, October 11, 2016 and October 17, 2016.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Accuride through the Investor Relations section of our website, www.accuridecorp.com, and the “SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Accuride Corporation
Attn: Investor Relations
7140 Office Circle
Evansville, IN 47715
(812) 962-5000

If you would like to request documents from us, please do so by November 4, 2016, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: (800) 676-0281

MISCELLANEOUS

Accuride has supplied all information relating to Accuride, and Parent has supplied all of the information relating to Parent, Merger Sub, Crestview and the financing sources contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your Accuride stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of October 17, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

ARMOR PARENT CORP.,

ARMOR MERGER SUB CORP.

and

ACCURIDE CORPORATION

Dated as of September 2, 2016

Exhibit A   Form of Certificate of Incorporation of Surviving Corporation

Exhibit B   Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2016 (this “Agreement”), is made by and among ARMOR PARENT CORP., a Delaware corporation (“Parent”), ARMOR MERGER SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ACCURIDE CORPORATION, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.   The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B.   The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.   The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.   The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E.   Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F.   Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guaranty (the “Guaranty”) of Crestview Partners III, L.P. and Crestview Partners III (Co-Investment B), L.P. (each, a “Guarantor,” and collectively, the “Guarantors”), dated as of the date hereof, and pursuant to which the Guarantors have severally guaranteed certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guaranty.

G.   Concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement, pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions set forth therein, to vote all Shares over which such stockholder has voting power in favor of the adoption of this Agreement and any other actions related thereto submitted to a stockholder vote pursuant to this Agreement or in furtherance of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

1.1   The Merger.

   (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

   (b)   At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

   (c)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

   (d)   If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2   Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third Business Day following the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article 6 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

   (a)   Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Sections 2.1(b) or 2.1(c) or Dissenting Shares, shall be converted automatically into the right to receive $2.58 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

   (b)   Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

   (c)   Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2   Payment for Securities; Surrender of Certificates.

   (a)   Paying Agent. At or prior to the Effective Time, Parent shall designate a bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5,000,000,000 or in mutual funds investing in such assets. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

   (b)   Procedures for Surrender.

      (i)   Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and

(B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (without interest, and after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

      (ii)   Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest, and after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for completing and returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest, and after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

   (c)   Transfer Books; No Further Ownership Rights in Shares. The Merger Consideration paid in respect of Shares in accordance with this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares that represented ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

   (d)   Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the nine month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

   (e)   Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the Person claiming such Certificates to be lost, stolen or destroyed to deliver a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the adoption of the Agreement, and who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4   Treatment of Options and Restricted Stock Units.

   (a)   Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.5; provided that any such Company Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options the cash payments described in this Section 2.4(a) as soon as practicable following the Closing Date through the Surviving Corporation’s payroll system, but not later than fifteen days following the Closing Date.

   (b)   Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit that (i) is vested, but the Shares subject thereto are not deliverable until a later date, or (ii) vests solely on the passage of time with respect to the Shares (each a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest) an amount in cash equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.5. At the Effective Time, each restricted stock unit that vests based on achievement of performance metrics (“Performance RSU”) that is outstanding immediately prior to the Effective Time shall vest in accordance with the terms of the agreement granting the Performance RSU, and, if so vested, will become a “Vested Performance RSU” and, without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of the Vested Performance RSU to receive (without interest) an amount in cash equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.5; provided, for the avoidance of doubt that in no event shall the number of Performance RSUs that become Vested Performance RSUs hereunder exceed the number of Performance RSUs indicated on the Company Stock Award Schedule (as defined in Section 3.2(a)), based on achievement of performance metrics at target level (the “Target Performance RSUs”) and prorated to reflect the portion of the performance period applicable to each such Target Performance RSU that will have elapsed as of the Effective Time. For the avoidance of doubt any Performance RSU that is not a Vested Performance RSU shall, at the Effective Time be automatically cancelled and forfeited without any payment thereon. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company RSUs and Vested Performance RSUs the cash payments described in this Section 2.4(b) as soon as practicable following the Closing Date through the Surviving Corporation’s payroll system, but not later than fifteen days following the Closing Date.

   (c)   Termination of Company Equity Plans. As of the Effective Time, the Accuride Corporation Second Amended and Restated 2010 Incentive Award Plan (the “Company Equity Plan”) shall be terminated and no further Shares, Company Options, Company RSUs, Performance RSUs, Equity Interests or other rights with respect to Shares shall be granted thereunder.

   (d)   Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

2.5   Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6   Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2014 and publicly available at least twenty-four hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents to the extent that such other disclosures are predictive, cautionary or forward-looking in nature); provided that, the foregoing clause (b) shall not be applicable to Section 3.2 or Section 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1   Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2   Capitalization.

   (a)   The authorized capital stock of the Company consists of eighty million (80,000,000) Shares and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of August 30, 2016, (i) 48,245,946 Shares (other than treasury shares) were issued and outstanding, all of which were duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 4,301,147 Shares are available for issuance under the Company Equity Plan, of which 3,082,369 are subject to Company Options, Company RSUs and Performance RSUs (at target level) outstanding as of such date and (iv) no shares of Company Preferred Stock were issued and outstanding. Except for Company Options, Company RSUs and Performance RSUs to purchase not more than 3,770,639 Shares (assuming maximum level performance on the Performance RSUs), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since August 30, 2016 and through the date of this Agreement, except for the issuance of Shares upon the exercise of Company Options or Company RSUs in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a). Concurrently with the execution of this Agreement, the Company has delivered to Parent a true and complete list as of the close of business on August 30, 2016 of the holders of awards granted under the Company Equity Plan (the “Company Stock Awards”), including, on a holder by holder and grant by grant basis, the date on which each such Company Stock Award was granted, the type and number of Company Stock Awards granted, the expiration date of such Company Stock Award, the price at which such a Company Stock Award may be exercised (if applicable), the date upon which any Company RSU is to be settled (if such Company RSU represents “nonqualified deferred compensation” for purposes of Section 409A of the Code) and the vesting schedule (including target vesting amount with respect to Performance RSUs, such amount the “Target Performance RSU Level”) (the “Company Stock Award Schedule”) and status of each such Company Stock Award. All Shares subject to issuance under the Company Equity Plan have been duly reserved for issuance by the Company, and upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

   (b)   There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for Equity Interests in the Company having the right to vote) on any matters on which the Company’s stockholders may vote.

   (c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds (or has the right or obligation to acquire) an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

3.3   Authority; Execution and Delivery; Enforceability.

   (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

   (b)   The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of the Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company at the Company Meeting and (iv) recommending that its stockholders adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

   (c)   The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Merger or the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Merger or the other Transactions. The Company and its Subsidiaries do not have in effect any stockholder rights plan, “poison pill” or other similar plan or arrangement. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement and approve the Merger is the adoption of this Agreement by the affirmative vote of holders of a majority of the Shares outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4   No Conflicts.

   (a)   The execution and delivery of this Agreement does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with the terms and provisions hereof will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

   (b)   The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE in connection with this Agreement and the Merger, (ii) filings required under, and compliance with any applicable requirements of, the HSR Act and any other applicable Competition Laws, (iii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

3.5   SEC Documents; Financial Statements; Undisclosed Liabilities.

   (a)   The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2014 (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

   (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2014 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

   (c)   The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) present fairly, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

   (d)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2014, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company’s auditors or the audit committee of the Company Board relating to each of the foregoing. Neither the Company nor any of its Subsidiaries has made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

   (e)   The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent audited balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6   Absence of Certain Changes or Events. Since January 1, 2016 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(c), (e), (f), (g), (h), (j), (n), (p) or (q) had the covenants therein applied since January 1, 2016.

3.7   Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8   Legal Proceedings. There are no material Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any material Order.

3.9   Compliance with Laws and Orders. The Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all material Laws and Orders applicable to the Company or any of its Subsidiaries or any assets or properties owned or used by any of them (it being understood and agreed that the foregoing shall not be construed to be a representation regarding Intellectual Property infringement, misappropriation, dilution and other similar violations of third party Intellectual Property rights, the representations for which are set forth in Section 3.17). Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2014 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is in material violation of any Law or Order. During the past two years, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”), including by (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payment to a candidate for foreign political office in order to secure a business advantage; (ii) making any direct or, to the Company’s Knowledge, indirect unlawful payment to any foreign government official from corporate funds in order to secure a business advantage; or (iii) making any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official in order to secure a business advantage. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any of its Subsidiaries or any Representative thereof of the FCPA, or (y) that alleges that the Company or any of its Subsidiaries or any Representative thereof is in violation of the FCPA.

3.10   Permits. The Company and each of its Subsidiaries have all governmental licenses, permits, certificates, approvals, consents, franchises, registrations, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to have a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2014, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.11   Employee Benefit Plans.

   (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) any other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, (each, a “Service Provider”), or (B) for which the Company or any of its Subsidiaries has or could reasonably expect to have any direct or indirect material liability or obligation (each a “Company Benefit Plan”). Concurrently with the execution of this Agreement, the Company has delivered to Parent a true and complete list as of the close of business on August 30, 2016 of (i) the individuals who are parties to a Performance Bonus Agreement with the Company (the “Performance Cash Awards”) and Cash Bonus Agreement with the Company (the “Time Bonus Awards” and, collectively with the Performance Cash Awards, the “Company Cash Awards”), (ii) the amount payable pursuant to each Performance Cash Award and Time Bonus Award, and (iii) the vesting and payment schedule (including target vesting amount with respect to Performance Cash Awards) (the “Company Cash Award Schedule”) Notwithstanding the first sentence of this Section 3.11(a), Section 3.11(a) of the Company Disclosure Schedule need not set forth a list of any employment contracts or consultancy agreements for employees or consultants who are natural persons that are pursuant to a standard form previously provided to Parent that (i) do not provide for severance or notice pay or benefits or (ii) where the base compensation provided under such employment or consultancy agreement is less than $200,000 per annum and the severance provided is not in excess of that required under local Law. The term “Company Benefit Plan” does not, however, include any plans or arrangements administered by a Governmental Entity or any statutorily-required: (A) severance, (B) end of service gratuity, (C) holiday pay or bonuses, (D) sick leave or (E) other paid time off (“Governmental Plans”). Neither the Company, nor to the Knowledge of the Company any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) create any additional Company Benefit Plan.

   (b)   Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions and payments required to be made under the terms of any of the Company Benefit Plans, Governmental Plans, or applicable Laws as of the date of this Agreement have been in all material respects timely made or paid or, if not yet due, have been properly reflected on the most recent consolidated balance sheet included in the Company SEC Financial Statements prior to the date of this Agreement. With respect to the Company Benefit Plans and Governmental Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which could result in material liability to the Company and its Subsidiaries.

   (c)   Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could reasonably be expected to result in a material liability or obligation to the Company or any of its Subsidiaries. No Proceeding (other than routine and uncontested benefits claims) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, the United States Department of Labor, or the United States Pension Benefit Guaranty Corporation. Neither the Company nor any of its Subsidiaries has any material liability under ERISA Section 502. All tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, in each case, in all material respects.

   (d)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA (“Title IV Plan”) and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No liability under Title IV of ERISA (other than premiums timely paid in accordance with Section 4007(a) of ERISA) has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full prior to the date hereof, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to any liability or obligation thereunder. None of the Company or any of its ERISA Affiliates has incurred any withdrawal liability under §4201 of ERISA that has not been satisfied in full prior to the date hereof. With respect to each Title IV Plan (i) no reportable event (within the meaning of Section 4043 of ERISA), other than an event for which the reporting requirements have been waived by regulations, has occurred within the six years prior to the date hereof or is expected to occur as a result of the Transactions, (ii) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred, (iii) all contributions (including installments) required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made, (iv) no funding waiver has been applied for or been received or any amortization period extended within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (v) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (vi) none of the assets of the Company or any of its Subsidiaries are the subject of any lien arising under ERISA or Section 430(k) of the Code, and the Company has not been required to post any security under ERISA or Section 401(a)(29) of the Code, and no fact or event exists that would reasonably be expected to give rise to any such lien or requirement to post any such security, and (vii) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation.

   (e)   Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans.

   (f)   Each Company Benefit Plan covering Service Providers located outside the United States, (i) has been registered with or approved by a Governmental Entity (as applicable), and to the Knowledge of the Company nothing has occurred that would adversely affect such registration or approval, (ii) to the extent it is intended to qualify for any special tax treatment, such Company Benefit Plan meets all requirements for such treatment, and (iii) if such Company Benefit Plan is required to be funded and/or book-reserved, it is so funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Law or requirements.

   (g)   Except as required by Law outside of the United States, or otherwise described on Section 3.11(g) of the Company Disclosure Schedule, no Company Benefit Plan provides (nor has the Company or any Subsidiary promised to provide) retiree or post-employment, medical, disability or life insurance benefits to any current or former employee or their dependents or beneficiaries. Any termination, elimination or modification to any such benefit that occurred prior to the date hereof was permitted by the terms of the applicable Company Benefit Plan and all related agreements, and neither the Company nor any of its Subsidiaries has incurred or could reasonably expect to incur any material liability or obligation as a result of such termination, elimination or modification.

3.12   Employee and Labor Matters.

   (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each collective bargaining agreement, agreement with any works council, or labor contract which the Company or any of its Subsidiaries is a party to or bound by (each a “Company Labor Agreement”). No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification or, to the Knowledge of the Company, is or since January 1, 2014 has been engaged in any other organizing activities involving Service Providers. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any Service Providers, and there is no material unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to Service Providers. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of the Company or any of its Subsidiaries and no such matters have occurred since January 1, 2014. With respect to the transactions contemplated by this Agreement, each of the Company and its Subsidiaries has or prior to the Closing will have satisfied all notice, consultation, information, bargaining and other obligations it owes to Service Providers or their representatives under any applicable Company Labor Agreement or Law. No labor union, labor organization, works council or similar employee representative is required to consent to the transactions contemplated by this Agreement.

   (b)   The Company and its Subsidiaries are and have been in compliance in all material respects with all Company Labor Agreements and in all material respects with applicable Laws respecting employment and employment practices including all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance. Except as would not, individually or in the aggregate, result in material liability for the Company or any of its Subsidiaries: (i) the Company and its Subsidiaries have paid all wages, salary, wage premiums, commissions, bonuses, expense reimbursements, and other compensation that has come due and payable to its Service Providers in accordance with applicable Law, Contract, or Company policy; and (ii) each Service Provider is authorized to work in the jurisdiction where he or she provides services to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has planned or announced any reductions in force that could require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”).

   (c)   To the Knowledge of the Company, no Service Provider of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.13   Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

   (a)   The Company and each of its Subsidiaries (i) is and for the past three years has been in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is and for the past three years has been in compliance with their respective Environmental Permits.

   (b)   There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

   (c)   None of the Company or any of its Subsidiaries (i) has disposed of, arranged for the disposal of, or Released, or exposed any Person to, any Hazardous Materials at any property, or otherwise owned or operated any property contaminated by any Hazardous Materials, or manufactured, sold, or distributed products containing Hazardous Materials, in each case that would trigger the need for remediation costs pursuant to or otherwise give rise to liability under Environmental Laws, (ii) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or relating to any Hazardous Materials.

3.14   Real Property; Title to Assets.

   (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid indefeasible fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof. Other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any material real property or interest therein.

   (b)   Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto (the “Company Lease Agreements”). No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each such Company Lease Agreement, and in the case of any oral Company Lease Agreement, a written summary of the material terms of such Company Lease Agreement. With respect to each of the Company Lease Agreements: (i) the Company’s or Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property under such Company Lease Agreement has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease Agreement; and (ii) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof.

   (c)   The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

   (d)   The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.15   Tax Matters. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect:

   (a)   all Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

   (b)   each of the Company and its Subsidiaries has timely paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return) other than Taxes for which adequate reserves have been established in accordance with GAAP or the financial statements of the Company and its Subsidiaries;

   (c)   no deficiencies or proposed adjustments for Taxes have been claimed, proposed or assessed by any Governmental Entity (including any Governmental Entity for a jurisdiction where neither the Company nor any Subsidiary has filed Tax Returns) in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

   (d)   there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notice indicating an intent to open an audit or other review or request for information related to Tax matters;

   (e)   neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

   (f)   neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that has not been fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law);

   (g)   neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) or 361 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

   (h)   neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);

   (i)   no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise. Neither the Company nor any Subsidiary has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or Section 409A of the Code;

   (j)   each Company Benefit Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code;

   (k)   neither the Company nor any of its Subsidiaries have been a member of a consolidated tax group other than a group of which the Company or one of its Subsidiaries has been the common parent or has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor;

   (l)   neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting for a taxable period ending on or prior to the Closing, (ii) excess loss account in existence (in so far as any excess loss accounting being triggered as a result of the Merger) or installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) election by the Company or any Subsidiary under Section 108(i) of the Code or (vi) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing;

   (m)   the Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years;

   (n)   there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

   (o)   no written claim has been made within the last three (3) years by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

   (p)   the Company and each of its Subsidiaries, as applicable, has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company or its Subsidiaries;

   (q)   neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

   (r)   the Company and its Subsidiaries have properly collected and remitted sales and similar Taxes with respect to sales made to its customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales and similar Taxes; and

   (s)   neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

3.16   Material Contracts.

   (a)   All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

      (i)   any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

      (ii)   any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area;

      (iii)   any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

      (iv)   any Contract or series of related Contracts (A) relating to indebtedness for borrowed money (i) in excess of $10 million or (ii) that becomes due and payable as a result of the Transactions or (B) constituting a guarantee by the Company or any of its Subsidiaries of the obligations of any other Person (other than a wholly-owned Subsidiary of the Company) for borrowed money;

      (v)   any license, including any sublicense, or other Contract (A) granting to the Company any rights to use or otherwise exploit any Company Material Intellectual Property owned by a third party, or granting to a third party any rights to use or otherwise exploit any Company Material Intellectual Property owned by the Company , or (B) restricting or otherwise limiting the Company from enforcing, owning, registering, using, or otherwise exploiting any Company Material Intellectual Property, including to the extent applicable, agreements containing covenants not to sue, settlement agreements, and coexistence agreements, with the exception, in each case, of shrink-wrap, click-wrap, and off-the-shelf software licenses, and any other similar license of software that is commercially available to the public generally, in each case with one-time or aggregate annual license, maintenance, support and/or other fees of $50,000 or less;

      (vi)   any Contract that provides for any material “most favored nation” provision or equivalent preferential pricing terms to which the Company or any of its Subsidiaries is subject;

      (vii)   any Contract with the Company’s top ten (10) suppliers (including purchasing agreements, group purchasing agreements, and excluding any Contract described by clauses (viii) and (ix) below and excluding work orders, statements of work, purchase orders and similar contracts) (measured by dollar volume of purchases of the Company during the twelve (12) months ended June 30, 2016);

      (viii)   any Contract with the Company’s the top ten (10) customers (excluding any Contract described by clause (vii) above or clause (ix) below and excluding work orders, statements of work, purchase orders and similar contracts) (measured by volume of spending by the customer during the twelve (12) months ended June 30, 2016);

      (ix)   any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, involving the purchase or sale of goods or the provision of services for the benefit of, or by, any Governmental Entity;

      (x)   any purchase, sale or supply contract that contains minimum volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

      (xi)   any Company Lease Agreements;

      (xii)   any acquisition or divestiture agreement entered into since January 1, 2013 with a purchase price in excess of $5 million or that contains “earn-out” provisions or other contingent payment obligations;

      (xiii)   any Contract that grants any rights of first refusal or rights of first offer to any Person with respect to the sale, transfer or other disposition of any business or line of business or material assets or properties of the Company or any of its Subsidiaries; or

      (xiv)   any Contract for any joint venture, partnership or similar arrangement.

   (b)   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as an exhibit to the Company SEC Documents (each, a “Company Material Contract”, and collectively, the “Company Material Contracts”) is valid and binding on the Company or the applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under each Company Material Contract, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Company Material Contract, or any written notice of revocation, cancellation or termination of any Company Material Contract.

   (c)   The Company has made available to Parent true and complete copies of each Company Material Contract (including any material amendments or modifications thereto) as of the date of this Agreement.

3.17   Intellectual Property.

   (a)   Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). With respect to each item of Company Registered Intellectual Property, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), (ii) the item is subsisting, (iii) to the Knowledge of the Company, the item is valid and enforceable, and (iv) no Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. No Company Owned Intellectual Property is, to the Knowledge of the Company, subject to any outstanding settlement, consent, ruling, or other Order restricting the use, ownership, disposition or enforcement thereof in any material respect. The Company or one of its Subsidiaries solely owns all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries have the right to use all Intellectual Property that is necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted, including all Company Material Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

   (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company nor the consummation of the Transactions, will result in the loss, forfeiture, termination, or other impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Intellectual Property or any Company Systems.

   (c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2013, infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person, including through the conduct of their respective businesses. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand, or other notice, or has been a party to any Proceeding (and, to the Knowledge of the Company, none of the foregoing have been threatened), since January 1, 2013 (i) alleging any infringement, misappropriation, dilution, or other violation of any Intellectual Property (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), or (ii) challenging the ownership, use, legality, validity, enforceability, patentability or other registration of any Company Owned Intellectual Property. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, no Person is, or was at any time since January 1, 2013, infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or other notice, or has been a party to any Proceeding, since January 1, 2013 alleging any infringement, misappropriation, dilution, or other violation of any Company Owned Intellectual Property in any material respect.

   (d)   The Company and its Subsidiaries have taken commercially reasonable actions, consistent with their reasonable business judgment, to maintain and protect the Company Owned Intellectual Property. All Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of inventions, improvements, designs, original works of authorship or other Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with the Company or one of its Subsidiaries or predecessors pursuant to which such Person, has assigned or otherwise vested sole ownership of such Intellectual Property in the Company or one of its Subsidiaries in accordance with applicable Laws, and is bound to protect and maintain the confidential information of the Company and its Subsidiaries (and to the Knowledge of the Company, no such Person has breached its obligations with respect to any Company Material Intellectual Property under any such agreement).

   (e)   The computer systems, including the software, hardware, networks, platforms and related systems, owned, leased or licensed by the Company or any of its Subsidiaries (collectively, the “Company Systems”) are sufficient in all material respects for the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. In the last twenty-four (24) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused, or could reasonably be expected to result in, any material disruption or material interruption in or to the use of any Company Systems or the conduct of the businesses of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. Since January 1, 2014, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, to the Knowledge of the Company, there have not been any incidents of unauthorized use of or access, or any other security breaches, with respect to, any of the Company Systems (including with respect to any data or other information contained therein). Since January 1, 2014, (i) the Company and its Subsidiaries have, to the Knowledge of the Company, complied in all material respect with all Data Privacy and Security Laws applicable to them, (ii) the Company and its Subsidiaries have not received any written charges, complaints, claims demands or other notices alleging that the Company or any of its Subsidiaries has violated any applicable Data Privacy and Security Laws, and (iii) neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Data that would trigger a notification or reporting requirement under any Data Privacy and Security Laws or been subject to any (A) audits relating to Personal Data that were conducted other than in the ordinary course of business and that either revealed any violations of any applicable Data Privacy and Security Laws in any material respect, or that triggered a notification or reporting requirement thereunder, or (B) investigations relating to Personal Data that revealed any violations of any applicable Data Privacy and Security Laws in any material respect or triggered a notification or reporting requirement thereunder.

3.18   Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19   Opinion of Financial Advisor. Deutsche Bank Securities Inc., the Company’s financial advisor has delivered to the Company Board its opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received in the Merger by the holders of Shares (other than Parent and its affiliates) pursuant to this Agreement is fair from a financial point of view to such holders.

3.20   Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance of a scope and coverage as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due and payable thereon have been paid and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination of any material insurance policy maintained by the Company or any of its Subsidiaries.

3.21   Affiliate Transactions. Since January 1, 2014, there have not been any transactions, Contracts or understandings or series of related transactions, Contracts, or understandings required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date of this Agreement.

3.22   Product Liability; Recalls. Since January 1, 2014, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each product sold or otherwise delivered by the Company or any of its Subsidiaries has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability for replacement or repair of any such products or other damages or other costs in connection therewith, except as set forth in the Company SEC Financial Statements and (b) there have been no product recalls by, or otherwise relating to products manufactured or sold by, the Company or any of its Subsidiaries.

3.23   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1   Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2   Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

4.3   No Conflicts.

   (a)   The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with the terms and provisions hereof will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

   (b)   Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the filing with the SEC of the Proxy Statement, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (ii) filings required under, and compliance with any applicable requirements of, the HSR Act and any other applicable Competition Laws, (iii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

4.4   Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.5   Financing. Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and Equity Commitment Letter. Neither of the Commitment Letters has been amended or modified in any manner prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. Neither Parent nor Merger Sub is a party to any agreement, side letter or other arrangement relating to the Financing that could reasonably be expected to affect the availability of the Financing on the Closing Date, or that could reasonably be expected to make the funding of the Financing on the Closing Date less likely to occur, other than as set forth in the Commitment Letters. On the Closing Date, assuming the accuracy of the representations and warranties of the Company set forth in Article 3 and compliance by the Company with its obligations pursuant to Section 5.1, the aggregate proceeds of the Financing, to the extent funded in accordance with the terms of the Commitment Letters (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), will be sufficient for Parent and Merger Sub to consummate the transactions contemplated hereby, including the payment of the Merger Consideration, in accordance with the terms hereof. As of the date hereof, the Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver in accordance with the terms thereof of the Financing Conditions, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity). Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters. The only conditions precedent or other contingencies related to the funding of the full amount of the Financing on the Closing Date are the Financing Conditions. As of the date hereof, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing in an amount sufficient to consummate the transactions contemplated hereby will not be made available to Parent on the Closing Date. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6   Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guaranty dated as of the date hereof. The Guaranty is in full force and effect and is a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guaranty.

4.7   Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.8   Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9   Solvency. Assuming (a) that the representations and warranties of the Company set forth in Section 3.5(c) and Section 3.5(e) (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) are true and correct in all material respects as of the Effective Time, (b) that the most recent financial forecasts relating to the Company and its Subsidiaries delivered to Parent prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared and continue to be reasonable, and (c) the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, then, immediately after the Effective Time, after giving effect to the consummation of the Merger and the consummation of the Financing, the Surviving Corporation will be Solvent. For purposes of the foregoing, “Solvent” means (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed the value of all liabilities of the Surviving Corporation and its Subsidiaries as they mature or become due; (ii) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent liabilities, as they mature in the ordinary course of business.

4.10   Ownership of Parent and Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

4.11   Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12   No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets (including Intellectual Property), liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received sufficient access to members of management and other employees, books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested in order to make an informed investment decision. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and each of Parent or Merger Sub expressly disclaims reliance upon, any express or implied representation, warranty or statement with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3 (as qualified by the Company Disclosure Schedule).

ARTICLE 5
COVENANTS

5.1   Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required or permitted by any other provision of this Agreement, or with the prior written consent of Parent, the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations and (iii) perform or comply with in all material respects all covenants and agreements required to be performed or complied with by them under the Brillion SPA. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required or permitted by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

   (a)   amend its certificate of incorporation or bylaws or equivalent organizational documents;

   (b)   issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options and Company RSUs outstanding as of the date hereof in accordance with their terms;

   (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) pursuant to the express terms of any Company Material Contract in effect as of the date hereof, (ii) the sale or disposition of property or assets with a fair market value not in excess of $1 million individually or $2 million in the aggregate, or (iii) the sale of inventory in the ordinary course of business consistent with past practice;

   (d)   sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business;

   (e)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

   (f)   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

   (g)   merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

   (h)   acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

   (i)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

   (j)   make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company);

   (k)   terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

   (l)   make any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2 million;

   (m)   except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan disclosed in Section 3.11(a) of the Company Disclosure Schedule or any Company Labor Agreement disclosed in Section 3.12(a) of the Company Disclosure Schedule, or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement disclosed in Section 3.11(a) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees (other than officers) of the Company or any of its Subsidiaries); (B) amend any Company Benefit Plan or Company Labor Agreement, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Company Benefit Plan or Company Labor Agreement; provided, that the Company and its Subsidiaries may renew or extend the terms of any Company Benefit Plan or Company Labor Agreement on the same terms as in existence on the date hereof; (C) except as provided in Section 2.4, take any action to amend or waive any performance or vesting criteria or exercise any discretionary authority to (I) increase the number of Performance RSUs that would vest at the Effective Time to a number that exceeds the applicable Target Performance RSU Level, as further prorated to reflect the portion of the performance period applicable to each such Performance RSU that will have elapsed as of the Effective Time or (II) increase the amount payable pursuant to any Performance Cash Award that would be payable at the Effective Time to an amount that exceeds the applicable target level for such Performance Cash Award as provided in the Company Cash Award Schedule, as further prorated to reflect the portion of the performance period applicable to each such Performance Cash Award that will have elapsed as of the Effective Time, or (III) accelerate vesting, exercisability or funding under any Company Benefit Plan, including, for the avoidance of doubt, exercising any discretionary authority to accelerate the vesting of any Performance RSUs or Company Cash Awards or; (D) terminate the employment of any officer;

   (n)   make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

   (o)   compromise, settle or agree to settle any Proceeding, other than compromises, settlements or agreements of Proceedings (excluding any Transaction Litigation) in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

   (p)   make, change or revoke any material Tax election, file any amended material Tax Return, enter into any material closing agreement, surrender any right to claim a refund of a material amount of Taxes, consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to pay any material Tax that becomes due and payable (including estimated Tax payments), prepare or file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable law), adopt or change any of its material methods of reporting income or deductions for Tax purposes or other material Tax accounting method, or settle or compromise any material Tax liability or settle any material Tax claim, audit or dispute;

   (q)   enter into any new line of business or materially alter any existing line of business;

   (r)   implement any employee layoffs in violation of the WARN Act, or, other than in the ordinary course of business consistent with past practice, any other layoffs, reductions in force, early retirement programs, or other voluntary or involuntary employment termination programs;

   (s)   voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company, any of its Subsidiaries or any of their respective businesses, assets or properties; or

   (t)   authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2   Access to Information; Confidentiality.

   (a)   From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish during normal business hours such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the disclosure of any such trade secrets or otherwise breach, contravene or violate any such Contracts), or (C) breach, contravene or violate any applicable Law.

   (b)   Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Merger. The Confidentiality Agreement, dated April 21, 2016, by and between the Company and Crestview Partners, L.L.C. (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to (on behalf of Parent or Merger Sub), contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors of the Company and its Subsidiaries, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3   No Solicitation.

   (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is 35 calendar days following the date of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, directors, officers, employees and other Representatives shall have the right to, directly or indirectly, (A) solicit, initiate, facilitate and encourage any Acquisition Proposals or the making thereof, including by way of furnishing nonpublic information to any Third Party pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is provided or made available to such Third Party; and (B) enter into, continue or otherwise participate in any discussions or negotiations with a Third Party with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

   (b)   Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries and Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party that may be ongoing with respect to any Acquisition Proposal, and (y) deliver a written notice to any such Third Party to the effect that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to on behalf of the Company, (x) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, or (y) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding any Acquisition Proposal (other than to inform any Third Party of the existence of the provisions contained in this Section 5.3), or (z) furnish or provide any nonpublic information in connection with, any Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days, (v) approve, authorize or cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i), (ii), (iii) or (iv) of this sentence, or any action set forth in the foregoing clause (vi) of this sentence (to the extent related to the foregoing clauses (i), (ii), (iii) or (iv) of this sentence), a “Change of Board Recommendation”). No later than one (1) Business Day following the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each Exempted Person, together with an unredacted copy of the Acquisition Proposal submitted by such Exempted Person, or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written summary of the material terms of such Acquisition Proposal. Notwithstanding the commencement of the obligations of the Company under this Section 5.3(b), from and after the Solicitation Period End Date, the Company may continue to engage in the activities described in the second sentence of this Section 5.3(b) with respect to any Acquisition Proposal submitted by an Exempted Person on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the earliest of (A) the date on which such Acquisition Proposal expires by its terms, (B) the date on which such Exempted Person has otherwise terminated or withdrawn such Acquisition Proposal (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by such Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal) and (C) the 30th calendar day after the Solicitation Period End Date; provided, that, such date shall be automatically extended to be two Business Days after the end of any Notice Period that would otherwise expire following such 30th calendar day deadline.

   (c)   Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the Solicitation Period End Date and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 (excluding immaterial, unintentional violations) with respect to such Acquisition Proposal and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is provided or made available to such Third Party.

   (d)   From and after the Solicitation Period End Date, the Company shall promptly (and in any event within the later of 24 hours and 5:00 p.m. (New York City time) on the next Business Day) notify Parent in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written summary of the material terms of such Acquisition Proposal). Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within the later of 24 hours and 5:00 p.m. (New York City time) on the next Business Day) of any material changes or developments relating to such Acquisition Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

   (e)   Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company has received a bona fide written Acquisition Proposal (other than as a result of a breach of this Section 5.3) (excluding any immaterial, unintentional violations)) from a Third Party (including an Exempted Person) that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation with respect to such Superior Proposal and terminate this Agreement pursuant to Section 7.1(f), subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless:

      (i)   the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

      (ii)   the Company shall have provided to Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the most current draft of the Company Acquisition Agreement to be entered into in respect of such Superior Proposal and any other material documents with respect thereto;

      (iii)   during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

      (iv)   at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) (which shall apply mutatis mutandis) with respect to such new written notice.

   (f)   Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board (or a duly authorized committee thereof) may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation if the Company Board (or a duly authorized committee thereof) determines in good faith that an Intervening Event has occurred and is continuing, subject to the requirements of this Section 5.3(f). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(f) unless:

      (i)   the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

      (ii)   the Company shall have provided to Parent at least four Business Days’ prior written notice of the Company’s intention to take such action, which notice shall specify the basis for such Change of Board Recommendation, including all available material information with respect to such Intervening Event;

      (iii)   during such four Business Day period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed in writing by Parent and intended to enable the Company Board to proceed with the Company Board Recommendation; and

      (iv)   at the end of such four Business Day period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent no later than 11:59 a.m., New York City time, on the last day of such four Business Day period, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

   (g)   Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate Applicable Law. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

   (h)   The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

   (i)   For purposes of this Agreement:

      (i)   “Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (A) a merger, consolidation or other business combination transaction involving the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 20% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other the Merger).

      (ii)   “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) that is not solicited or received in violation of this Section 5.3 and that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any Proposed Changed Terms).

      (iii)   “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company and its Subsidiaries that (A) was not known to or by the Company Board and could not reasonably be expected to have been known to or by the Company Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequences of which were not known and could not reasonably be expected to have been known to or by the Company Board as of or prior to the date of this Agreement), and (B) does not involve or relate to the receipt, existence or terms of an Acquisition Proposal.

      (iv)   “Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 50% of the equity financing of such group of Persons at all times following the Solicitation Period End Date), from whom the Company or any of its Representatives has received a bona fide Acquisition Proposal after the date of execution of this Agreement and prior to the Solicitation Period End Date and with whom the Company or any of its Representatives are engaged in good faith negotiations with respect to such Acquisition Proposal as of the Solicitation Period End Date and, on or before the Solicitation Period End Date, the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and such Acquisition Proposal has not been withdrawn and has not expired or been terminated as of the Solicitation Period End Date. Notwithstanding anything contained in this Section 5.3 to the contrary, any Exempted Person shall cease to be an Exempted Person for all purposes under this Agreement upon the earlier to occur of (A) such time as the Acquisition Proposal made by such Person is withdrawn, expires or is terminated (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by such Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal) and (B) the 30th calendar day after the Solicitation Period End Date; provided, that, such date shall be automatically extended to be two Business Days after the end of any Notice Period that would otherwise expire following such 30th calendar day deadline (unless, prior to such time, the Company has entered into a Company Acquisition Agreement with respect to such Superior Proposal and terminated this Agreement in accordance with Section 7.1(f)).

5.4   SEC Filings; Other Actions.

   (a)   As promptly as reasonably practicable after the execution of this Agreement, but no later than within twenty Business Days, the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to a Change of Board Recommendation having been effected in accordance with Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use its reasonable best efforts to respond to and resolve as promptly as practicable any comments by the SEC staff in respect of the Proxy Statement. The Company will cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement, and in no event more than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided, however, that the Company shall not be obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five Business Days after the Solicitation Period End Date. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable following the Company’s reasonable request therefor. The Company and Parent each agree to promptly correct any information provided by it for use in the Proxy Statement that shall have become false or misleading in any material respect.

   (b)   Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of the Proxy Statement (but no later than thirty-five days thereafter, unless otherwise mutually agreed by Parent and the Company) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Board Recommendation having been effected in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including by postponing or adjourning the Company Meeting, after consultation with Parent, to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary). The Company may postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (v) if required by Law.

5.5   Appropriate Action; Consents; Filings.

   (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including in connection with applicable Competition Laws), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and, in any event, file all required HSR Act notifications within ten (10) Business Days after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing shall be governed exclusively by Section 5.10 and Section 5.11, and not this Section 5.5.

   (b)   Without limiting this Section 5.5, Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall, at the written request of the Company, use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Extended Outside Date). Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions.

   (c)   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.

5.6   Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 being incapable of satisfaction. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7   Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent. The Company shall file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits.

5.8   Employee Benefit Matters.

   (a)   From the Effective Time until December 31, 2017, except as otherwise agreed with the Chief Executive Officer of the Surviving Corporation, Parent shall (i) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains so employed immediately after the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide benefits and target annual cash bonus opportunity (excluding equity award compensation) to each Continuing Employee that are substantially comparable in the aggregate to the benefits and target annual cash bonus opportunity (excluding equity award compensation) provided to the Continuing Employees immediately prior to the Effective Time under the Company Benefit Plans listed in Section 3.11(a) of the Company Disclosure Schedule.

   (b)   Without limiting the generality of Section 5.8(a), Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to honor in accordance with their terms (including the terms to amend, modify or terminate) all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any employee), in each case, listed on Section 3.11(a) of the Company Disclosure Schedule.

   (c)   With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of vacation, paid time off and severance benefits, and vesting (but not for purposes of benefit accruals, early retirement subsidies, or in relation to any equity or equity-based compensation or benefit) each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation, to the same extent and for the same purpose as such service was credited to such Continuing Employee under the analogous Company Benefit Plan as of the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

   (d)   Parent shall use, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to use, commercially reasonable efforts to: (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would have applied or would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time; and (ii) to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time but in such calendar year.

   (e)   Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture that did not apply under the applicable Company Benefit Plan as of the date hereof and shall not limit future accrual to the extent not limited under the applicable Company Benefit Plan as of the date hereof.

   (f)   Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9   Indemnification.

   (a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with the Company or its Subsidiaries, including as a fiduciary of a Company Benefit Plan, occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

   (b)   Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

   (c)   For six years from and after the Effective Time, Parent shall maintain for the benefit of those persons that are directors and officers of the Company as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

   (d)   In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

   (e)   The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule. From and after the Effective Time, the obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

   (f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10   Financing.

   (a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing and to consummate the Debt Financing on the Closing Date in accordance with the terms of the Debt Commitment Letter, including the following:

      (i)   maintaining in effect the Debt Commitment Letter and not permitting, without the prior written consent of the Company, any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) below the amount necessary to consummate the transactions contemplated by this Agreement (unless the Equity Financing has been increased by a corresponding amount or Alternative Debt Financing has been made available in a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay (taking into account the Marketing Period) or prevent the Closing or (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) on the Closing Date less likely to occur (provided, that (x) Parent may amend or amend and restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof; and (y) Parent shall keep the Company reasonably apprised of the status of the Debt Financing, and shall promptly furnish to the Company copies of any drafts of definitive agreements or other definitive documentation with respect to such amendment, modification, waiver or replacement of any Debt Commitment Letter that could reasonably be expected to affect the Debt Financing in the manner contemplated by the foregoing subclauses (A) and (B) of this clause (i));

      (ii)   satisfying on or prior to the Closing Date all conditions to the Debt Financing that are applicable to, and within the control of, Parent and/or the Parent Subsidiaries; and

      (iii)   negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter or as may otherwise be agreed (taking into account the limitations on amendments thereto as set forth in Section 5.10(a)(i)) (including any “market flex” provisions related thereto) and providing copies of drafts thereof exchanged with the Financing Sources to the Company following the Company’s reasonable request therefor.

   (b)   Parent shall give the Company prompt notice of (i) any material breach or repudiation by any party to the Commitment Letters of which Parent becomes aware if such breach could reasonably be expected to result in a material delay of the Closing Date or (ii) the receipt of any written notice of termination of the Debt Commitment Letter.

   (c)   In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement and as a result of which alternative financing sources are not otherwise then available), Parent shall, as promptly as practicable, notify the Company of such event and the reasons therefor (to the extent known) and use its reasonable best efforts to obtain alternative financing (“Alternative Debt Financing”) on terms and conditions no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than those set forth in the Debt Commitment Letter in an amount, when added to the portion of the Financing being replaced that is still available, such that the aggregate funds available to Parent at Closing will be sufficient to consummate the transactions contemplated by this Agreement. In the event that Parent obtains Alternative Debt Financing pursuant to this Section 5.10(c), references to the “Debt Financing,” the “Financing,” the “Debt Commitment Letter” and the “Commitment Letters” (and other like terms in this Agreement) shall be deemed to be modified to refer to such Alternative Debt Financing.

   (d)   Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.10 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) seek the Equity Financing from any source other than the investment funds party to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letter (including all “market flex” provisions related thereto).

5.11   Debt Financing Cooperation.

   (a)   Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such cooperation in connection with the arrangement, syndication and consummation of the Debt Financing as is reasonably requested by Parent; provided, that the Company shall in no event be required to provide such assistance that shall unreasonably interfere with its business operations. Such assistance shall include the following, each of which shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:

      (i)   participation by the senior management team of the Company in the marketing activities undertaken in connection with the marketing of the Debt Financing, including (A) preparation of customary marketing material and due diligence sessions and drafting sessions related thereto and (B) a reasonable number of road shows and meetings with prospective lenders and debt investors (including a customary lender meeting with the Financing Sources acting as lead arrangers or agents for, and material prospective Financing Sources for, the Debt Financing);

      (ii)   participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

      (iii)   delivery to Parent and its Financing Sources of the Financing Information and Financing Deliverables;

      (iv)   providing and executing documents as may be reasonably requested by Parent, including customary authorization letters and confirmations in connection with the Financing Information;

      (v)   subject to customary confidentiality agreements, using commercially reasonable efforts to cooperate with the due diligence investigation of the Financing Sources in connection with the Debt Financing, to the extent customary and reasonable;

      (vi)   reasonably cooperating with Parent in satisfying on a timely basis all conditions to funding set forth in the Debt Commitment Letter and the applicable Debt Financing Documents that are within the control of the Company;

      (vii)   if reasonably requested in writing at least ten (10) business days prior to Closing, providing at least three (3) Business Days prior to Closing, all documentation and other information with respect to the Company and the Subsidiaries of the Company that are guarantors under the Debt Financing Documents, that any Financing Source has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001);

      (viii)   cooperating in the prepayment in full and termination in full of any Existing Indebtedness of the Company or its Subsidiaries, the termination in full of all guaranties and security interests in connection therewith and the delivery of customary payoff letters, lien releases and termination documentation with respect to the foregoing, in each case reasonably satisfactory to Parent;

      (xi)   using reasonable best efforts to (A) permit the prospective Financing Sources involved in the Debt Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective Financing Sources to conduct customary commercial field examinations, inventory and intellectual property appraisals and make audits and appraisals delivered for the purposes of the Debt Financing;

      (x)   participation by senior management of the Company in the negotiation of the Debt Financing Documents; and

      (xi)   requesting that its independent auditors as of the Closing cooperate with the Debt Financing, including by providing the Specified Auditor Assistance;

provided, however, that, (A) no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Closing and (B) none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time.

   (b)   The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); provided, that the Company shall communicate in writing their comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions (but will cooperate in providing information with local counsel to the Company) or reliance letters in connection with the Debt Financing.

   (c)   The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. In addition, the Company agrees that, upon Parent’s reasonable request, it will cooperate with Parent to supplement the Financing Information so that Parent may most effectively access the financing markets.

   (d)

      (i)   As soon as reasonably practicable after the receipt of any written request by Parent or Merger Sub to do so, the Company shall use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts due pursuant to or under the Company’s 9.5% senior secured notes due 2018 (the “Existing Notes”), on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that Parent shall only request the Company to conduct any Debt Tender Offer in compliance with the documents governing the applicable debt securities and applicable federal securities Laws. The Company, and its counsel, shall be given a reasonable opportunity to review documentation with respect to any Debt Tender Offer before it is distributed to holders of the Existing Notes or filed with the SEC, as applicable, and Parent and Merger Sub shall give due consideration to any reasonable additions, deletions or changes suggested thereto by the Company or its counsel. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their respective reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts in assisting with the preparation of the offer to purchase, consent solicitation statement, letter of transmittal and/or form of consent. The Company (A) shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Parent and (B) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers. Parent shall ensure that, at the Effective Time, the Company has all funds necessary to pay for such notes that have been properly tendered and not withdrawn pursuant to the Debt Tender Offers. The dealer manager, solicitation agent, information agent, depositary, paying agent and/or any other agents retained in connection with the Debt Tender Offers shall be selected by Parent and shall be reasonably acceptable to the Company. Without limiting Section 5.11(e), the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent acknowledges that the consummation of any Debt Tender Offer is not a condition to Closing.

      (ii)   With respect to the Existing Notes, if requested by Parent or Merger Sub in writing on a timely basis, and solely to the extent permitted by the documents governing such securities, in lieu of commencing a Debt Tender Offer for such series, or in addition thereto, the Company shall, to the extent permitted by the applicable indenture or other documents governing such series of securities, (A) issue a notice of redemption at least 30 days but not more than 60 days before the redemption date agreed with Parent (or such later time as may be required by such indenture, other governing documents or law) for all of the outstanding aggregate principal amount of the Existing Notes pursuant to the requisite provisions of such indenture or other governing documents or (B) take any actions reasonably requested by Parent that are customary or necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of the Existing Notes pursuant to the applicable section of such governing documents, and shall redeem, defease or satisfy and/or discharge, as applicable, such series in accordance with the terms of such governing documents at the Effective Time; provided, that any such redemption, defeasance, satisfaction and/or discharge must be conditioned on the occurrence of the Closing and shall be required only to the extent such condition is permitted by the documents governing the applicable debt securities. Parent shall only request the Company to conduct any transaction contemplated by this Section 5.11(d)(ii) in compliance with the documents governing the applicable debt securities and applicable federal securities Laws. The Company, and its counsel, shall be given a reasonable opportunity to review documentation with respect to any redemption, defeasance, satisfaction and/or discharge of the Existing Notes before it is distributed to holders of the Existing Notes or filed with the SEC, as applicable, and Parent and Merger Sub shall give due consideration to any reasonable additions, deletions or changes suggested thereto by the Company or its counsel. Parent shall ensure that, at the Effective Time, the Company has all funds necessary in connection with any such redemption, defeasance, satisfaction and/or discharge. Parent acknowledges that the consummation of any redemption, defeasance, satisfaction and/or discharge of the Existing Notes is not a condition to Closing.

   (e)   Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with their cooperation with the arrangement, syndication and consummation of the Debt Financing, the Debt Tender Offers and any redemption, defeasance, satisfaction and/or discharge of the Existing Notes pursuant to this Section 5.11; provided, however, that the foregoing shall not apply in the Company’s or its Subsidiaries’, or any of their respective Representatives’, willful misconduct or gross negligence. Parent shall promptly reimburse the Company for all documented out-of-pocket third party costs and expenses incurred by the Company in connection with its cooperation pursuant to this Section 5.11.

   (f)   Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.

5.12   Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.13   Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.14   Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15   Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, including the Merger (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.16   Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1   Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

   (a)   The Company Stockholder Approval shall have been obtained.

   (b)   The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

   (c)   Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated, and any applicable Mexican Competition Law Approval shall have been obtained.

6.2   Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

   (a)   Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

   (b)   Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

   (c)   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3   Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

   (a)   Each representation and warranty of the Company (i) contained in Section 3.2(a) (Capitalization) shall be true and correct in all respects (other than de minimis exceptions) at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); (ii) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.18 (Broker’s Fees) shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) set forth in Article 3 (other than the representations and warranties referenced in the immediately foregoing clauses (i) and (ii)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

   (b)   The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

   (c)   Since the date of this Agreement, there has not been any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

   (d)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

   (e)   The Company shall have delivered to Parent a statement in accordance with Treasury Regulations Sections 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

6.4   Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

   (a)   By mutual written consent of Parent and the Company;

   (b)   By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

   (c)   By either the Company or Parent, if any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.5;

   (d)   By either the Company or Parent if the Effective Time shall not have occurred on or before January 26, 2017 (the “Initial Outside Date”); provided, that in the event that at the Initial Outside Date, all of the conditions in Article 6 other than Sections 6.1(b) or 6.1(c) have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), or have been waived by Parent and Merger Sub or the Company, as applicable, then Parent or the Company may, by written notice to the other party prior to 5:00 p.m. (New York City time) on the Initial Outside Date, extend the Outside Date to a later date, but in no event later than February 23, 2017 (the “Extended Outside Date”); provided that neither the Company nor Parent may terminate this Agreement or extend the Outside Date pursuant to this Section 7.1(d) if it is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date.

   (e)   By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not (in and of itself) result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)); provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (New York City time) on the 15th calendar day following the date on which such right to terminate first arose;

   (f)   By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected, or determined to effect substantially concurrently with a termination pursuant to this Section 7.1(f), a Change of Board Recommendation with respect to a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.3 with respect to such Superior Proposal and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that such termination pursuant to this Section 7.1(f) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement unless prior to or concurrently with such termination the Company has paid the Company Termination Fee to or for the account of Parent pursuant to Section 7.3;

   (g)   By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

   (h)   By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

   (i)   By the Company, if: (i) the Marketing Period has ended and all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), (ii) the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder and the Financing contemplated by the Commitment Letters is funded, the Closing will occur and (iii) Parent fails to consummate the transactions contemplated by this Agreement within three Business Days after delivery of such notice; provided, however, that during such three Business Day period after delivery of such notice by the Company, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(d).

7.2   Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Section 5.2(b), Section 5.11(e), Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, Representatives or affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract, tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, that, subject to Section 7.3 and Section 7.4 (including the limitations on liability contained therein), nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

7.3   Company Termination Fee.

   (a)   The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $8,000,000; provided, however, that if the Company terminates this agreement pursuant to Section 7.1(f) prior to the Solicitation Period End Date or with respect to an Exempted Person, then the Company Termination Fee means $4,000,000.

   (b)   The parties hereto agree that if (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(g) (solely with respect to a breach of a covenant or agreement), (y) an Acquisition Proposal has been publicly announced or made to the Company after the date hereof and not withdrawn (i) in the case of termination pursuant to Section 7.1(g), prior to the date of such termination, or (ii) in the case of termination pursuant to Section 7.1(b), prior to the date of the Company Meeting, and (z) the Company enters into a Company Acquisition Agreement or consummates an Acquisition

Proposal within twelve months after such termination, then the Company shall pay the Company Termination Fee to Parent upon consummation of such Acquisition Proposal, and such amount, if any, paid pursuant to this Section 7.3(b) shall be reduced by the amount paid, if any, pursuant to Section 7.3(c). For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(i)(i), except that the references to “20%” shall be deemed to be references to “50%”.

   (c)   The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(g) (solely with respect to a breach of a covenant or agreement), then the Company shall pay to Parent the reasonable costs, fees and expenses incurred by Parent, its affiliates and their Representatives in connection with the investigation, due diligence, negotiation and documentation of this Agreement, such amount not to exceed $1,300,000 in the aggregate. In the event the foregoing payment is paid to Parent and the Company Termination Fee thereafter becomes payable pursuant to Section 7.3(b), the Company Termination Fee otherwise payable shall be reduced by the amount of such payment previously paid to Parent pursuant to this Section 7.3(c).

   (d)   All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

   (e)   Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 7.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (A) interest on the Company Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

   (f)   In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4   Parent Termination Fee.

   (a)   The parties agree that (i) if this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i), then Parent shall pay to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, $12,000,000 (the “Parent Termination Fee”).

   (b)   All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

   (c)   Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if Parent fails to pay the Parent Termination Fee when due, and, in order to obtain such payment, the Company commences a Proceeding that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company, together with the Parent Termination Fee, (A) interest on the Parent Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (B) the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

   (d)   Notwithstanding anything to the contrary in this Agreement, if Parent fails to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 or otherwise breaches this Agreement (including any Willful and Material Breach) or fails to perform its obligations hereunder, then, (i) except for the right of the Company to an injunction or specific performance in accordance with Section 8.14, the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) of the Company Related Parties against Parent, Merger Sub, the Guarantors, each of their respective affiliates or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates, Representatives or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling Person, stockholder, member, manager, director, officer, employee, agent, affiliate, Representative or assignee of any of the foregoing (collectively, the “Parent Related Parties”) for such failure or breach shall be the right of the Company to terminate this Agreement as provided (and solely to the extent provided) in Section 7.1 and receive payment of the Parent Termination Fee pursuant to and solely to the extent provided by Section 7.4(a), either directly from Parent or from the Guarantors pursuant to the Guaranty, and (ii) following termination of this Agreement as provided (and solely to the extent provided) in Section 7.1 and payment of the Parent Termination Fee pursuant to and solely to the extent provided by Section 7.4(a), none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties for any losses or damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach (including any Willful and Material Breach) or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise).

   (e)   In the event that the Company terminates this Agreement in accordance with Section 7.1(h) or Section 7.1(i) and Parent or the Guarantors thereafter pay the Parent Termination Fee to the Company, then the Company agrees to cause any Proceeding pending in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing or the Guaranty) by the Company or any of its affiliates, and to use its reasonable best efforts to cause any such Proceeding by any other Company Related Party against Parent or any other Parent Related Party, to be dismissed with prejudice promptly, and in any event within three (3) Business Days, after payment of the Parent Termination Fee. In no event shall the Company or any other Company Related Party seek any monetary damages from, or otherwise bring any Proceeding against, Parent or any other Parent Related Party in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing or the Guaranty), other than a Proceeding to recover payment of the Parent Termination Fee to the extent the Parent Termination Fee is not paid when due pursuant to Section 7.4(a) or for an injunction or specific performance in accordance with Section 8.14. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than in accordance with Section 8.14.

7.5   Limitation on Recourse. Other than with respect to the right to specific performance of the Equity Commitment Letter to the extent permitted by and in accordance with Section 8.14 and the Equity Commitment Letter (any such claims under the Equity Commitment Letter, the “ECL Claims”), and (b) recourse against the Guarantors under the Guaranty to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims and such recourse against the Guarantors under the Guaranty, no Company Related Party or Parent Related Party (other than the Company, Parent or Merger Sub) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, no Company Related Party shall have any direct or indirect rights or claims against any Financing Party, in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement or the Debt Commitment Letter, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Nothing in this Section 7.5 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each of the other parties thereunder or in connection therewith.

7.6   Amendment.

   (a)   This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   (b)   Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.10, and 8.12(d) and this Section 7.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.5, 8.10, or 8.12(d) or this Section 7.6(b)) may not be modified, waived or terminated in a manner that is adverse to any Financing Party without the prior written consent of the Financing Sources.

7.7   Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2   Fees and Expenses. Subject to Sections 7.2, 7.3 and 7.4, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3   Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by nationally recognized overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice pursuant to a notice delivered in accordance with this Section 8.3):

If to Parent or Merger Sub, addressed to it at:

c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, NY 10065
Attention: Alexander M. Rose
Facsimile: (212) 906-0789
Email: arose@crestview.com

with a copy to (for information purposes only):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telecopy No.: (212) 446-4900
Attention: George P. Stamas
Alexander D. Fine
Email:gstamas@kirkland.com
           alexander.fine@kirkland.com

If to the Company, addressed to it at:

Accuride Corporation
7140 Office Circle
Evansville, IN 47716
Attention: General Counsel
Telephone: (812) 962-5000
Facsimile: (812) 962-5470
Email: smartin@accuridecorp.com

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Tel: (312) 876-7700
Fax: (312) 993-9767
Attention: Bradley C. Faris
Jason T. Morelli
Email:bradley.faris@lw.com
           jason.morelli@lw.com

8.4   Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Brillion SPA” means that certain stock purchase agreement, dated as of September 2, 2016, by and among the Company, Truck Components Inc. and Grede Holdings LLC.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company Material Adverse Effect” means any change, event, condition, occurrence, development or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions taken by the Company that are required under this Agreement or taken with the consent of Parent, (e) the public announcement or pendency of this Agreement and the Merger, including the identity of Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding its plans or intentions with respect to the conduct of the business of the Company or any of its Subsidiaries (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (f) any Transaction Litigation, (g) changes in the trading price or trading volume of Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Intellectual Property” means the Intellectual Property that is owned or licensed or otherwise used or held for use by the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Company Material Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments, whether written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting interests, capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Data Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including, without limitation, the Health Insurance Portability and Accountability Act (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, together with any fee letter referred to therein (with pricing terms and any other terms not relating to conditionality or availability of the Debt Financing being redacted), in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing in the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Merger Consideration.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letter” means the equity commitment letter, dated as of the date of this Agreement, between Parent and the investment funds named therein, (which provides that the Company is an express third party beneficiary thereof, to the extent and subject to the conditions set forth therein) and pursuant to which, upon the terms and subject to the conditions set forth therein, such investment funds have committed, directly or indirectly, to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means that certain Credit Agreement, dated as of July 11, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the subsidiaries of the Company from time to time party thereto, the lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in the section titled “Conditions to Initial Borrowing” set forth in Exhibit B and Exhibit C of the Debt Commitment Letter and (b) with respect to the Equity Financing, the conditions precedent to Parent and Merger Sub’s obligations under this Agreement set forth in Article 6.

“Financing Deliverables” means documents and other instruments reasonably requested by Parent in connection with the Debt Financing, including the following: (a) a solvency certificate in the form attached to the Debt Commitment Letter delivered by the Chief Financial Officer of the Company (or other officer of equivalent duties) and customary perfection certificates required in connection with the Debt Financing, and organizational documents and good standing certificates required by the Debt Commitment Letter and (b) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)) as expressly required by the Debt Commitment Letter, in each case in form and substance reasonably satisfactory to Parent; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Closing.

“Financing Information” means the following information with respect to the business, operations and financial condition of the Company and its Subsidiaries: (a) all financial and related information reasonably requested in writing by Parent and necessary to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income in each case as required pursuant to paragraph 9 of Exhibit D to the Debt Commitment Letter, (b) the audited and unaudited financial information required to be delivered pursuant to paragraph 10 of Exhibit D to the Debt Commitment Letter; provided, that the timely filing by the Company of the required financial statements on Form 10-K and Form 10-Q in accordance with the applicable rules and requirements of the SEC shall satisfy the requirements of this clause (b), and (c) to the extent requested in writing by Parent, all other information reasonably and customarily required for the preparation of a confidential information memorandum to syndicate the loans included in the Debt Financing or as otherwise required to be delivered pursuant to paragraph 6 of Exhibit D to the Debt Commitment Letter.

“Financing Parties” means the Financing Sources and each of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their successors and permitted assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, noise, odor, mold, microbes, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property in any jurisdiction, including all: (a) patents and patent applications, and any reissues, divisionals, continuations, continuations-in-part, revisions, reexaminations, extensions and counterparts thereof and all invention disclosures; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and all other indicia of origin, and all applications, renewals, and registrations in connection therewith; (c) all copyrights and other intellectual property rights in any work of authorship (including copyrights, if any, in “look-and-feel”) (whether or not published), and all applications, renewals and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions (whether or not patentable or reduced to practice)), ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes, techniques, technologies technical data, protocols, methods, designs, drawings, layouts, industrial models, architectures, drawings, plans, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of Alex Rose and Dan Kilpatrick.

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof following the receipt by Parent of all of the Financing Information (other than such information that is customarily provided by an investment bank in the preparation of a confidential information memorandum); provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion or objected to the use of their audit opinions related to any audited financial statements included in such Financing Information, (B) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration by the Company Board, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has publicly announced that it has concluded that no restatement is required in accordance with GAAP, or (C) the Company shall have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured ; provided, further, that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing is consummated; provided, further, that if the Company reasonably believes it has delivered the applicable Financing Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Financing Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity what portions of the Financing Information are missing or unsuitable); provided that (i) the Marketing Period shall not commence prior to the date that the definitive Proxy Statement is first mailed to the Company’s stockholders, (ii) the Marketing Period shall commence no earlier than September 6, 2016, (iii) November 24, 2016 and November 25, 2016 shall not be considered a Business Day for the purposes of the Marketing Period and (iv) the Marketing Period shall either end on or prior to December 16, 2016 or, if the Marketing Period has not ended on or prior to December 16, 2016, then the Marketing Period shall commence no earlier than January 6, 2017.

“Mexican Competition Law Approval” means the approval formally issued and notified by the Federal Economic Competition Commission of Mexico, or the expiration or termination of the applicable review period, pursuant to and in compliance with the formalities of the Federal Law of Economic Competition of Mexico.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (d) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Real Property, (ii) matters of record, (iii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record, in the case of clauses (ii), (iii) and (iv), that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means information, in any form, that identifies an individual or, in combination with any other information or data in the possession of the Company or any of its Subsidiaries, could be used to identify an individual.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceedings” means all actions, suits, claims, litigation or proceedings, in each case, by or before any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Materials).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs and other software (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Auditor Assistance” means (a) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or its Financing Sources and (b) providing customary consents to the inclusion of audit reports in any relevant public registration statement.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax (however denominated) or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, premium, natural resources, severance, goods and services, net worth, capital stock, business license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental (including under Section 59A of the Code), equity, disability, escheat or abandoned or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

8.5   Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 5.3(i)(i)
“Agreement”	Preamble
“Alternative Debt Financing”	Section 5.10(c)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Change of Board Recommendation”	Section 5.3(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(b)
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Cash Award Schedule”	Section 3.11(a)
“Company Cash Awards”	Section 3.11(a)
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	Article 3
“Company Equity Plan”	Section 2.4(c)
“Company Lease Agreements”	Section 3.14(b)
“Company Leased Real Property”	Section 3.14(b)
“Company Material Contracts”	Section 3.16(b)
“Company Meeting”	Section 5.4(b)
“Company Option”	Section 2.4(a)
“Company Owned Real Property”	Section 3.14(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Real Property”	Section 3.14(c)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Related Parties”	Section 7.3(f)
“Company RSU”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stock Award Schedule	Section 3.2(a)
“Company Stock Awards”	Section 3.2(a)
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)

“Confidentiality Agreement”	Section 5.2(b)
“Continuing Employee”	Section 5.8(a)
“Debt Tender Offer”	Section 5.11(d)(i)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“ECL Claims”	Section 7.5
“Effect”	Section 8.4
“Effective Time”	Section 1.2
“Exempted Person”	Section 5.3(i)(iv)
“Existing Notes”	Section 5.11(d)(i)
“Extended Outside Date”	Section 7.1(d)
“FCPA”	Section 3.9
“Governmental Plan”	Section 3.11(a)
“Guarantor”	Recitals
“Guaranty”	Recitals
“Indemnitee”	Section 5.9(a)
“Initial Outside Date”	Section 7.1(d)
“Intervening Event”	Section 5.3(i)(iii)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.11(d)
“Notice Period”	Section 5.3(e)
“Parent”	Preamble
“Parent Related Parties”	Section 7.4(d)
“Parent Subsidiary”	Section 4.3(a)
“Parent Termination Fee”	Section 7.4(a)
“Paying Agent”	Section 2.2(a)
“Performance Cash Awards”	Section 3.11(a)
“Performance RSU”	Section 2.4(b)
“Permits”	Section 3.10
“Proposed Changed Terms”	Section 5.3(e)(iv)
“Proxy Statement”	Section 3.4(b)
“Shares”	Recitals
“Service Provider”	Section 3.11(a)
“Solicitation Period End Date”	Section 5.3(a)
“Solvent”	Section 4.9
“Superior Proposal”	Section 5.3(i)(ii)
“Surviving Corporation”	Section 1.1(a)
“Target Performance RSU Level”	Section 3.2(a)
“Target Performance RSUs”	Section 2.4(b)
“Time Bonus Awards”	Section 3.11(a)
“Title IV Plan”	Section 3.11(d)
“Transaction Litigation”	Section 5.15
“Transactions”	Section 1.1(a)
“Vested Performance RSU”	Section 2.4(b)

8.6   Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7   Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8   Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Schedule, the Guaranty and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10   No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Parties shall be express third party beneficiaries of and have the right to enforce Sections 7.5, 7.6(b), 8.10, and 8.12(d).

8.11   Mutual Drafting; Interpretation. Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” or “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

8.12   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

   (a)   This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

   (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

   (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

   (d)   Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in any New York state or federal court and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York shall govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12(c).

8.13   Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14   Specific Performance.

   (a)   The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in Section 8.14(b), prior to the termination of this Agreement in accordance with Section 7.1, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

   (b)   Notwithstanding the foregoing provisions of Section 8.14(a), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to enforce the terms of the Equity Commitment Letter against the investment funds party thereto and to cause the Equity Financing to be funded in order to fund the transactions contemplated hereby and to consummate the transactions contemplated by this Agreement, solely if, following the Marketing Period, (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has delivered an irrevocable written notice to Parent stating that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will take all actions that are within its control to cause the Closing to occur. For purposes of clarity, in no event will any party be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Notwithstanding anything to the contrary contained herein, while the Company may pursue both a grant of specific performance to the extent permitted by this Section 8.14 and the payment of monetary damages in connection with this Agreement or any termination hereof, including all or any portion of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 8.14 and payment of any monetary damages in connection with this Agreement or any termination hereof, including all or any portion of the Parent Termination Fee.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

ARMOR PARENT CORP.

By:	/s/ Alexander M. Rose
	Name:	Alexander M. Rose
	Title:	Vice President

Merger Sub:

ARMOR MERGER SUB CORP.

By:	/s/ Alexander M. Rose
	Name:	Alexander M. Rose
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

The Company:

ACCURIDE CORPORATION

By:	/s/ Richard F. Dauch
	Name:	Richard F. Dauch
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF
CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

EXHIBIT B

FORM OF BYLAWS
OF SURVIVING CORPORATION

Appendix B

Section 262 of the General Corporation Law of the State of Delaware
Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

September 2, 2016

Board of Directors
Accuride Corporation
7140 Office Circle
Evansville, IN 47715

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Accuride Corporation (the “Company”) in connection with the Agreement and Plan of Merger, dated as of September 2, 2016 (the “Merger Agreement”), by and among the Company, Armor Parent Corp. (“Parent”), and Armor Merger Sub Corp., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than dissenting shares, shares held by the Company as treasury stock and shares held directly by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub, will be converted into the right to receive $2.58 in cash (the “Merger Consideration”). We understand that, prior to execution of the Merger Agreement, the Company completed a divestiture (the “Brillion Transaction”) of its Brillion Iron Works division for anticipated net proceeds of approximately $11,700,000, as to which transaction we express no opinion.

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock (other than Parent and its affiliates).

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company (including information taking into account the Brillion Transaction) prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors Accuride Corporation September 2, 2016 Page 2

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction or the Brillion Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction, the Merger Agreement or any of the terms of, including any consideration received in connection with, the Brillion Transaction. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the

Board of Directors Accuride Corporation September 2, 2016 Page 3

Transaction or the Brillion Transaction or the relative merits of the Transaction or the Brillion Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction whether relative to the Merger Consideration or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its out-of-pocket expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, investment banking, commercial banking (including extension of credit) and other financial services to Charter Communications, Inc., a former portfolio company of Crestview Partners (“Crestview”), an affiliate of Parent, and Interoute Communications Holdings S.A., a Crestview portfolio company, and certain of their respective affiliates for which they have received, and in the future may receive, compensation. In addition, one or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including acting as a lender under the Company’s senior secured asset-based lending facility (aggregate commitment $15,000,000) since July 2013, which we expect to be repaid in connection with the Transaction. The DB Group may also provide investment and commercial banking services to Crestview, Parent, the Company and their respective affiliates and portfolio companies in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Crestview, Parent, the Company and their respective affiliates and portfolio companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

Appendix D

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of September 2, 2016 (this “Agreement”), and is between each of the undersigned parties (each a “Stockholder”, and collectively, the “Stockholders”), and Armor Parent Corp., a Delaware corporation (“Parent”).

RECITALS

A.   Concurrently with the execution of this Agreement, Parent, Armor Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Accuride Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Merger Sub (the “Merger”) and each outstanding Share (other than Shares to be cancelled or converted pursuant to Sections 2.1(b) and 2.1(c) of the Merger Agreement and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration specified therein.

B.   As of the date hereof, each Stockholder is the record and beneficial owner of such number of Shares as are set forth opposite its name on Schedule A attached hereto (the “Existing Shares” and, collectively, with any Shares subsequently acquired, whether pursuant to purchase or otherwise and including any Shares that any of the Stockholders have the right to vote or share in the voting of, the “Covered Shares”).

C.   As a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1.   Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

1.2.   Other Definitions. For purposes of this Agreement:

        (a)   “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, capital stock or other equity interests, by contract or credit arrangement, as trustee or executor, or otherwise.

        (b)   “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that for purposes of determining beneficial ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

        (c)   “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to any Person if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

        (d)   “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, hypothecation, encumbrance or disposition.

ARTICLE II

VOTING

2.1.   Agreement to Vote. Each Stockholder hereby agrees that, during the term of this Agreement, at the Company Meeting and at any other meeting of the stockholders of the Company pursuant to which the Company seeks to obtain the Company Stockholder Approval, however called, including any adjournment or postponement thereof, each Stockholder shall, to the fullest extent that the Covered Shares are entitled to vote thereon, (a) cause the Covered Shares beneficially owned by such Stockholder as of the applicable record date to be counted as present at each such meeting for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of the Covered Shares over which such Stockholder has voting power as of the applicable record date in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or otherwise necessary for the consummation of the transactions contemplated by the Merger Agreement.

2.2.   No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Shares, and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Shares (other than, in each of clauses (a) or (b), as contemplated by Section 2.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.   Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:

        (a)   Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any stockholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

        (b)   Ownership. The Existing Shares are, and all of the Covered Shares will be throughout the term of this Agreement (except to the extent any such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer), owned beneficially and of record by such Stockholder. Such stockholder has good and marketable title to the Existing Shares, free and clear of any Liens, other than those imposed by applicable securities laws. As of the date hereof, the Existing Shares constitute all of the Shares beneficially owned or owned of record by such Stockholder. Except as provided in this Agreement, such Stockholder has the sole right and authority to vote and dispose of the Covered Shares.

        (c)   No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Stockholder is a party or by which such Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder in any material respect or to consummate the transactions contemplated hereby.

        (d)   No Consent. The execution and delivery of this Agreement by such Stockholder does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of any Governmental Entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits would not prevent or materially delay the performance by the Stockholder of his or her obligations under this Agreement.

        (e)   Acknowledgment. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its choice, and understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.2.   Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

        (a)   Authorization; Validity of Agreement; Necessary Action. Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent or any stockholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

        (b)   No Violation. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Parent or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder in any material respect or to consummate the transactions contemplated hereby.

        (c)   No Consent. The execution and delivery of this Agreement by Parent does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require Parent to obtain any consent, approval, authorization or permit of any Governmental Entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits would not prevent or materially delay the performance by the Stockholder of his or her obligations under this Agreement.

ARTICLE IV

OTHER COVENANTS

4.1.   Prohibition on Transfers, Other Actions. During the term of this Agreement, each Stockholder hereby agrees not to: (i) offer to Transfer, Transfer or consent to Transfer any of the Covered Shares or any voting interest therein, unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with such Stockholder’s covenants and obligations under this Agreement; or (iii) take any action that would restrict such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

4.2.   Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.   Waiver of Dissenters’ Rights and Proceedings. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of dissent and appraisal under Section 262 of the DGCL to the extent such Stockholder is entitled to such rights under such Section 262. Each Stockholder hereby irrevocably agrees not to commence or participate in any Proceeding, derivative or otherwise, (i) against the Company or any of its respective Representatives or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Proceeding alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution or delivery of the Merger Agreement or the consummation of the Merger or (ii) challenging the validity or seeking to enjoin the operation of any provision of this Agreement.

4.4.   Non-Solicitation.

        (a)   During the term of this Agreement, except as permitted by Section 4.4(c), each Stockholder shall not, and shall cause its Representatives (including any investment or operating professionals of Cetus Capital, LLC or its Affiliates) not to on behalf of such Stockholder, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal (whether from such Stockholder or its affiliates or any other Third Party) or the making or submission thereof or (ii) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding any Acquisition Proposal (other than to inform any Third Party of the existence of the provisions contained in this Section 4.4) or (iii) furnish or provide any nonpublic information in connection with any Acquisition Proposal. From and after the date of this Agreement and during the term of this Agreement, except as permitted by Section 4.4(c), each Stockholder shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal.

        (b)   Without limiting the generality of Section 4.4(a), during the term of this Agreement, except as permitted by Section 4.4(c), each Stockholder shall not, and shall cause its Representatives (including any investment or operating professionals of Cetus Capital, LLC or its Affiliates) not to, directly or indirectly, (i) solicit proxies or become a participant in a solicitation (as such terms are defined in Rule 14a-1 under the Exchange Act (disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), in opposition to or competition with the consummation of the Merger or otherwise encourage, advise or assist any Third Party in taking or planning any action which would reasonably be expected to compete, impede or interfere with the consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) directly or indirectly encourage, initiate, or cooperate in a stockholder’s vote or action by consent of the Company’s stockholders (whether by means of voting shares of capital stock or executing any written consent thereof or otherwise) in opposition to or in competition with the consummation of the Merger, (iii) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger or (iv) unless required by applicable law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this letter agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent.

        (c)   Notwithstanding anything to the contrary set forth in Section 4.4(a) or Section 4.4(b): (i) during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the Solicitation Period End Date, to the extent requested by the Company, each Stockholder and its Affiliates may take any action contemplated by Section 5.3(a) of the Merger Agreement with respect to an Acquisition Proposal as if they were “Representatives” of the Company thereunder; provided, that such Stockholder and its Affiliates shall not make (or participate as an investor or financing source in) an Acquisition Proposal themselves; and (ii) following the Solicitation Period End Date, to the extent requested by the Company, each Stockholder and its Affiliates may continue to engage in any activities described in the second sentence of Section 5.3(b) of the Merger Agreement, but only with respect to Acquisition Proposals submitted by Exempted Persons on or before the Solicitation Period End Date to the extent that the Company would be permitted to engage in such activities under Section 5.3 of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1.   Termination. This Agreement shall remain in effect until the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the date on which the Company Board makes a Change of Board Recommendation; (d) the date upon which any amendment of, modification to, or waiver under, the Merger Agreement is entered into or given that is adverse in any material respect to the Stockholder, in its capacity as such, without such Stockholder’s prior written consent; and (e) February 23, 2017; provided, that the provisions of this Article V shall survive any termination of this Agreement. No termination of this Agreement shall relieve any party of liability, or otherwise limit any party’s liability, for any willful and material breach of this Agreement occurring prior to such termination.

5.2.   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to each Stockholder or a transferee in a Permitted Transfer, as applicable, and Parent shall have no authority to direct any Stockholder or such transferee in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.   Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Armor Parent Corp.
c/o Crestview Partners III, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
Attention: Alexander M. Rose
Facsimile: 212-906-0789
Email:      arose@crestview.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telecopy No.: (212) 446-4900
Attention: Alexander D. Fine
Email:      alexander.fine@kirkland.com

if to a Stockholder, to the address set forth on Schedule A attached hereto

5.4.   Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

5.5.   Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6.   Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(c).

5.8.   Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.9.   Remedies.

        (a)   In the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

        (b)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12. Capacity as a Stockholder. Each Stockholder makes its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Shares. Notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by any Stockholder or it Representatives and Affiliates or any other Person solely in their capacity as directors or officers of the Company, and none of such actions taken shall be deemed to constitute a breach of this Agreement by such Stockholder.

5.13. Fees and Expenses. Each party hereto shall pay its own fees and expenses (including those of its counsel and other advisors) incurred in connection with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

STOCKHOLDERS
CETUS CAPITAL II, LLC
By:	Littlejohn Fund IV, L.P., manager
By:	Littlejohn Associates IV, L.L.C., its general partner

/s/ Robert E. Davis
	Name:	Robert E. Davis
	Title:	Authorized Signatory

CETUS CAPITAL III, L.P.
By:	Littlejohn Fund V, L.P., manager
Littlejohsn Fund V-A, L.P., manager
By:	Littlejohn Associates V, L.L.C., its general partner

/s/ Robert E. Davis
	Name:	Robert E. Davis
	Title:	Authorized Signatory

CETUS CAPITAL, LLC
By:	Littlejohn Fund III, L.P., manager
By:	Littlejohn Associates III, L.L.C., its general partner

/s/ Robert E. Davis
	Name:	Robert E. Davis
	Title:	Authorized Signatory

LITTLEJOHN OPPORTUNITIES MASTER FUND L.P.
By:	Littlejohn Opportunities GP LLC, its general partner

/s/ Robert E. Davis
	Name:	Robert E. Davis
	Title:	Authorized Signatory

SG DISTRESSED FUND, L.P.
By:	Littlejohn Opportunities GP LLC, its general partner

/s/ Robert E. Davis
	Name:	Robert E. Davis
	Title:	Authorized Signatory

ROBERT E. DAVIS

/s/ Robert E. Davis

RICHARD E. MAYBAUM

/s/ Richard E. Maybaum

ARMOR PARENT CORP.

By	/s/ Alexander M. Rose
	Name:	Alexander M. Rose
	Title:	Vice President